Exhibit 10.1

LOAN AND SECURITY AGREEMENT

AB CRE PDF TNVA1 LLC,

as Borrower,

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Agent,

THE LENDERS NAMED HEREIN,

as Lenders,

Dated as of December 7, 2023

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SECTION 6.	REPRESENTATIONS AND WARRANTIES

6.01	Organization, Etc.	55
6.02	Authorization, Compliance, Etc.	55
6.03	Litigation; Judgments; Bankruptcy	56
6.04	Location of Books and Records	56
6.05	Due Execution; Enforceability	56
6.06	No Default	56
6.07	Debt	56
6.08	Margin Regulations	56
6.09	Investment Company	56
6.10	Solvency	57
6.11	ERISA	57
6.12	Taxes	57
6.13	No Reliance	57
6.14	Organization; Subsidiaries; Single-Purpose Entity	57
6.15	USA Patriot Act Compliance/Sanctions/FCPA	58
6.16	Judgments/Bankruptcy	59
6.17	Financial Statements	59
6.18	True and Complete Disclosure	59
6.19	Beneficial Ownership Certification	59
6.20	Foreign Person	59
6.21	Compliance	59
6.22	Licenses and Permits	60
6.23	Regulation Q; Small Business Investment Act; National Bank Act	60

SECTION 7.	COVENANTS OF BORROWER

7.01	Preservation of Existence; Compliance with Law	60
7.02	Taxes, Etc.	60
7.03	Notice of Proceedings or Adverse Change	61
7.04	Financial Reporting and Information	61
7.05	Books and Records and Inspection Rights	62
7.06	ERISA Matters	62
7.07	No Transfers, Liens	63
7.08	Transactions with Affiliates	63
7.09	Consolidations, Mergers and Sales of Assets	63
7.10	Single-Purpose Entity	63
7.11	Plan Assets; Prohibited Transactions	69
7.12	Organizational Documents	69
7.13	Distributions	70
7.14	KYC Requirements	70
7.15	USA Patriot Act Compliance; Anti-Terrorism Compliance; Sanctions Compliance	70
7.16	Title Insurance	71
7.17	Federal Reserve Regulations	71

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7.18	Access to Mortgaged Property	71
7.19	Award and Insurance Benefits	71
7.20	Environmental Covenants	72
7.21	Insurance	72
7.22	Zoning	72
7.23	No Joint Assessment	72
7.24	Future Advances	72

SECTION 8.	EVENTS OF DEFAULT

8.01	Events of Default	72
8.02	Remedies Upon Default	76
8.03	No Duty of Agent	78

SECTION 9.	MISCELLANEOUS

9.01	Waiver	79
9.02	Notices	79
9.03	Indemnification and Expenses	80
9.04	Modification, Waiver in Writing	84
9.05	Assignments/Participations/Information Sharing	84
9.06	Cooperation	87
9.07	Survival	88
9.08	Captions	88
9.09	Counterparts	88
9.10	Loan Agreement Constitutes Security Agreement; Governing Law	89
9.11	SUBMISSION TO JURISDICTION; AGENT FOR SERVICE	89
9.12	WAIVER OF JURY TRIAL	90
9.13	No Reliance; Disclaimers	90
9.14	Hypothecation	91
9.15	Severability	91
9.16	Preferences; Waiver of Marshalling of Assets	91
9.17	Offsets, Counterclaims and Defenses	92
9.18	Conflict; Construction of Documents	92
9.19	Brokers and Financial Advisors	92
9.20	Estoppel Certificates	92
9.21	No Joint Venture or Partnership; No Third-Party Beneficiaries	93
9.22	Prior Agreements	93
9.23	Schedules and Exhibits Incorporated	93
9.24	Confidentiality	93
9.25	PATRIOT Act Records	94
9.26	Adjustments; Set-Off	95
9.27	WAIVER OF SPECIAL DAMAGES	95
9.28	Remedies of Borrower	96
9.29	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	96

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SECTION 10.	COLLATERALLY ASSIGNED LOAN AND COLLATERALLY ASSIGNED LOAN DOCUMENTS

10.01	Representations Regarding the Collaterally Assigned Loan	97
10.02	Covenants Regarding the Collaterally Assigned Loan	101
10.03	Additional Collateral and Further Information	109
10.04	Servicing	110
10.05	Protective Advances	112
10.06	Enforcement of Collaterally Assigned Loan Documents	113

SECTION 11.	AGENT

11.01	Performance by Agent	114
11.02	Actions	114
11.03	Nonliability of Agent and Lenders	115
11.04	Authorization and Action	115
11.05	Agent as Lender	116

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LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT dated as of December 7, 2023 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between AB CRE PDF TNVA1 LLC, a Delaware limited liability company, having its principal place of business at 1345 Avenue of the Americas, New York, New York 10105 (“Borrower”), HSBC BANK USA, NATIONAL ASSOCIATION, a bank organized under the laws of the United States of America (“HSBC”), having an address at 452 Fifth Avenue, New York, New York 10018, as administrative agent (including any of its successors and assigns, “Agent”) for itself and the other Lenders signatory hereto (collectively, together with such other co-lenders as may exist from time to time, “Lenders”), and the Lenders signatory hereto.

RECITALS

A. The entities identified as “Fee Owner” on Schedule 1 hereto (individually or collectively as the context may require, the “Fee Owner”), are the fee simple owners of each respective property set forth on Schedule 1 hereto;

B. Fee Owner requested, and Borrower (or the entities identified as “Original Lender” on Schedule 1 hereto, as predecessor-in-interest to Borrower, if applicable) made, a mortgage loan to such Fee Owner in the maximum principal amount set forth on Schedule 1 hereto (individually or collectively as the context may require, the “Collaterally Assigned Loan”);

C. The Collaterally Assigned Loan (x) was advanced and will be advanced by Borrower (or the entities identified as “Original Lender” on Schedule 1 hereto, as predecessor-in-interest to Borrower, if applicable) in accordance with the Collaterally Assigned Loan Agreement and used by Fee Owner to pay, as the context so requires, for costs incurred in connection with the operation and maintenance of the Mortgaged Property (and other costs pursuant to the terms of the applicable Collaterally Assigned Loan Agreement) and (y) is evidenced by the Collaterally Assigned Loan Documents (as defined herein) and secured by, among other things, the Mortgaged Property (each as defined herein);

D. Borrower has requested that Lenders make a loan to Borrower (the “Loan”) in the aggregate maximum “Allocated Loan Amount” set forth on Schedule 1 hereto for each Collaterally Assigned Loan described on Schedule 1 hereto (the “Loan Amount”), the proceeds of which will be used to partially reimburse Borrower for its advances of the applicable Collaterally Assigned Loan to the related Fee Owner and as otherwise expressly set forth herein. The Loan (x) shall be secured by, among other things, a first priority security interest in the Collaterally Assigned Loan Documents and (y) will be advanced by Lenders in accordance with the terms hereof;

E. Each Lender is severally willing to make such Lender’s Ratable Share of the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents; and

F. Each Lender has agreed to make the Loan to Borrower and Agent has agreed to administer the Loan upon the terms and conditions set forth herein. Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. DEFINITIONS AND ACCOUNTING MATTERS.

1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Accepted Servicing Practices” shall mean with respect to Borrower or any third party servicer, those mortgage servicing practices (including financial calculations and collection procedures) of customary and prudent institutions that service mortgage loan assets of the same type as the Collaterally Assigned Loan in the jurisdiction where the Mortgaged Property is located and in all material respects in material compliance with applicable regulations imposed upon such Person and in accordance with any applicable Legal Requirement. For the purposes of clarification, Accepted Servicing Practices shall entail no less than the same care, skill, prudence and diligence with which Borrower or its Affiliates services and administers similar mortgage loans for itself and for other third-party portfolios, giving due consideration to customary and usual standards of practice of prudent institutions servicing their own loans.

“Accrual Period” shall mean the period commencing on and including the fifteenth (15th) calendar day of each calendar month during the term of the Loan and ending on and including the fourteenth (14th) calendar day of the following calendar month; provided, however, that the initial Accrual Period shall commence on and include the Effective Date and shall end on and include the fourteenth (14th) day of the calendar month following the month in which the Effective Date occurs.

“Account Bank” shall mean HSBC, or any successor appointed by Agent in its sole reasonable discretion and, provided that no Event of Default exists, approved by Borrower in its reasonable discretion.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding–up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of ninety (90) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the express written consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the express written consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors or (f) that such Person shall admit in writing its inability to pay its debts generally as they become due.

“Action Plan” shall have the meaning set forth in Section 10.06(c).

“Additional Costs” shall have the meaning set forth in Section 2.05.

“Advance” shall mean a disbursement by Lenders of all or a portion of the proceeds of the Loan pursuant to the terms hereof.

“Advance Conditions” shall have the meaning set forth in Section 2.01(b).

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person that (a) directly or indirectly, owns more than twenty percent (20%) of such Person, (b) is in Control of, is Controlled by or is under common ownership or Control with such Person or (c) is a director or officer of such Person or of an Affiliate of such Person, in each case, acting in such capacity.

“Agent” shall mean HSBC, together with its successors and assigns, acting in its capacity as administrative agent to the Lenders hereunder and under the other Loan Documents.

“Agent’s Register” shall have the meaning set forth in Section 9.05(e).

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Allocated Loan Amount” shall mean, the “Allocated Loan Amount” for the applicable Collaterally Assigned Loan as set forth on Schedule 1 hereto.

“Applicable Interest Rate” shall mean, as applicable and in effect pursuant to the terms of this Agreement (a) Term SOFR plus the Margin, (b) Daily Term SOFR plus the Margin, (c) the Reference Rate plus the Margin, or (d) the Benchmark Replacement plus the Margin.

“Applicable Lending Office” shall mean the related “Lending Office” of each Lender (or of an Affiliate of such Lender) designated for such Lender on the signature page hereof or such other office of Lender (or of an Affiliate of Lender) as each Lender may from time to time specify to Borrower as the office by which the Loan is to be made and/or maintained by such Lender.

“Appraisal” shall mean a written statement setting forth an opinion of the market value of the Mortgaged Property that (a) has been independently and impartially prepared by a member of the American Institute of Real Estate Appraisers directly engaged by Agent, (b) meets the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA), and (c) has been reviewed as to form and content and approved by Agent in its reasonable discretion.

“Approval”, “Approved”, “approval” or “approved” shall mean, as the context so determines, an approval in writing given to the party seeking approval after disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted, in each case, to the extent known by the party seeking approval.

“Approved Budget” shall have the meaning set forth in Section 10.02(a).

“Approved Accounting Method” shall mean either (a) GAAP or (b) another sound accounting method consistently applied and approved by Agent in its reasonable discretion.

“Approved Action Plan” shall have the meaning set forth in Section 10.06(d).

“Assignee” shall have the meaning set forth in Section 9.05(b).

“Assignment of ALR” shall mean, collectively, each assignment of assignment of leases and rents or equivalent instrument in blank in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Collaterally Assigned ALR.

“Assignment of Loan Documents” shall mean, collectively, each Omnibus Assignment of Loan Documents from Borrower in blank.

“Assignment of Security Instrument” shall mean, collectively, each assignment of mortgage or deed of trust or deed to secure debt, notice of transfer or equivalent instrument in blank in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Collaterally Assigned Security Instrument.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from the definition of “Interest Period” pursuant to Section 2.14.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable state laws relating to bankruptcy, insolvency or creditors’ rights.

“Basel Accord” shall have the meaning set forth in Section 2.05.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated commercial real estate loans with similarly situated counterparties at such time and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such rate will be deemed to be equal to the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. Sec. 1010.230.

“Benefited Lender” shall have the meaning set forth in Section 9.26.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrower’s Advance Percentage” shall mean, in all events subject to the satisfaction of the terms and conditions set forth in Section 2.01, (i) provided no Event of Default has occurred and is continuing, the Borrower’s Advance Percentage for the applicable Collaterally Assigned Loan as set forth on Schedule 1 hereto and (ii) upon the occurrence and during the continuance of an Event of Default, one hundred percent (100%).

“Borrowing Date” shall have the meaning set forth in Section 2.01.

“Business Day” shall mean any day that is not a Saturday or Sunday or other day on which commercial banks in New York City or Fedwire Funds Service, are authorized or required by law to remain closed.

“Co-Lender Agreement” shall mean that certain Agency and Co-Lender Agreement to be entered into between Agent and the Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning set forth in Section 5.01(b).

“Collateral File” shall mean, as to each Collaterally Assigned Loan, all documents and instruments evidencing such Collaterally Assigned Loan (including, without limitation, the Collaterally Assigned Loan Documents, the documents and information set forth on Schedule 4 and the Servicing Records, if any).

“Collaterally Assigned ALR” shall mean, individually or collectively, as the context shall require, those certain assignments of leases and rents more particularly set forth on Schedule 3 hereto, as each of the same may from time to time be amended, restated, supplemented or otherwise modified from time to time.

“Collaterally Assigned Guaranties” shall mean, individually or collectively, as the context shall require, those certain guaranties more particularly set forth on Schedule 3 hereto, executed by the applicable Underlying Guarantor, each as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Collaterally Assigned Loan” shall have the meaning set forth in the Recitals.

“Collaterally Assigned Loan Agreement” shall mean, individually or collectively, as the context shall require, those certain loan agreements more particularly set forth on Schedule 3 hereto, together with any and all renewals, modifications, reinstatements, enlargements or extensions thereof.

“Collaterally Assigned Loan Default” shall mean the occurrence of a Default (as defined in the Collaterally Assigned Loan Documents) under the Collaterally Assigned Loan.

“Collaterally Assigned Loan Documents” shall mean (a) the documents or instruments described on Schedule 3 attached hereto and made a part hereof, (b) such other agreements, documents and instructions now or hereafter executed by Fee Owner, Underlying Guarantor or any other Person or party for the benefit of Borrower in connection with the Collaterally Assigned Loan and (c) any and all renewals, modifications, amendments, restatements, consolidations, substitutions, replacements, extensions and supplements thereof.

“Collaterally Assigned Loan Event of Default” shall mean the occurrence of an Event of Default (as defined in the Collaterally Assigned Loan Documents) under the Collaterally Assigned Loan.

“Collaterally Assigned Loan Maturity Date” shall mean, with respect to each Collaterally Assigned Loan, the maturity date under the terms of the related Collaterally Assigned Loan Documents, as the same may be extended pursuant to the Collaterally Assigned Loan Documents.

“Collaterally Assigned Note” shall mean, individually or collectively, as the context shall require, those certain promissory notes more particularly set forth on Schedule 3 hereto made by the applicable Fee Owner and payable to the order of Borrower, together with any and all renewals, modifications, reinstatements, enlargements or extensions thereof.

“Collaterally Assigned Principal Payment” shall mean, with respect to the Collaterally Assigned Loan, any payment or prepayment of principal received in respect thereof (including, without limitation, (a) any release price paid pursuant to the release of the Mortgaged Property from the Collaterally Assigned Loan, (b) casualty or condemnation proceeds to the extent that such proceeds are not required pursuant to Collaterally Assigned Loan Documents to be reserved, escrowed, re-advanced or applied for the benefit of Fee Owner or the Mortgaged Property, (c) the application of collateral held by Borrower which is not required to be used for purposes other than principal repayment under the Collaterally Assigned Loan Agreement upon a Collaterally Assigned Loan Event of Default and/or (d) any other sums and/or fees received by Borrower from or on behalf of Fee Owner or any Underlying Guarantor that are applied by Borrower as a repayment of principal of the Collaterally Assigned Loan).

“Collaterally Assigned Reserve Accounts” shall mean, collectively, any reserve or escrow account established pursuant to the Collaterally Assigned Loan Documents.

“Collaterally Assigned Security Instrument” shall mean, collectively, those certain mortgages and deeds of trust or deeds to secure debt more particularly set forth on Schedule 3 hereto, executed by Fee Owner for the benefit of Borrower, as each of the same may from time to time be amended, restated, supplemented or otherwise modified from time to time.

“Collection Account” shall mean a segregated deposit account, in the name of Borrower for the benefit of Agent, established at Account Bank pursuant to this Agreement.

“Collections” shall mean, with respect to the Collaterally Assigned Loan at any time, any payment or other cash distribution thereon of principal, interest, fees, reimbursements (including amounts required to be remitted to Borrower from the Collaterally Assigned Reserve Accounts) or proceeds of or other cash distributions thereon (including casualty or condemnation proceeds, but in each case mentioned above, excluding amounts which are required under the Collaterally Assigned Loan Documents to be reserved, escrowed, distributed, re-advanced or applied for the benefit of Fee Owner or the Mortgaged Property).

“Competitor” shall mean, Acore, Apollo, Ares, Blackstone (and BXMT), BrightSpire Capital, Canyon, Cerberus, CIII / Island Capital, Fortress, H2, Ladder Capital, Lone Star/Hudson Advisors, Mack Real Estate Group, Madison Realty Capital, Oaktree, PIMCO, Prime Finance, Rialto Capital, Rockwood Capital, Sculptor Capital Management, Silverstein Capital, Square Mile Capital (aka Affinius), Starwood (Trust and Capital), Torchlight and TPG.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or Daily Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Applicable Interest Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.08 and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continuing Collaterally Assigned Loan Event of Default” shall mean a Collaterally Assigned Loan Event of Default that has occurred and is continuing for one hundred eighty (180) days from the occurrence thereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of, in each case, the management, policies or ownership of a Person, whether through the ability to exercise voting power, direct or indirect ownership, by contract or otherwise. “Controlled by”, “Controlling” and “under common Control with” shall have the respective correlative meaning thereto.

“Convert,” “Conversion” or “Converted” shall mean, with respect to the Collaterally Assigned Loan, the conversion of the Mortgaged Property securing the Collaterally Assigned Loan into REO Property, whether by means of foreclosure, deed-in-lieu of foreclosure or otherwise.

“Daily Term SOFR” shall mean, with respect to any Daily Term SOFR Loan for any Business Day, Term SOFR.

“Daily Term SOFR Determination Day” shall have the meaning as set forth in the definition of “Term SOFR”.

“Daily Term SOFR Loan” shall mean the Loan at any time in which the Applicable Interest Rate thereon is calculated based on Daily Term SOFR plus the Margin.

“Damages” shall mean, with respect to any Person, any and all liabilities, obligations, losses, demands, damages, penalties, assessments, actions, causes of action, judgments, proceedings, suits, claims, reasonable out-of-pocket costs and expenses and disbursements of any kind or nature whatsoever (including reasonable and documented attorneys’ fees and disbursements of outside counsel and other costs of defense and/or enforcement whether or not suit is brought), fines, charges, fees, settlement costs and disbursements actually imposed on or actually incurred by such Person, whether based on any Legal Requirement or any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, and rules or regulations) of any Governmental Authority, on common law or equitable cause or on contract or otherwise; provided, however, notwithstanding anything to the contrary contained herein, “Damages” shall not include indirect, consequential, special, punitive or exemplary damages (except to the extent paid or payable by such Person to a third party).

“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including, without limitation, any amounts payable to Lenders pursuant to Article 2 of this Agreement) due from Borrower to Lenders in respect of the Loan under this Agreement or any other Loan Document.

“Default” shall mean any event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) five percent (5%) above the then effective Applicable Interest Rate.

“Defaulting Lender” shall have the meaning set forth in Section 2.11.

“Deficiency” or “Deficiencies” shall have the meaning set forth in Section 2.11.

“Draw Request” shall mean a request by Borrower for an Advance under the Loan in the form attached hereto as Exhibit C.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any Person established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date of this Agreement.

“Eligible Assignee” shall mean any of the following: (a) a commercial bank organized under the laws of the United States, or any State thereof, who has (i) total assets in excess of $30,000,000,000 and (ii) a combined capital and surplus of at least $2,500,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, who has (i) total assets in excess of $30,000,000,000 and (ii) a combined capital and surplus of at least $2,500,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (c) a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States and having (i) total assets of at least $30,000,000,000 and (ii) a combined capital and surplus of at least $2,500,000,000; (d) a nationally recognized investment banking company in the business of making loans organized under the laws of any State of the United States, and licensed or qualified to conduct such business under the laws of any such State who has (i) total assets of at least $30,000,000,000 and (ii) a net worth of at least $2,500,000,000; (e) a Lender or an Affiliate of a Lender (provided that such Lender shall not be released from its continuing obligations hereunder after such assignment to its Affiliate unless such Affiliate is otherwise an Eligible Assignee hereunder); or (f) any other Person reasonably approved by Agent and Borrower. Notwithstanding anything contained in this definition of “Eligible Assignee” to the contrary, under no circumstances shall any Person be an Eligible Assignee if (1) such Person or an Affiliate of such Person is then actively engaged in any suit, action or other proceeding as a party adverse to Agent or an Affiliate of Agent or any Lender, (2) such Person is the Borrower, Guarantor or an Affiliate of Borrower or Guarantor or (3) so long as no Event of Default has occurred, a Competitor.

“Eligible Institution” shall mean (i) HSBC, (ii) a financial institution whose commercial paper, short-term debt obligations or other short-term deposits are rated at least “A–1” by S&P, “P–1” by Moody’s and/or “F–1” by Fitch, and whose long-term senior unsecured debt obligations are rated at least “A-” by S&P, “A” by Fitch, and “A2” by Moody’s and whose deposits are insured by the FDIC or (iii) such other financial institution reasonably approved by Agent.

“Employee Benefit Plan” shall mean any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such Employee Benefit Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section and Article references to ERISA are to ERISA, as in effect at the Effective Date and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean, with respect to any Person, any corporation or trade or business (whether or not incorporated) that is a member of any group of organizations (i) described in Article 414(b) or (c) of the Code of which Borrower is a member and (ii) solely for purposes of potential liability under Section 302(h) of ERISA and Section 412(b) of the Code and the lien created Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or (o) of the Code of which Borrower is a member at any relevant time.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 8.01.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its Applicable Lending Office (in each case, other than pursuant to Section 2.15(h)), except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.15(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Expense Reimbursement Amount” shall mean all Expenses, Damages or other amounts (excluding principal and interest) payable by Borrower or Guarantor to Agent in accordance with this Agreement or the other Loan Documents.

“Expenses” shall mean all reasonable and documented out-of-pocket obligations, costs, fees, indemnities and expenses in respect of the Loan actually incurred by Agent and paid to third parties in connection with this Loan; provided that “Expenses” shall not include (a) administrative, personnel, overhead, financial operations or other internal costs of Agent’s business (including the in house legal costs of Agent), (b) costs relating to compliance with statutes, regulations, laws or orders other than those solely related to the Loan and/or the Loan Documents, and (c) Taxes.

“Extension Term” shall have the meaning set forth in Section 2.13(a).

“Extension Notice” shall have the meaning set forth in Section 2.13(a)(i).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” shall have the meaning set forth in Section 6.15(c).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Owner” shall have the meaning set forth in the Recitals.

“Fee Owner Draw Request” shall mean the request for an advance pursuant to which Fee Owner requests an advance under the Collaterally Assigned Loan Agreement from Borrower, together with all required documentation and supporting information submitted in connection therewith.

“Filings” shall have the meaning set forth in Section 5.02(b).

“First Extended Maturity Date” shall mean the date that is twelve (12) months after the Initial Maturity Date (or, if such day is not a Business Day, the immediately succeeding Business Day).

“Fitch” shall mean Fitch, Inc.

“Floor” shall mean the benchmark rate floor which is zero percent (0.0%) per annum.

“Foreign Lender” shall mean (a) if the Borrower is a U.S. Borrower, a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code, and (b) if the Borrower is not a U.S. Borrower, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis.

“Government Lists” shall have the meaning set forth in Section 6.15(a) hereof.

“Governmental Authority” shall mean any national or federal government, any state, regional, local, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission or other Person (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal), whether now or hereafter in existence.

“Guarantor” shall mean AB Commercial Real Estate Private Debt Fund, LLC, a Delaware limited liability company.

“Guarantor Controlled Affiliate” shall mean any Person that is a subsidiary of Guarantor or any Affiliate that is Controlled by or that Controls Guarantor.

“Guarantor Financial Covenants” shall mean the financial covenants under Section 5(a) of the Guaranty.

“Guaranty” shall mean, collectively, (a) that certain Guaranty of Recourse Obligations, dated as of the date hereof, made by Guarantor for the benefit of Agent, and (b) that certain Guaranty of Payment, dated as of the date hereof, made by Guarantor for the benefit of Agent, each as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.

“Guaranty Claim” shall have the meaning set forth in Section 10.06(g).

“Hazardous Materials” shall have the definition set forth in the applicable Collaterally Assigned Loan Document.

“Hazardous Materials Laws” shall have the definition set forth in the applicable Collaterally Assigned Loan Document.

“HSBC” shall have the meaning as set forth in the Preamble.

“Indebtedness” shall mean, for any Person, without duplication: (a) all obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person) or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements, (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person, (i) Indebtedness of general partnerships of which such Person is secondarily or contingently liable, whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise, (j) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement, (k) all Indebtedness of others guaranteed by such Person, (l) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (m) all obligations under leases that constitute capital leases for which such Person is liable, (n) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit or similar instruments and letters of guaranty, (o) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (p) all obligations of such Person under any PACE Loans.

“Indemnified Party” and “Indemnified Parties” shall have the meanings set forth in Section 9.03(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes (other than Excluded Taxes).

“Independent Director” shall have the meaning as set forth in Section 7.10(e).

“Initial Advance” shall mean the Advance made on the date hereof in the amount of $135,915,000.

“Initial Maturity Date” shall mean, December 7, 2026.

“Insolvency Law” shall mean any bankruptcy, insolvency, reorganization, liquidation, dissolution, or similar law relating to the protection of creditors under federal, state, local or foreign bankruptcy or insolvency laws.

“Interest Period” shall mean:

(a) initially, the period commencing on the Effective Date and through and including the fourteenth (14th) day of the calendar month following the calendar month in which the Effective Date occurs; and

(b) thereafter, each period commencing on the fifteenth (15th) day of the calendar month immediately following the expiring Interest Period and through and including the fourteenth (14th) day of the following calendar month;

provided that, the foregoing provisions (a) and (b) relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise begin or end on a day that is not a Business Day, such Interest Period shall begin or end, as applicable, on the next succeeding Business Day;

(ii) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

(iii) for purposes of calculation of Term SOFR with respect to a Term SOFR Loan, the initial Interest Period shall be deemed to have a length of one (1) calendar month.

“Late Payment/Default Interest Payment” shall mean, with respect to the Collaterally Assigned Loan, (i) any interest at the Default Rate (as defined in the Collaterally Assigned Loan Documents) and (ii) any late fees or late charges including, without limitation, any amounts payable to Borrower pursuant to the terms of the Collaterally Assigned Loan Documents, in each case required to be paid by Fee Owner in connection with any repayment of the Collaterally Assigned Loan.

“Legal Requirement” shall mean, all federal, state, county, municipal and other governmental statutes, laws, treaties, rules, orders, regulations, ordinances, judgments, decrees, injunctions, permits or requirements of Governmental Authorities affecting Borrower or the Mortgaged Property or any part thereof or the use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Prescribed Laws, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Mortgaged Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Mortgaged Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereof.

“Leverage Advance Percentage” shall mean (i) provided no Event of Default has occurred and is continuing, the Leverage Advance Percentage for the applicable Collaterally Assigned Loan as set forth on Schedule 1 hereto and (ii) upon the occurrence and during the continuance of an Event of Default, zero percent (0%).

“Leverage Pro Rata Share” shall mean (i) while no Event of Default exists, the Leverage Pro Rata Share for the applicable Collaterally Assigned Loan as set forth on Schedule 1 hereto, and (ii) while an Event of Default exists, one hundred percent (100%).

“Lien” shall mean any mortgage, deed of trust, lien, security interest, pledge, hypothecation, assignment, security interest, PACE Loan or any other encumbrance, charge or transfer of, on or affecting the Collateral or the Mortgaged Property, or any portion thereof, or Borrower, or any interest in Borrower, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances against the Collateral or the Mortgaged Property or any portion thereof or Borrower or any interest in Borrower.

“Loan” shall have the meaning set forth in the Recitals.

“Loan Amount” shall have the meaning set forth in the Recitals.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Guaranty, the Assignment of Loan Documents, the Assignment of Security Instrument, the Assignment of ALR, the Servicer Acknowledgment, the UK Risk Retention Letter and all other documents, certificates, instruments and agreements executed in connection herewith and therewith.

“Loan Party” shall mean, collectively, Borrower and any and all Guarantors.

“Margin” shall mean the greater of (a) two hundred twenty five (225) basis points (i.e. 2.25%) and (b) a percentage amount that would result in a minimum Applicable Interest Rate of 5.25%.

“Material Action” shall have the meaning set forth in Section 7.10.

“Material Adverse Effect” shall mean a material adverse effect upon (i) the Collateral, including, without limitation, Borrower’s interest therein and Borrower’s ability to enforce the Collaterally Assigned Loan Documents, (ii) the business, management, operations or condition (financial or otherwise) of Borrower or Guarantor, when taken as a whole, (iii) the ability of Borrower and/or Guarantor to perform any material obligation under any Loan Document to which Borrower and/or Guarantor, as applicable, is a party, or (iv) Agent’s ability to enforce the Loan Documents.

“Maturity Date” shall mean the later to occur of the Initial Maturity Date and/or the First Extended Maturity Date and/or the Second Extended Maturity Date and/or the REO Extended Maturity Date, as applicable, in each case, as it may be earlier accelerated pursuant to the terms hereof.

“Maximum Commitment” shall mean, for each Lender, an amount equal to each Lender’s Ratable Share of the Loan.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Property” shall mean, individually or collectively, as the context shall require, that certain real and personal property which serves as security for the Collaterally Assigned Loan, as more particularly described in the Collaterally Assigned Security Instrument.

“Mortgagee Title Policy” shall mean, individually or collectively, as the context shall require, the policies of title insurance that the applicable title company commits to issue to Borrower, as lender, pursuant to Borrower’s closing instruction letter at the time of origination of the Collaterally Assigned Loan, as the same may be amended from time to time.

“Note” shall mean that certain Promissory Note dated as of the date hereof in the maximum principal amount of up to the aggregate Allocated Loan Amount specified on Schedule 1 for each Collaterally Assigned Loan, in the aggregate, made by Borrower payable to the order of the Lender, and any promissory note delivered in substitution or exchange therefor, in each case as may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Notice” shall have the meaning set forth in Section 9.02.

“Obligations” shall mean the unpaid principal amount of, and interest (including, without limitation, interest accruing at the Default Rate, interest accruing after the maturity of the Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post filing or post-petition interest is allowed in such proceeding) on the Loan, and all other obligations and liabilities of the Loan Parties to Agent and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with this Agreement, the Note, the Guaranties and any other Loan Documents and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to Agent or to the Lenders that are required to be paid by a Loan Party pursuant to the terms of the Loan Documents) or otherwise.

“OECD” shall have the meaning set forth in the definition of “Eligible Assignee”.

“OFAC” shall have the meaning set forth in Section 6.15(a).

“Officer’s Certificate” shall mean, as to any Person, a certificate from the president, the vice president, secretary or other authorized officer or authorized signatory of such Person.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.15(h)).

“Outstanding Principal Balance” shall mean the amount of Principal then advanced and outstanding and payable by Borrower to Lender in accordance with the Note.

“PACE Loan” shall mean (a) any “Property-Assessed Clean Energy loan” or (b) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Mortgaged Property.

“Participant” shall have the meaning set forth in Section 9.05(j)(i).

“Participant Register” shall have the meaning set forth in Section 9.05(j)(iii).

“Patriot Act Offense” shall have the meaning set forth in Section 6.15(a).

“Payment Date” shall mean the fifteenth (15th) day of each calendar month (unless such fifteenth (15th) calendar day is not a Business Day, in which case Borrower shall not be obligated to make payment until the first (1st) succeeding Business Day), being the date on which, pursuant to Sections 2.02 and 2.03, Borrower is obligated to make an interest and, if applicable, principal payment hereunder.

“Periodic Term SOFR Determination Day” shall have the meaning as set forth in the definition of “Term SOFR”.

“Permitted Encumbrances” shall have the definition set forth in the applicable Collaterally Assigned Loan Agreement.

“Permitted Indebtedness” shall have the meaning set forth in Section 8.01(j).

“Permitted Transfer” shall mean the Transfer of any direct or indirect interest in Borrower or Guarantor so long as after giving effect to such Transfer, (a) such transfer shall not result in Borrower no longer maintaining one hundred percent (100%) ownership and control over the Collateral and (b) Guarantor Controls (pursuant to voting rights or contract, or as investment adviser or manager) Borrower; provided, however, in order for any such transfer of an interest to qualify as a Permitted Transfer (i) no Event of Default shall occur solely as a result of such transfer, and (ii) such a transfer must further (A) not result (either singularly or in the aggregate with prior assignments) in any party as to which Agent or any Lender has not undertaken its normal credit and/or regulatory review process with satisfactory results becoming an owner, directly or indirectly, in twenty percent (20%) or more of Borrower and (B) if such transfer results in any party becoming an owner, directly or indirectly, in ten percent (10%) or more of Borrower, be the subject of written notice to Agent thirty (30) days prior to such transfer. For the avoidance of ambiguity, the Transfer by Borrower of its direct interest in the Collaterally Assigned Loan Documents shall not constitute a Permitted Transfer.

“Person” shall mean any natural person, individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof), or other legal person or entity.

“Plan Assets” shall mean assets of any (a) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (b) plan (as defined in Section 4975(e)(l) of the Code) subject to Section 4975 of the Code, or (c) governmental plan (as defined in Section 3(32) of ERISA) subject to any other federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

“Prepayment Revocation and Modification Right” shall have the meaning as set forth in Section 2.10(i).

“Prescribed Laws” shall mean, collectively, (a) the USA Patriot Act, (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Principal” shall mean any principal of the Loan payable by Borrower to Agent or Lenders in accordance with the Note and this Agreement.

“Property” shall mean any ownership right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Protective Advance” shall have the meaning set forth in Section 10.05.

“Ratable Share”, “Ratable” or “ratably” shall mean, with respect to any Lender, the percentage that such Lender’s Maximum Commitment then constitutes of the Loan Amount. The Ratable Share of each Lender on the date of this Agreement is set forth on Schedule 2.

“Recipient” shall mean (a) Agent and (b) any Lender.

“Reference Rate” shall mean, for any day, the rate of interest for such day from time to time announced by HSBC at its New York City main branch as its prime rate (being a base rate for calculating interest on certain loans), each change in any interest rate hereunder based on the Reference Rate to take effect at the time of such change in the prime rate. The Reference Rate is not necessarily the lowest rate for commercial or other types of loans and Lenders have not committed to charge interest hereunder at any lower or lowest rate at which HSBC may now or in the future make loans to Borrower or other borrowers. Notwithstanding the foregoing or anything herein to the contrary, in no event shall the Reference Rate be less than the Floor.

“Reference Rate Loan” shall mean the Loan at any time in which the Applicable Interest Rate for the Loan is calculated with reference to the Reference Rate plus the Margin in accordance with the provisions of Article II.

“Regulation D” shall mean Regulation D of the Federal Reserve Board from time to time in effect, including any successor or other Regulation or official interpretation of said Federal Reserve Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulations T, U and X” shall mean Regulations T, U and X of the Federal Reserve Board (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Regulation Q” shall mean Regulation Q of the Federal Reserve Board from time to time in effect, including any successor or other Regulation or official interpretation of said Federal Reserve Board relating to the regulatory capital rules applicable to member banks of the Federal Reserve System.

“Regulatory Change” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything contained herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the Basel Accord, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Related Party” shall have the meaning set forth in Section 7.10(b)(i).

“Release” shall have the definition set forth in the applicable Collaterally Assigned Loan Document.

“Relevant Governmental Body” shall mean the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York or any successor thereto.

“REO Extended Maturity Date” shall mean, the six (6) month anniversary of (a) the Initial Maturity Date or (b) the First Extended Maturity Date or (c) the Second Extended Maturity Date, as applicable.

“REO Extension Term” shall have the meaning set forth in Section 2.13(b).

“REO Property” shall mean the Mortgaged Property that is subject to Conversion to direct ownership by Borrower or any subsidiary or Affiliate of Borrower.

“Required Insurance” shall have the meaning set forth in Section 7.21.

“Required Lenders” shall have the meaning as set forth in the Co-Lender Agreement.

“Required REIT Distributions” shall mean an amount equal to (a) the minimum amount required to be distributed by a Borrower in cash (as opposed to equity) such that distributions received by each direct and/or indirect owner of the Borrower that is a REIT, with respect to any taxable year, equal the amount of the dividend such REIT must distribute in cash (as opposed to equity) to qualify or maintain its status as a REIT and to avoid any U.S. federal or state income Taxes imposed under Sections 857(b)(1) and 857(b)(3) of the Code (or similar provisions of state or local law) and any excise Taxes imposed under Section 4981 of the Code or (b) the necessary amount to redeem any preferred shareholders of any Person described in clause (a); provided, however, that the amount of Required REIT Distributions made in any year shall not exceed an amount which is pari passu with any other entity directly or indirectly owned by such REIT.

“Reserve Bank” shall mean an Eligible Institution selected by Borrower and approved by Agent, which approval shall not unreasonably be withheld, conditioned or delayed.

“Resolution” shall mean, with respect to the Collaterally Assigned Loan, (a) a sale, transfer, or other disposition (including a transfer or disposition that occurs as a result of a casualty or condemnation) whether in one or a series of transactions of (1) all or substantially all of such Collaterally Assigned Loan or (2) with respect to REO Property, all or substantially all of the Mortgaged Property comprising such REO Property, (b) a refinancing of Collaterally Assigned Loan, (c) a payoff of the principal amount of such Collaterally Assigned Loan, whether by prepayment, discounted payoff, settlement or otherwise, or (d) any combination of any of the forgoing.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Sanctions” shall have the meaning set forth in Section 6.15.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Second Extended Maturity Date” shall mean the date that is twelve (12) months after the First Extended Maturity Date (or, if such day is not a Business Day, the immediately succeeding Business Day).

“Secondary Market Transaction” shall have the meaning set forth in Section 9.06(b).

“Secured Obligations” shall have the meaning set forth in Section 5.01(a).

“Servicer” shall mean (a) Berkadia Commercial Mortgage LLC or (b) any other servicer proposed by Borrower and approved by Agent in its reasonable discretion.

“Servicer Acknowledgment” shall mean, with respect to each Collaterally Assigned Loan, the Acknowledgement of Servicer by and among Servicer, Borrower and Agent dated as of the date hereof, together with any and all modifications, reinstatements or extensions thereof.

“Servicing Agreement” shall mean any servicing agreement or any subservicing agreement, in each case, approved by Agent in its reasonable discretion governing the servicing or sub-servicing, respectively, of the Collaterally Assigned Loan by Servicer or a sub-servicer.

“Servicing Records” shall have the meaning set forth in Section 10.04(b).

“Servicing Rights” shall mean all contractual, possessory or other rights of Borrower and/or any Servicer to administer, service or subservice the Collaterally Assigned Loan (or to possess any Servicing Records relating thereto), including, without limitation: (a) the rights to administer, service and/or subservice, and/or collect and make all decisions with respect to, the Collaterally Assigned Loan, (b) the right to receive compensation (whether direct or indirect) for such servicing or subservicing, including the right to receive and retain the related servicing fee or subservicing fee and all other fees with respect to the Collaterally Assigned Loan, (c) the right to receive late fees, penalties or similar payments as compensation with respect to the Collaterally Assigned Loan, (d) the right to receive escrow, reserve and similar amounts with respect to the Collaterally Assigned Loan, (e) the right to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Collaterally Assigned Loan, and (f) all rights, powers and privileges incidental to the foregoing, together with all Servicing Records relating thereto.

“Single-Purpose Entity” shall mean a Person, other than an individual, that complies with the requirements set forth in Section 7.10.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Survey” shall mean, collectively, the certified ALTA/ACSM (or applicable state standards for the state in which the applicable Mortgaged Property is located) survey of each Mortgaged Property prepared by a registered independent surveyor and delivered to Borrower in connection with the closing of the Collaterally Assigned Loan.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean:

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Daily Term SOFR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Daily Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Daily Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Daily Term SOFR Determination Day;

provided, further, that if Term SOFR shall ever be less than the Floor, then such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Term SOFR Loan” shall mean the Loan at any time in which the Applicable Interest Rate thereon is calculated based on Term SOFR plus the Margin unless the Loan is a Daily Term SOFR Loan.

“Total Loan Advance” shall mean the amount of an advance requested by Fee Owner pursuant to a Fee Owner Draw Request.

“Transfer” shall mean, in each case, whether achieved directly, indirectly or through multiple or serial transactions, a sale, lease, exchange, assignment (including assignment by operation of law), conveyance, transfer, pledge, grant of encumbrance or security interest, trade or other disposition of all or any part of the Collateral (or any interest therein) or all or any part of the beneficial ownership interest (including ownership interests or control interests, held directly or indirectly) in Borrower (if Borrower is a corporation, limited liability company, limited liability partnership, general partnership, limited partnership, joint venture, trust, or other type of business association or legal entity).

“Transferee” shall have the meaning set forth in Section 9.05(g).

“UK Bribery Act” shall have the meaning as set forth in Section 6.15(c).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Risk Retention Letter” shall mean that certain UK Risk Retention Undertaking Letter dated as of the date hereof and executed by Guarantor.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underlying Guarantor” shall mean, individually or collectively (as the context may require), the “Underlying Guarantor” for the applicable Collaterally Assigned Loan set forth on Schedule 1 hereto and any other party guaranteeing the repayment or any obligation of all or any part of the Collaterally Assigned Loan.

“Uniform Commercial Code” and “UCC” shall mean, unless otherwise specified herein, the Uniform Commercial Code as in effect from time to time in the State of New York; provided however, if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interest is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, with respect to perfection or the effect of perfection or non-perfection, “Uniform Commercial Code” and “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection or effect of perfection or non-perfection.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act).

“U.S. Borrower” shall mean a Borrower that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate” has the meaning as set forth in Section 2.15(f)(ii)(B)(3).

“Volcker Rule” shall mean Section 619 of Dodd-Frank Wall Street Reform and Consumer Protection Act, together with the interpretations, rules and pronouncements of any Governmental Authority with respect thereto.

“Withholding Agent” shall mean Borrower and Agent.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Agent hereunder shall be prepared, in accordance with an Approved Accounting Method. All references herein to a “fiscal” year or quarter or other period refer to a calendar year or quarter or other period unless otherwise specifically set forth.

1.03 Rules of Construction. Unless otherwise specified, (a) all references to sections and schedules are to those in this Agreement, (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision, (c) the word “including” means “including, but not limited to”, (d) all pronouns, whether in masculine, feminine or neuter form, shall be deemed to refer to the object of such pronoun whether same is masculine, feminine or neuter in gender, as the context may suggest or require, and(e) all terms used herein, whether or not defined in Section 1.01, and whether used in singular or plural form, shall be deemed to refer to the object of such term whether such is singular or plural in nature, as the context may suggest or require. Terms used herein and not otherwise defined herein but defined by cross-reference to a Collaterally Assigned Loan Agreement shall have the meanings set forth in such Collaterally Assigned Loan Agreement as of the Effective Date notwithstanding any subsequent amendment or restatement of or modification to such Collaterally Assigned Loan Agreement, unless Agent shall have consented to such amendment, restatement or modification. All references to the Collaterally Assigned Loan Documents shall mean the Collaterally Assigned Loan Documents as in effect on the date hereof. Except where otherwise expressly stated, Agent and the Lenders, as applicable, may give or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations, in its or their sole and absolute discretion. Reference herein or in any other Loan Document to Agent’s or Lenders’ discretion, shall mean, unless otherwise expressly stated herein or therein, Agent’s or Lenders’ sole and absolute discretion, and the exercise of such discretion shall be final and conclusive. In addition, whenever Agent or any Lender has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Agent or any Lender (or any similar language or terms), the decision of Agent or such Lender with respect thereto shall be in the sole and absolute discretion of Agent or such Lender, and such decision shall be final and conclusive, except as may be otherwise specifically provided herein. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”. For the purposes of clarification, if Agent is unable to grade the Loan due to a non-monetary Default, such non-monetary Default shall be considered a material non-monetary Default hereunder.

Section 2. LOAN TERMS.

2.01. Advances/ No Reborrowings/ Agreement to Lend and Borrower/ Use of Proceeds.

(a) Initial Advance. Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, on the Effective Date, Borrower agrees to borrow from Lenders, and each Lender shall disburse to Borrower its Ratable Share of the Initial Advance as proceeds of the Loan.

(b) Subsequent Advance. Following the Initial Advance, the obligation of each Lender to make their Ratable Share of each Advance hereunder, is subject to the prior or simultaneous occurrence or satisfaction of each of the following conditions (the “Advance Conditions”):

(i) No Event of Default exists and no Collaterally Assigned Loan Event of Default exists;

(ii) The amount of such Advance, when added to all prior Advances, does not exceed the total Loan Amount;

(iii) The Loan Documents and the Collaterally Assigned Loan Documents shall be and remain outstanding and enforceable in accordance with their terms;

(iv) The representations and warranties made by Borrower, as contained in this Agreement and in all other Loan Documents, shall be true and correct in all material respects as of the date of each Advance and the representations and warranties made by Fee Owner, contained in the Collaterally Assigned Loan Agreement and in all other Collaterally Assigned Loan Documents for the Collaterally Assigned Loan to which the relevant Advance relates, continue to be true and correct in all material respects (other than as otherwise qualified in the Collaterally Assigned Loan Documents) as of the date of each Advance, in each case, except for such changes as (y) shall have occurred in the ordinary course of business or the passage of time and (z) in each case, which do not otherwise give rise to or constitute an Event of Default;

(v) Borrower shall have advanced to Fee Owner an amount equal to the Total Loan Advance or Borrower shall be simultaneously advancing to Fee Owner an amount equal to the Total Loan Advance less the amount of the Advance;

(vi) In connection with any Advance requested hereunder, within two (2) Business Day of Borrower’s receipt of the Fee Owner Draw Request but in any event at least seven (7) Business Days prior to the date upon which the Advance is requested (the “Borrowing Date”), Agent shall have received from Borrower a properly executed and completed Draw Request for such Advance (accompanied by a copy of the Fee Owner Draw Request); and

(vii) With respect to any Advance, Agent shall have received and approved evidence acceptable to Agent in its reasonable discretion that Fee Owner has substantially satisfied in all material respects each of the applicable conditions to such advance pursuant to the applicable Collaterally Assigned Loan Agreement, together with Agent’s receipt and reasonable approval of any supporting information submitted by Fee Owner in connection therewith.

(c) Sequence of Funding. In connection with each Total Loan Advance, following satisfaction of the Advance Conditions, not later than 2:00 p.m. New York City time, Lenders shall make an Advance to Borrower (or as otherwise directed by Borrower) in an amount equal to the applicable Leverage Advance Percentage of the Total Loan Advance. No Lender is obligated to fund amounts in excess of the amount of its Maximum Commitment set forth on Schedule 2.

(d) No Reborrowings. Any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

(e) Use of Proceeds. Borrower may use the proceeds of the Loan to (a) reimburse itself for the refinance of the Mortgaged Property prior to the date hereof, (b) pay all past-due taxes and related charges and insurance premiums, and to discharge any non-permitted Liens, if any, with respect to the Mortgaged Property, (c) fund any working capital requirements of the Property, as approved by Agent, (d) fund any interest reserve or interest cost, (e) fund any leasing reserve, tenant improvement costs or allowance or leasing commissions or any other periodic advances of the Collaterally Assigned Loan to Fee Owner, (f) fund any carry cost shortfalls and (g) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Agent.

2.02 Principal and Interest.

(a) Applicable Interest Rate. The outstanding principal amount of the Loan allocable to each Collaterally Assigned Loan shall bear interest, as provided below, based upon Term SOFR plus the Margin unless Agent determines, pursuant to (and subject to) the terms and provisions of this Agreement, that the Applicable Interest Rate shall be based on Daily Term SOFR plus the Margin, the Reference Rate plus the Margin or the Benchmark Replacement plus the Margin.

(b) Computation of Interest and Fees. Accrued interest and fees on the Loan shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed during the applicable Accrual Period in accordance with Section 2.03(a). Any change in Daily Term SOFR or the Reference Rate shall be effective as of the day on which such change in rate occurs. Each determination of an interest rate by Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower in the absence of manifest error. Notwithstanding the foregoing, interest payable at the Default Rate following an Event of Default shall be payable from time to time on demand of Agent. In any event, upon the payment or prepayment of any principal of any portion of the Loan, accrued, unpaid interest on the principal amount so paid or prepaid shall be due and payable.

(c) Daily Term SOFR Loan. If any Interest Period for a Term SOFR Loan ends less than one (1) calendar month prior to the Maturity Date, that portion of the Loan with shall convert to a Daily Term SOFR Loan, at Agent’s election, immediately after the end of such Interest Period.

(d) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR and Daily Term SOFR, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR and Daily Term SOFR.

(e) Minimum Amounts and Maximum Number of Interest Periods. All conversions and continuations of the Loan and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of each Term SOFR Loan or Daily Term SOFR Loan shall be at least equal to $500,000. No more than two (2) Term SOFR Loans may exist for which Term SOFR has been selected with respect to portions of the outstanding Loan under the Loan Agreement and the Note and no more than one (1) Daily Term SOFR Loan may be outstanding at any time under the Agreement and the Note.

2.03 Loan Payments.

(a) Payments Before Maturity Date. Borrower shall make a payment to Agent, for the Ratable benefit of the Lenders, of interest only at the Applicable Interest Rate on the Effective Date for the initial Accrual Period. On the Payment Date occurring in January, 2024 and on each Payment Date thereafter to and including the Maturity Date Borrower shall make a payment to Agent, for the Ratable benefit of the Lenders, of interest only at the Applicable Interest Rate; each payment to be calculated in the manner set forth in this Section 2.03. In addition, (a) if Borrower at any time consummates the exercise of its remedies in connection with any Collaterally Assigned Loan and takes title to the applicable Mortgage Property or (b) upon the occurrence of any Resolution (whether with an unaffiliated third party or not), Borrower shall pay or cause to be paid to Agent, the outstanding Allocated Loan Amount for the related Collaterally Assigned Loan and all accrued and unpaid interest thereon and all other amounts due hereunder and under the Note and other Loan Documents with respect to such Collaterally Assigned Loan.

(b) Payment on Maturity Date. Borrower shall pay or cause to be paid to Agent (i) on each Collaterally Assigned Loan Maturity Date, the outstanding Allocated Loan Amount for the related Collaterally Assigned Loan and all accrued and unpaid interest thereon and all other amounts due hereunder and under the Note and other Loan Documents with respect to such Collaterally Assigned Loan and (ii) on the Maturity Date, the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note and the other Loan Documents.

(c) Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents is not paid by Borrower within twelve (12) Business Days of the date on which it is due (other than failure to repay the Debt in full on the Maturity Date), Borrower shall pay to Agent, for the Ratable benefit of the Lenders, upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Agent in handling and processing such delinquent payment and to compensate Lenders for the loss of the use of such delinquent payment. Any such amount shall be secured by the Loan Documents.

(d) Interest Rate and Payment after Default. Without duplication of any amounts payable pursuant to clause (a) above, in the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and all other amounts due pursuant to the Loan Documents shall accrue interest at the Default Rate, calculated from the date of notice of the Default which led to such an Event of Default without regard to any grace or cure periods contained herein.

(e) Method and Place of Payment.

(i) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Agent not later than 1:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Agent’s office, and any funds received by Agent after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(ii) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, during such extension.

(f) Waterfall.

(i) The Collection Account shall be established at Account Bank. Notwithstanding the foregoing or anything to the contrary contained herein, so long as no Event of Default then exists, Servicer on behalf of Borrower shall deposit into the Collection Account, for the Ratable benefit of the Lenders, the following:

(A) payment or reimbursement of Agent and the Lenders for Agent’s and Lenders’ reasonable out-of-pocket costs and expenses incurred pursuant to this Agreement or any other Loan Document;

(B) an amount each month equal to the interest due under the Loan as required under Section 2.03(a), in respect of the applicable Accrual Period and any other amounts due Agent and the Lenders under this Agreement and the other Loan Documents, including, without limitation, late payment charges and interest accruing at the Default Rate; and

(C) the Leverage Pro Rata Share of any such amount that constitutes a principal payment of a Collaterally Assigned Loan (if any), which shall be applied to the Outstanding Principal Balance.

(ii) Upon the occurrence and during the continuance of an Event of Default, all Collection or Collaterally Assigned Principal Payments received by Borrower, or Servicer on behalf of Borrower, from Fee Owner or otherwise with respect to the Mortgaged Property, shall be deposited directly by Borrower or Servicer into the Collection Account. Agent may, in addition to any and all other rights and remedies available to Agent and the Lenders, apply any sums then on deposit in the Collection Account to the payment of the Obligations in such order as determined in Agent’s sole discretion.

(iii) In the event Borrower receives a Collaterally Assigned Principal Payment or Late Payment/Default Interest Payment on the Collaterally Assigned Loan, then Borrower shall promptly (and in any event by not later than the second (2nd) Business Day after receipt) pay (i) if there is no Collaterally Assigned Loan Event of Default, the Leverage Pro Rata Share of such payment to Agent, for the Ratable benefit of the Lenders, as a prepayment of the Outstanding Principal Balance or (ii) if there is a Collaterally Assigned Loan Event of Default, one hundred percent (100%) of, such Collaterally Assigned Principal Payment or Late Payment/Default Interest Payment to Agent, for the Ratable benefit of the Lenders, to be applied to the Obligations in such order as determined by Agent in its sole discretion. Any such payment made shall be accompanied by all sums then due under the Note and this Agreement.

2.04 Certain Notices. Notices by Borrower to Agent of optional prepayments of the Loan, shall be irrevocable subject to Borrower’s Prepayment Revocation and Modification Right shall have the meaning as set forth in Section 2.10(i). and shall be effective only if received by Agent in writing or telephonically not later than 11:00 a.m., New York time (and if telephonically, also confirmed in writing by 5:00 p.m., New York time), on the number of days prior to the date of the relevant occurrence specified below:

Notice	Prior Notice Requirements

Optional Prepayment	5 Business Days

Each notice of optional prepayment shall specify the amount of the Loan to be prepaid, the date of prepayment (which shall be a Business Day) and such other details as Agent may reasonably request. Notwithstanding the foregoing or anything else to the contrary contained herein or any contrary designation by Borrower, to the extent an Event of Default is continuing, Agent and Lenders shall have the right to apply any prepayment of the Loan, regardless of how specified by Borrower, in such order and priority as Agent shall designate in its sole discretion.

2.05 Additional Costs.

(i) Borrower shall pay to Agent, for Agent and the Ratable benefit of the Lenders, from time to time, as applicable, within twelve (12) Business Days after demand therefor by Agent, such amounts as each Recipient may reasonably determine to be sufficient to compensate such Recipient for any costs that such Recipient reasonably determines are attributable to its making or maintaining of any portion of the Loan or its obligation to make any portion of the Loan hereunder or, with respect to Agent, its obligation to administer the Loan hereunder, or any reduction in any amount receivable by such Recipient hereunder or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from and limited to the amounts necessary to compensate each Recipient for any Regulatory Change (i) which affects similarly situated banks or financial institutions generally and is not applicable to such Recipient primarily by reason of such Recipient’s particular conduct or condition and (ii) which:

(A) subjects any Recipient to any Taxes (other than (1) Indemnified Taxes, (2) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (3) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or

(B) imposes, modifies or deems applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Bank for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Recipient, or any commitment of such Recipient (including, without limitation, the commitment of such Recipient hereunder); or

(C) imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit or liabilities referred to in subdivision (2) above).

(ii) Without limiting the effect of the provisions of clause (i) of this Section 2.05 (but without duplication) and subject to the provisions of Section 2.15, in the event that, by reason of any Regulatory Change which affects similarly situated banks or financial institutions generally and is not applicable to a Lender primarily by reason of such Lender’s particular conduct or condition, any Lender incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of liabilities of such Lender that includes a category of extensions of credit or other assets of such Lender that includes the portion of the Loan evidenced by such Lender’s Note, then, if such Lender so elects by notice to Agent and Borrower, the obligation of such Lender to make or continue such portion of the Loan as a Term SOFR Loan or Daily Term SOFR Loan hereunder shall be suspended effective on the last day of the then current Interest Period, until such Regulatory Change ceases to be in effect and the portion of the Loan evidenced by such Lender’s Note shall, during such suspension, bear interest at the Reference Rate plus the Margin.

(iii) Without limiting the effect of the foregoing provisions of this Section 2.05 (but without duplication), Borrower shall pay to each Lender from time to time on request such amounts as such Lender may reasonably determine to be necessary to compensate such Lender (or, without duplication, the bank or bank holding company of which such Lender is a subsidiary) for any costs that it determines are attributable to the maintenance by such Lender (or any Applicable Lending Office or such parent bank or bank holding company of such Lender), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any Governmental Authority (i) following any Regulatory Change or (ii) implementing any capital guideline or other requirement (whether or not having the force of law) applying to a class of banks including such Lender, hereafter issued by any government or governmental or supervisory authority implementing at the national level the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or the Basel Accord (including, without limitation, the various capital guidelines of the Federal Reserve Board (12 C.F.R. Part 208, Appendices 12 C.F.R. Part 225, Appendices), the various capital guidelines of the office of the Comptroller of the Currency (12 C.F.R. Part 3, Appendices), and the Prompt Corrective Action provisions (12 C.F.R. Part 303)), of capital in respect of the commitment to lend or the Ratable Share of the Loan of such Lender (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such parent bank or bank holding company of such Lender) to a level below that which such Lender (or any Applicable Lending Office or such parent bank or bank holding company of such Lender) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Section 2.05, “Basel Accord” shall mean the various recommendations for capital and liquidity standards issued by the Bank for International Settlement’s Basel Committee on Banking Supervision, including, without limitation, those recommendations known informally as “Basel I,” “Basel II,” and “Basel III,” as amended, modified and supplemented and in effect from time to time or any replacement thereof.

(iv) Each Lender shall notify Agent and Borrower of any event occurring after the date of this Agreement entitling such Lender to compensation under clause (i) or (iii) of this Section 2.05 as promptly as practicable, and shall use commercially reasonable efforts to designate a different Applicable Lending Office for the Loan if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the opinion of such Lender, subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Such Lender shall furnish to Borrower an accounting setting forth the basis and amount of each request by such Lender for compensation under clause (i) or (iii) of this Section 2.05. Determinations and allocations by each Lender for purposes of this Section 2.05 of the effect of any Regulatory Change pursuant to clause (i) or (ii) of this Section 2.05, or of the effect of capital maintained pursuant to clause (iii) of this Section 2.05, on its costs or rate of return of maintaining its Ratable Share of the Loan or its obligation to make such Loan, or on amounts receivable by it in respect of the Loan, and of the amounts required to compensate each Lender under this Section 2.05, shall constitute prima facie evidence thereof. Each Lender shall confirm to Borrower at the time it makes any claim under this Section 2.05 that the methods of determination and allocation used by it in determining the amount of such claim are reasonably consistent with such Lender’s treatment of customers similar to Borrower (as reasonably determined by such Lender). In the event any Lender makes a request for compensation under clause (i) or (iii) of this Section 2.05, Borrower shall have the right to prepay the Loan in full on the last date of any then current Interest Period with respect to which such compensation has been requested.

(v) The failure of any Lender to notify Borrower of such Lender becoming entitled to payment of any additional amounts pursuant to this Section 2.05 shall not relieve Borrower of any obligation under this Agreement, so long as such additional amounts have accrued on or after the day that is 180 days prior to the date on which such Lender first makes demand therefor.

2.06 Term SOFR Loans and Daily Term SOFR Loans. Anything herein to the contrary notwithstanding but subject to the provisions of Section 2.14, if Agent determines (which determination shall be conclusive and binding) that (a) Term SOFR or Daily Term SOFR cannot be determined pursuant to the definition thereof other than as a result of the occurrence of a Benchmark Transition Event, or (b) Agent reasonably determines that, for any reason, Term SOFR or Daily Term SOFR does not adequately and fairly reflect the cost to the Lenders of funding the Loan, then Agent shall give Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, no Lender shall be under any obligation to make its Ratable Share of any such Term SOFR Loan or Daily Term SOFR Loan but shall remain obligated to make its Ratable Share of a Reference Rate Loan for a corresponding amount. If any portion of the Loan is already outstanding as a Term SOFR Loan, such portion shall, commencing immediately after the end of the then current Interest Period, bear interest at the Reference Rate plus the Margin; provided, that if the Loan is already outstanding as a Daily Term SOFR Loan, the same shall be converted to the Reference Rate plus the Margin immediately. Any such determination made by Agent must be consistent with Agent’s treatment of customers similarly situated to Borrower.

2.07 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain its Ratable Share of the Loan, then such Lender shall promptly notify Borrower and Agent thereof and such Lender’s obligation to make its Ratable Share of the Loan shall be suspended (provided that, if requested by Borrower, such Lender’s Ratable Share of the Loan shall automatically be converted to a Reference Rate Loan if doing so would enable such Lender to lawfully honor its obligation to make or maintain its Ratable Share of the Loan) until such time as such Lender may again make its Ratable Share of the Loan and Borrower shall, if required by applicable law, upon the request of such Lender, prepay a portion of the Loan equal to the Ratable Share of such Lender together with accrued interest thereon, but without compensation to such Lender pursuant to Section 2.08. Notwithstanding the foregoing, such Lender shall, as promptly as practicable, designate a different Applicable Lending Office for the Loan if doing so would enable it to lawfully honor its obligation to make or maintain its Ratable Share of the Loan.

2.08 Breakage Costs.

(a) Borrower agrees to compensate each Lender for any reasonable out-of-pocket third party loss, cost or expense incurred by it as a result of (i) a default by Borrower in making a borrowing of, conversion into or continuation of a Term SOFR Loan, after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) a default by Borrower in making any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, (iii) the making of a prepayment (mandatory or optional) of a Term SOFR Loan, for any reason (including, without limitation, the acceleration of the maturity of the Loan pursuant to Section 8.02) on a day that is not a Payment Date or the last day of an Interest Period with respect thereto, or (iv) the early termination of any swap or other interest rate hedging arrangements, including, without limitation, any such loss, cost or expense arising from the reemployment of funds obtained by it, from fees payable to terminate the deposits from which such funds were obtained or from reversing any swap or other interest rate hedging arrangements. In no event shall the compensation to be paid by Borrower under this Section 2.08(a) be less than Five Hundred and 00/100 Dollars ($500.00) on each such occurrence.

(b) Each such Lender will furnish to Borrower a certificate setting forth the basis and amount of each request by Lender for compensation under this Section 2.08, which certificate shall provide reasonable detail as to the calculation of such loss, cost or expense. Such certificate shall constitute prima facie evidence of the amount of such loss, cost or expense, which shall be calculated by such Lender on a reasonable and customary basis, consistent with the basis on which such calculations are then being made by similarly situated banks or financial institutions generally.

2.09 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lenders to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Agent or Lenders for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.10 Prepayment.

(a) Agent, for the Ratable benefit and account of the Lenders, will accept a prepayment in whole or in part of the Loan if Borrower gives to Agent not less than five (5) Business Days’ prior notice, which notice shall be irrevocable subject to Borrower’s Prepayment Revocation and Modification Right, and concurrently with, and as a condition to such prepayment, Borrower pays to Agent, for the Ratable benefit and account of the Lenders, (i) all accrued and unpaid interest to the date of such prepayment with respect to the amount so repaid; (ii) any amounts payable pursuant to Section 2.08 and Section 2.03(c), and (iii) all reasonable out-of-pocket fees and expenses incurred by Agent in connection with the Loan and/or with the prepayment, including, without limitation, reasonable and documented out-of-pocket attorneys’ fees and disbursements of outside counsel.

(b) Intentionally Omitted.

(c) Intentionally Omitted.

(d) Intentionally Omitted.

(e) Notwithstanding Section 2.10(a), to the extent a prepayment in whole or in part is made (i) to cure an Event of Default, (ii) in connection with a casualty or condemnation pursuant to the terms of Collaterally Assigned Loan Documents, (iii) in connection with a “change in law” or any “increased costs” pursuant to the terms of the Collaterally Assigned Loan Documents, or (iv) in connection with the assessment of Additional Costs pursuant to Section 2.05, no premium or other fee shall be due hereunder.

(f) In each instance of prepayment permitted under this Section 2.10, unless otherwise expressly set forth in this Section 2.10, Borrower shall be required to pay all other sums due hereunder (including under Section 2.08), and no principal amount repaid may be reborrowed.

(g) Except as otherwise expressly permitted herein, the principal balance of the Note may not be prepaid in whole or in part.

(h) Borrower acknowledges that the inclusion of the waiver of prepayment rights and was separately negotiated with Agent, that the economic value of the various elements of this waiver and agreement were discussed and that the consideration given by Borrower for the Loan was adjusted to reflect the specific waiver and agreement negotiated between Borrower, Agent and the Lenders and contained herein.

(i) Notwithstanding anything to the contrary contained herein, Borrower shall have the right from time to time to revoke or modify any notice of prepayment; provided, that, but without duplication of any amounts payable pursuant to this Section 2.10, Borrower pays to Agent, for the Ratable benefit of the Lenders, all out-of-pocket costs and expenses actually incurred by Agent and the Lenders, including without limitation, expenses pursuant to Section 2.08, if any, as a result of any such modification or revocation, regardless of when such notice was provided to Agent (the “Prepayment Revocation and Modification Right”).

2.11 Procedure For Advances.

(a) Promptly upon receipt of a Draw Request from Borrower, Agent shall deliver written notice to each Lender at the address specified by each Lender from time to time which notice shall include the Borrowing Date and such Lender’s Ratable Share of such Advance. Agent shall include with such notice a copy of the Draw Request, to the extent not previously delivered and to the extent in Agent’s possession, and Agent shall promptly deliver to each Lender all items in respect of such Advance received by Agent after the date of such notice. Lenders shall make the requested Advance on the Borrowing Date so long as all conditions to such Advance are satisfied or waived. Unless otherwise notified by Agent, each Lender may assume that all conditions to such Advance are satisfied or waived on the Borrowing Date.

(b) Not later than 11:00 a.m. New York City time, on the Borrowing Date, each Lender shall make available for the account of Agent at its address referred to in Section 9.02, in same day funds, such Lender’s Ratable portion of such Advance. After Agent’s receipt of such funds and upon fulfillment of the applicable conditions in Article II, Agent will make such funds available to Borrower in accordance with the terms of this Section 2.11.

(c) Unless Agent shall have received notice from a Lender prior to the Borrowing Date that such Lender will not make available to Agent such Lender’s Ratable portion of such Advance, Agent may assume that such Lender has made such portion available to Agent on the Borrowing Date in accordance with Section 2.11(b), and Agent may, in reliance upon such assumption, make available to Borrower on the Borrowing Date a corresponding amount. If and to the extent that any of the Lenders (such Lender, a “Defaulting Lender”) shall not have so made such Ratable portion available to Agent (individually, a “Deficiency”, and collectively, “Deficiencies”) neither Agent or any other Lender is required to fund such Deficiency and Borrower shall advance such amount to Fee Owner (or, if Agent has already advanced such amount, to Agent); provided, that, the failure of any Lender to pay any Deficiency shall not relieve any other Lender of its obligation, if any, hereunder to make its Ratable portion of the Advance on the Borrowing Date. Each of the Lenders agrees that Borrower or any of the other Lenders shall have the right to fund such Deficiency and to proceed directly against any Defaulting Lender in respect of any right or claim arising out of the default of such Defaulting Lender hereunder. In the event the Defaulting Lender fails to advance or repay the Deficiency (with interest at the Default Rate, if applicable) on or prior to the date of the next succeeding Advance, the entire interest of said Defaulting Lender in the Loan shall be subordinate to the interests of the other Lenders and all payments otherwise payable to the Defaulting Lender shall be used to advance or repay the Deficiency, as applicable, until such time such Defaulting Lender advances or repays all Deficiencies (including interest at the Default Rate, if applicable) and Borrower or Agent shall have the right (but not the obligation) to require such Defaulting Lender to assign its interest in the Loan to an Eligible Assignee or other assignee identified by Borrower and satisfactory to Agent in its reasonable discretion.

(d) If the Defaulting Lender’s default has not been cured, Lenders, in the sole discretion of Agent, shall have the right to make no further Advances under the Loan and the Loan Amount shall be permanently reduced by any and all Deficiencies unless and until a substitute lender that is an Eligible Assignee, reasonably acceptable to Lenders, other than the Defaulting Lender(s), pays such Deficiency(ies) to the Agent who shall distribute same to Borrower or Agent, as applicable, and assumes the obligations of the Defaulting Lender to fund its Ratable Share of the balance of the Loan subject to and in accordance with this Agreement and the other Loan Documents.

2.12 Payments Not Conditional. All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

2.13 Extension Options.

(a) The term of the Loan shall commence on the Effective Date and shall end on the Maturity Date. Borrower shall have two (2) successive options to extend the Initial Maturity Date to (i) the First Extended Maturity Date, with respect to the first option (the “First Extension Option”) and (ii) the Second Extended Maturity Date, with respect to the second option (the “Second Extension Option”) (each, an “Extension Term”). In order to exercise such extension options, Borrower must cause each of the following conditions to be satisfied as determined by Agent in its reasonable discretion:

(i) Borrower shall have delivered to Agent written notice (the “Extension Notice”) of its desire to exercise its extension option at least twenty-five (25) days and not more than ninety (90) days prior to the Initial Maturity Date or First Extended Maturity Date, as applicable;

(ii) no monetary Default, material non-monetary Default or Event of Default shall have occurred and be continuing on either the date of such notice (other than those that will be cured on or prior to the commencement of the Extension Term) or the Initial Maturity Date or First Extended Maturity Date, as applicable;

(iii) Borrower shall have delivered to Agent a true and accurate certification from an authorized agent of Borrower (which, for the avoidance of doubt, may be combined with any other certification then being provided by Borrower), stating that the Collaterally Assigned Loan Maturity Date of at least one Collaterally Assigned Loan has been extended pursuant to the terms thereof and no Continuing Collaterally Assigned Loan Event of Default is continuing under any Collaterally Assigned Loan;

(iv) all representations and warranties in this Agreement and the other Loan Documents are true and correct in all material respects on the date of such notice and on the Initial Maturity Date or the First Extended Maturity Date, as applicable, except for such changes as have been approved by Agent or as (y) shall have occurred in the ordinary course of business or the passage of time and (z) in each case, which do not otherwise give rise to or constitute an Event of Default; and

(v) Borrower shall have paid all costs and expenses incurred by Agent in connection with such extension, including reasonable and documented attorneys’ fees and disbursements of outside counsel and any Expense Reimbursement Amount.

(b) Notwithstanding anything herein to the contrary, in the event that the Collaterally Assigned Loan is not repaid on or prior to the Maturity Date (as may be extended pursuant to the terms hereof), Borrower shall have a one-time option to extend the scheduled Maturity Date to the REO Extended Maturity Date then in effect (the period of such extension, the “REO Extension Term”). In order to exercise such extension option, Borrower must cause each of the following conditions to be satisfied as determined by Agent in its sole discretion:

(i) Borrower shall have delivered to Agent written notice of its desire to exercise its extension option within five (5) Business Days after the Maturity Date as theretofore in effect;

(ii) intentionally omitted;

(iii) intentionally omitted;

(iv) no monetary Default, material non-monetary Default or Event of Default shall be continuing on either the date of such notice or the Maturity Date as theretofore in effect;

(v) intentionally omitted;

(vi) all representations and warranties of Borrower in this Agreement are true and correct in all material respects on the date of such notice and upon the expiration of the Maturity Date as theretofore in effect, except for such changes as have been approved by Agent or as (y) shall have occurred in the ordinary course of business or the passage of time and (z) in each case, which do not otherwise give rise to or constitute an Event of Default; and

(vii) Borrower shall have paid all costs and expenses incurred by Agent in connection with such extension, including reasonable and documented attorneys’ fees and disbursements of outside counsel and any Expense Reimbursement Amount.

2.14 Benchmark Replacement Settings.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Agent and Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.14 will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. Agent will promptly notify Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section 2.14. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon notice from Agent to Borrower of the commencement of a Benchmark Unavailability Period, Agent may convert the Loan from a Term SOFR Loan or a Daily Term SOFR Loan into a Loan based on the Reference Rate plus the Margin. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Applicable Interest Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Applicable Interest Rate.

(f) Limitation on Liability. Neither Agent nor any Lender does warrant or accept responsibility for, and none of Agent or any Lender shall have any liability with respect to (i) the administration of, submission of, calculation of or any other matter related to the rates in the definition of Term SOFR and Term SOFR Reference Rate, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any then current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Term SOFR and/or the Term SOFR Reference Rate or (ii) the effect, implementation or composition of any Conforming Changes. Borrower agrees none of Agent or any Lender shall be liable in any manner for its selection of a Benchmark Replacement the reliability, availability and/or economic returns intended when Agent chose the then current Benchmark.

2.15 Taxes.

(a) Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(c) Borrower shall indemnify each Recipient within twelve (12) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(j)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to such Lender from any other source against any amount due to Agent under this Section 2.15(d).

(e) As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.15, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and Agent, at the time or times reasonably requested by the Borrower or Agent, such properly completed and executed documentation reasonably requested by the Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or Agent as will enable the Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(f)(ii)(A), Section 2.15(f)(ii)(B) and Section 2.15(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower:

(A) any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent) executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent) whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A -1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 or Exhibit A-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent) executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Agent as may be necessary for the Borrower and Agent to (x) comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or (y) determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.15(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.15(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.15(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.15(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) If any Lender requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to this Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking the Loan or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.15 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(i) Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) If any Lender requires compensation under this Section 2.15, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any such Lender pursuant to this Section 2.15, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (h) above, Borrower shall be permitted to replace such Lender, provided that (i) such replacement does not conflict with any Legal Requirements, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, such Lender’s Ratable Share and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the replacement financial institution shall be an Eligible Assignee and, if not already a Lender, shall be reasonably satisfactory to Agent (unless Agent is the Lender being replaced), (v) the Borrower shall pay all compensation under this Section 2.15 or Indemnified Taxes or additional amounts to the applicable Lender in respect of any period prior to the date on which such replacement shall be consummated, (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, Agent or any other Lender shall have against the replaced Lender; and (vii) unless a Lender then party to this Agreement or the replacement Lender is willing to assume the rights and obligations of the Agent hereunder, in no event shall Borrower be permitted to replace a Lender which is the Agent.

Section 3. INTENTIONALLY OMITTED.

Section 4. RESERVES AND ACCOUNTS.

4.01 Collaterally Assigned Loan Accounts.

(a) Except as otherwise expressly approved by Agent in writing in its reasonable discretion, to the extent a “Cash Management Account” (as defined in the Collaterally Assigned Loan Documents) is required pursuant to the Collaterally Assigned Loan Agreement, Borrower shall cause Fee Owner to establish and maintain the Cash Management Account and all amounts and property from time to time on deposit therein, with a Reserve Bank, as depository bank.

(b) Intentionally Omitted.

(c) Upon the occurrence and continuance of an Event of Default, upon written notice by Agent to Borrower, Borrower shall take no further action with respect to the Collaterally Assigned Reserve Accounts and cause control of the Collaterally Assigned Reserve Accounts and any other collateral accounts in connection with the Collaterally Assigned Loan to be transferred to Agent. Upon and after such transfer, Agent shall hold and administer the Collaterally Assigned Reserve Accounts and related collateral in accordance with the terms and conditions of the Collaterally Assigned Loan Documents. Upon the occurrence and continuance of an Event of Default, Agent may, to the extent permitted under the Collaterally Assigned Loan Documents and subject to the terms and conditions of the Collaterally Assigned Loan Documents, and in addition to any and all other rights and remedies available to Agent, apply any sums then present in any or all of the accounts to the payment of the Debt hereunder in any order in its sole discretion.

Section 5. COLLATERAL SECURITY FOR THE LOAN.

5.01 Collateral; Security Interest.

(a) Borrower hereby assigns, pledges and grants to Agent a first priority security interest in all of its right, title and interest (whether now owned or hereafter acquired, now existing or hereafter created and wherever located) in, to and under the Collateral described in Section 5.01(b) to secure the repayment of Principal and interest thereon and all other Obligations and monetary obligations and amounts owing to Agent and Lenders by Borrower hereunder, under the Note and/or under the other Loan Documents from time to time outstanding (collectively, the “Secured Obligations”).

(b) All of Borrower’s right, title and interest in, to and under each of the following pledged by Borrower to Agent from time to time and whether now owned or hereafter acquired, now existing or hereafter created and wherever located, are herein individually and collectively referred to as the “Collateral”:

(i) the Collaterally Assigned Loan;

(ii) the Collateral File (which, for the purposes of clarification, includes, but is not limited to, the Collaterally Assigned Loan Documents and Servicing Records, if any);

(iii) all Servicing Rights;

(iv) any Property relating to the Collaterally Assigned Loan or the Mortgaged Property (which, for the avoidance of doubt, includes any additional assets or collateral pledged to Borrower in relation to the Collaterally Assigned Loan);

(v) all insurance policies and insurance proceeds relating to the Collaterally Assigned Loan or the Mortgaged Property;

(vi) any Collections relating to the Collaterally Assigned Loan;

(vii) all collection, escrow, reserve, collateral, deposit or lock-box accounts and all amounts and property from time to time on deposit therein, to the extent of Borrower’s interest therein (including, without limitation, the funds on deposit in the Collaterally Assigned Reserve Accounts);

(viii) all rights of Borrower under any letter of credit, guarantee, warranty, indemnity or other credit support or enhancement;

(ix) any other contract rights, accounts (including any interest of Borrower in escrow accounts), payments, letters of credit, rights to payment (including payments of interest or finance charges) and general intangibles to the extent the foregoing relates to the Collaterally Assigned Loan, and any other assets relating to the Collaterally Assigned Loan;

(x) in any event, all “instruments”, “goods”, “general intangibles” (including without limitation “payment intangibles”), “accounts”, “letter of credit rights”, “documents”, “chattel paper”, “securities” and “security entitlements”, each as defined in the Uniform Commercial Code;

(xi) all easement agreements and other agreements necessary to operate the Mortgaged Property;

(xii) all books and records pertaining to the Collateral;

(xiii) any claim that Borrower may have in any Act of Insolvency of any Loan Party;

(xiv) any and all replacements, substitutions, distributions on, or proceeds (including, without limitation, the related securitization proceeds and condemnation proceeds) and distributions and any other property, rights, title or interests with respect to the foregoing; and

(xv) all proceeds of any of the foregoing.

(c) The possession by Agent, or any designee or agent of Agent, of the Collateral shall be deemed to be possession by the secured party for purposes of perfecting the security interest pursuant to the Uniform Commercial Code.

5.02 Further Assurances.

(a) Borrower shall undertake, with respect to each item of Collateral pledged hereunder as security for the Loan, any and all actions deemed in good faith to be necessary by Agent for the granting by Borrower to Agent, and the perfecting of, a valid first priority security interest in such Collateral.

(b) At any time and from time to time, upon the written request of Agent, and at the sole expense of Borrower, Borrower shall promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement, the other Loan Documents and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any applicable jurisdiction (provided that the same does not increase Borrower’s or Guarantor’s obligations or decrease Borrower’s or Guarantor’s rights under any of the Loan Documents, in each case, other than to a de minimis extent). Borrower hereby authorizes Agent to file any such financing or continuation statement to the extent permitted by applicable law in any jurisdiction (collectively, the “Filings”), describing the Collateral in any manner that Agent deems to be appropriate, including the description “all assets, whether now owned or hereafter acquired and wherever located” or words of similar effect, and Borrower agrees to do all things reasonably necessary to preserve the lien on the Collateral so that it remains subject to the first priority perfected security interest granted hereunder.

5.03 Changes in Jurisdiction of Organization, Name, etc. Borrower shall not (a) change its name from that indicated in the public record of its jurisdiction of organization, (b) change its location (within the meaning of Section 9-307 of the Uniform Commercial Code) or (c) change its name, identity or entity type so as to make any financing statement seriously misleading, unless in any such case it shall (i) have given prior notice to Agent, which notice shall be marked in bold face type, stating that “FAILURE TO RE-FILE UCC FINANCING STATEMENT WILL RESULT IN LOSS OF PERFECTION OF SECURITY INTEREST”, not fewer than the later of fifteen (15) Business Days prior to the taking of any such action or ninety (90) days before any financing statement filing will lapse, lose perfection or become materially misleading and (ii) shall have delivered to Agent all financing statements and amendments thereto as Agent shall request and taken all other actions deemed to be necessary by Agent to continue its perfected status with respect to the Collateral with the same or better priority, including, without limitation, the filing or recordation of any such financing statements or amendments thereto (provided that the same does not increase Borrower’s or Guarantor’s obligations or decrease Borrower’s or Guarantor’s rights under any of the Loan Documents, in each case, other than to a de minimis extent).

5.04 Agent’s Appointment as Attorney-in-Fact.

(a) Borrower hereby irrevocably constitutes and appoints Agent and any officer, designee or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and in the name of Borrower or in its own name, from time to time in Agent’s discretion following the occurrence and during the continuation of an Event of Default, for the purpose of carrying out the terms of this Agreement, the other Loan Documents, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, the other Loan Documents, and, without limiting the generality of the foregoing, Borrower hereby gives to Agent the power and right, on behalf of Borrower, without assent by, but with prior notice to, Borrower, to do the following during the continuance of an Event of Default, in each case subject to the terms of the Collaterally Assigned Loan Documents:

(i) in the name of Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed to be appropriate by Agent for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Collateral whenever payable;

(ii) to pay or discharge Taxes and Liens levied or placed on or threatened against the Collateral; and

(iii) (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to Agent or as Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Agent may deem to be appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes, and to do, at Agent’s option and Borrower’s expense, at any time, and from time to time, all acts and things that Agent deems to be necessary to protect, preserve or realize upon the Collateral and Agent’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Borrower might do.

Borrower hereby ratifies all that said attorneys-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable until the repayment in full of all Secured Obligations hereunder.

(b) Borrower also authorizes Agent, at any time and from time to time, to execute, in connection with any sale provided for in Section 5.07, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(c) The powers conferred on Agent are to protect Agent’s interests in the Collateral and shall not impose any duty upon Agent to exercise any such powers. Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither Agent nor any of its officers, directors, or employees shall be responsible to Borrower for any act or failure to act hereunder, except for its own gross negligence, fraud, illegal acts or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment.

5.05 Performance by Agent of Borrower’s Obligations. If Borrower fails to perform or comply with any of its agreements contained in the Loan Documents to which it is a party, beyond any applicable notice and cure periods, then Agent may itself perform or comply, or otherwise cause performance or compliance, with such agreement. If an Event of Default does not then exist, then Agent shall exercise such right only if Agent determines that action is required to protect against an imminent threat of loss of value or lien priority. The Expenses of Agent incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Default Rate, shall be payable by Borrower to Agent on demand and shall constitute Secured Obligations.

5.06 Proceeds. If an Event of Default shall occur and be continuing, all proceeds of Collateral received by or on behalf of Borrower consisting of cash, checks and other like items shall be held by or on behalf of Borrower in trust for Agent, segregated from other funds of Borrower and, within two (2) Business Days of receipt by or on behalf of Borrower, shall be turned over to Agent in the exact form received by such party (duly endorsed by or on behalf of Borrower to Agent, if required, in order to be negotiated by Agent) and any and all such proceeds received by Agent (whether from or on behalf of Borrower or otherwise) shall first be applied in accordance with the requirements set forth in the Collaterally Assigned Loan Documents (to the extent applicable), subject to Section 2.03(f), and any excess proceeds to which Borrower would otherwise be entitled under the Collaterally Assigned Loan Documents may, in the sole discretion of Agent, be held by Agent as collateral security for, and/or then or at any time thereafter may be applied by Agent against, the Secured Obligations (whether matured or unmatured), such application to be in such order as Agent shall elect. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Collateral.

5.07 Remedies. If an Event of Default shall occur and be continuing, Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other Loan Document, all rights and remedies of a secured party under the Uniform Commercial Code (so long as any such exercise is not in contravention of the terms of the Collaterally Assigned Loan). Without limiting the generality of the foregoing, Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required herein or by law referred to below, if applicable) to or upon Borrower, or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith, subject to any transfer restrictions set forth in the Collaterally Assigned Loan Documents, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), at public or private sale or sales, at any exchange, broker’s board or office of Agent or elsewhere upon such terms and conditions as it may deem to be advisable and at such prices as it may deem to be best, for cash or on credit or for future delivery without assumption of any credit risk. Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Borrower, which right or equity is hereby waived or released. Borrower further agrees, at Agent’s request, to assemble the Collateral promptly and make it available to Agent at places which Agent shall reasonably select, whether at Borrower’s premises or elsewhere. Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and Expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Agent hereunder, including, without limitation, reasonable and documented attorneys’ fees and disbursements of outside counsel, to the payment in whole or in part of the Secured Obligations, in such order as Agent may elect, and only after such application and after the payment by Agent of any other amount required or permitted by any provision of law, including, without limitation, Section 9-615 of the Uniform Commercial Code, need Agent account for the surplus, if any, to Borrower. To the extent permitted by applicable law, Borrower waives all Damages it may acquire against Agent arising out of the exercise by Agent of any of its rights hereunder, other than those Damages arising from Agent’s gross negligence, fraud, illegal acts or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed to be reasonable and proper if such notice is given at least ten (10) Business Days prior to such sale or other disposition. Borrower shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 2.02(a)) if the proceeds of any sale or other disposition of the Collateral (net of costs incurred in connection with such sale or other disposition) are insufficient to pay the Secured Obligations and the fees and disbursements of any attorneys employed by Agent to collect such deficiency.

5.08 Limitation on Duties Regarding Preservation of Collateral. Agent’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Agent deals with similar property for its own account. Neither Agent nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, except to the extent arising from Agent’s gross negligence, fraud, illegal acts or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment, and none of Agent nor any of its directors, officers or employees shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Borrower or otherwise.

5.09 Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

5.10 Release of Security Interest and/or Collateral. Upon termination of this Agreement and repayment to Agent and Lenders of all Secured Obligations, Agent shall release its security interest in any remaining Collateral. In the event Borrower prepays the Loan in full pursuant to the terms of this Agreement, Agent shall, as soon as practicable, release (and Agent shall reasonably cooperate with Borrower to facilitate reasonable escrow arrangements to facilitate a release of) the Collateral File and the Collateral and any Liens related thereto to Borrower. Agent shall, with reasonable promptness after a written notice from Borrower, execute any document or instrument necessary to effectuate such release; provided that, any such document or instrument is in form and substance reasonably acceptable to Agent and Borrower pays Agent’s costs and expenses (including, without limitation, reasonable and documented attorneys’ fees and disbursements of outside counsel) and any applicable Expense Reimbursement Amount in connection therewith.

5.11 Release of Collaterally Assigned Loan. Borrower may obtain the release of a Collaterally Assigned Loan from the Collateral (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Collaterally Assigned Loan (other than those expressly stated to survive), subject to satisfaction of the following conditions, as determined by Agent in its reasonable discretion:

(a) The payment to Agent for the ratable benefit of the Lenders of an amount equal to the outstanding Allocated Loan Amount for the applicable Collaterally Assigned Loan, and such prepayment shall be deemed a voluntary prepayment for all purposes hereunder;

(b) no monetary or material non-monetary Default or Event of Default shall have occurred and be continuing beyond all applicable notice and cure periods set forth herein (other than those that will be cured by the effectiveness of such release);

(c) Borrower shall submit to Agent, not less than five (5) Business Days prior to the date on which the prepayment will be made, a release of Lien (and related Loan Documents) for such Collaterally Assigned Loan for execution by Agent. Such release shall be in a form appropriate in each jurisdiction in which the Mortgaged Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide an Officer’s Certificate certifying that such release documents (i) are in compliance with all Legal Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Agent and each Lender under the Loan Documents not being released; and

(d) Borrower shall reimburse Agent and Servicer for any out-of-pocket costs and expenses Agent and Servicer incur arising from such release (including reasonable and documented attorneys’ fees and expenses of outside counsel).

Notwithstanding anything to the contrary in this Section 5.11, if the conditions set forth in this Section 5.11(b) are not satisfied, Borrower may obtain the release of a Collaterally Assigned Loan from the Collateral (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Collaterally Assigned Loan (other than those expressly stated to survive), upon satisfaction of the conditions precedent to prepayment and release specified in the Collaterally Assigned Loan Documents and the conditions set forth in Sections 5.11 (a), (c) and (d).

Section 6. REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants to Agent that on the date hereof and on any other date that Borrower makes, or is required to re-make, such representations and warranties:

6.01 Organization, Etc. Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. In addition, (a) Borrower has all requisite limited liability company or other power, and has all governmental licenses, permits, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; (b) Borrower is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not be reasonably likely to have a Material Adverse Effect; and (c) Borrower has full power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party. No pledges or similar encumbrance of the direct or indirect ownership interest in Borrower have been made. Borrower has delivered to Agent true and correct certified copies of its organizational documents, together with all amendments thereto.

6.02 Authorization, Compliance, Etc. The execution and delivery of, and the performance by Borrower of its obligations under, the Loan Documents to which it is a party are within each Borrower’s powers, (a) have been duly authorized by all requisite action, (b) do not violate in any material respect any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority, or its organizational documents, (c) do not violate in any material respect any indenture, agreement, document or instrument to which Borrower is a party, or by which it or any of its properties or any of the Collateral is bound or to which it is subject, and (d) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by any Loan Document, result in the creation or imposition of any Lien upon any of the property or assets of Borrower pursuant to, any such indenture, agreement, document or instrument in each case which could reasonably be expected to result in a Material Adverse Effect. Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the transactions contemplated herein and the execution, delivery or performance of the Loan Documents to which it is a party.

6.03 Litigation; Judgments; Bankruptcy. There are no actions, suits, arbitrations, investigations or other legal or arbitrable proceedings before any Governmental Authority (including, without limitation, any of the foregoing which are pending or, to Borrower’s knowledge, threatened (in writing)) affecting Borrower or, to Borrower’s knowledge, any of the Collateral that could reasonably be expected to result in a Material Adverse Effect. Borrower is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority that could reasonably be expected to result in a Material Adverse Effect.

6.04 Location of Books and Records. The location where Borrower keeps its books and records related to the Collateral, is Borrower’s principal place of business, or at its office at 1345 Avenue of the Americas, New York, New York 10105, unless Borrower has provided a new address to Agent in writing. On the Effective Date, Borrower’s principal place of business is, and has been, located at 1345 Avenue of the Americas, New York, New York 10105.

6.05 Due Execution; Enforceability. Borrower has duly executed and delivered this Agreement and the Loan Documents to which it is a party. This Agreement and all of the other Loan Documents executed and delivered by Borrower in connection herewith are legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms, except as such enforceability may be limited by (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally, and (b) general principles of equity.

6.06 No Default. Borrower is not in default under or with respect to any of its contractual obligations in excess of $200,000 in any material respect. No Default or Event of Default has occurred and is continuing.

6.07 Debt. Borrower does not have any Indebtedness other than the Loan and Permitted Indebtedness.

6.08 Margin Regulations. The use of all funds acquired by Borrower under this Agreement will not conflict with or contravene any of Regulations T, U or X.

6.09 Investment Company. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not a “covered fund” for purposes of the Volcker Rule.

6.10 Solvency. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). Borrower (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its Obligations under the Loan Documents.

6.11 ERISA. As of the date hereof and throughout the term of the Loan (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or a plan subject to Section 4975 of the Code, (b) none of the assets of Borrower constitute or will constitute “plan assets” of one or more such employee benefit plans or plans within the meaning of 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA), (c) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA or any similar employee benefit plan established under the laws of a foreign jurisdiction and (d) transactions described hereunder do not and will not violate state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. Each Loan Party does not maintain or have any primary obligation to contribute to any Employee Benefit Plan, and except as would not reasonably be expected to have a Material Adverse Effect, each of the Loan Party’s respective ERISA Affiliates has not maintained or contributed to, or had any obligation to contribute to, any Employee Benefit Plan and, as of the date hereof and throughout the term of the Loan, does not and will not maintain or contribute to, and is not and will not be obligated to contribute to, any Employee Benefit Plan.

6.12 Taxes. Borrower has filed all federal income tax returns and all other material tax returns that are required to be filed by it and has paid all taxes due, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Borrower in respect of taxes and other governmental charges are adequate.

6.13 No Reliance. Borrower has made its own independent decisions to enter into the Loan Documents, to accept the Loan and whether the Loan is appropriate and proper for it, based upon its own judgment and upon advice from such advisors (including, without limitation, legal counsel and accountants) as it has deemed to be necessary. Borrower is not relying upon any advice from Agent as to any aspect of the Loan, including, without limitation, the legal, accounting or tax treatment of the Loan.

6.14 Organization; Subsidiaries; Single-Purpose Entity. The ownership interests of Borrower set forth on the organizational chart attached hereto as Exhibit B are true and correct. Borrower does not have any subsidiaries. Borrower complies with the requirements set forth in Section 7.10.

6.15 USA Patriot Act Compliance/Sanctions/FCPA.

(a) Neither Borrower, Guarantor nor any Guarantor Controlled Affiliate (i) is listed on any Government Lists, (ii) is a Person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, or (iii) has been previously indicted for or convicted of any Patriot Act Offense (as defined below). For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the USA Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Agent notified Borrower in writing is now included in “Governmental Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Agent notified Borrower in writing is now included in “Governmental Lists”.

(b) Neither Borrower, Guarantor nor any Guarantor Controlled Affiliate is a Person that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by OFAC, the US Department of State, the United Nations Security Council, the European Union, the King’s Majesty’s Treasury or the Hong Kong Monetary Authority (collectively, “Sanctions”), or (ii) located , organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, the Crimea, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea, Sudan and Syria.

(c) Neither Borrower, Guarantor nor any Guarantor Controlled Affiliate has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010, as amended, modified and supplemented and in effect from time to time or any replacement thereof (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977, as amended, modified and supplemented and in effect from time to time or any replacement thereof (the “FCPA”). Furthermore, Borrower, Guarantor and each Guarantor Controlled Affiliate shall have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar Legal Requirements and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

6.16 Judgments/Bankruptcy. There are no judgments against Borrower unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Borrower.

6.17 Financial Statements. All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and expense that have been delivered to Agent in respect of Borrower, (a) are true, complete and correct in all material respects as of the date of such reports, (b) accurately reflect in all material respects the financial condition of Borrower, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with an Approved Accounting Method throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have or does have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise is reasonably likely to have or does have a Material Adverse Effect. All documents furnished to Agent by or on behalf of Borrower, as part of or in support of the Loan application or pursuant to this Agreement or any of the other Loan Documents, are true, correct, complete and accurately represent the matters to which they pertain as of the dates made and there have been no materially adverse changes with respect to such matters since the respective dates thereof. In addition, there is no fact or circumstance presently known to Borrower which has not been disclosed to Agent and which is reasonably likely to have or does have a Material Adverse Effect.

6.18 True and Complete Disclosure. Borrower has delivered to Agent true, correct, and complete copies of all reports, financial statements, exhibits and schedules in its possession related to each of the Collateral and the Mortgaged Property. Further, no statement of fact made by Borrower in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading. There is no material fact presently known to Borrower that has not been disclosed to Agent which would reasonably be expected to result in a Material Adverse Effect.

6.19 Beneficial Ownership Certification. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

6.20 Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

6.21 Intentionally Omitted.

6.22 Intentionally Omitted.

6.23 Regulation Q; Small Business Investment Act; National Bank Act. Borrower is not (i) an “operating company” (as such term is defined in Regulation Q); (ii) a “small business investment company” (as defined in Section 302 of the Small Business Investment Act); (iii) a firm an investment in which qualifies as a community development investment under Section 24(Eleventh) of the National Bank Act; (iv) an “investment fund” (as defined in Regulation Q); or (v) a collective investment fund (as defined in 12 CFR 9.18 (national bank) and 12 CFR 151.40 (Federal saving association) (OCC); 12 CFR 208.34 (Board)).

Section 7. COVENANTS OF BORROWER. Borrower covenants and agrees with Agent that, so long as the Loan is outstanding and until payment in full and performance of, in each case, all Secured Obligations:

7.01 Preservation of Existence; Compliance with Law. Each Loan Party shall:

(a) Preserve and maintain its legal existence;

(b) Comply in all material respects with the requirements of all applicable Legal Requirements, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority;

(c) With respect to Borrower, maintain all material licenses, permits or other approvals necessary for Borrower to conduct its business and to perform its obligations under the Loan Documents to which it is a party and conduct its business in accordance with applicable law; and

(d) Keep adequate records and books of account, in which complete entries will be made in accordance with an Approved Accounting Method.

7.02 Taxes, Etc.

(a) Borrower shall pay and discharge or cause to be paid and discharged, when due, or adequately reserve for the payment of, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon the Collaterally Assigned Loan (it being understood that Borrower shall have no obligation to pay any taxes, assessments or other liens encumbering the Mortgaged Property), except for any such taxes or other claims as are contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided.

(b) Borrower shall file on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

7.03 Notice of Proceedings or Adverse Change. Within ten (10) Business Days following the end of each calendar month, Borrower shall deliver to Agent a report setting forth Borrower’s knowledge of the occurrence of any of the following (and, for the avoidance of doubt, if Borrower is not aware of the occurrence of any of the following, no such report shall be required):

(a) (i) any litigation, investigation, regulatory action or proceeding that is pending or, to Borrower’s knowledge, threatened in writing by or against Borrower in any federal or state court or before any Governmental Authority and (ii) any other event and/or condition that would be reasonably likely to have a Material Adverse Effect on a Loan Party (and, for the avoidance of doubt, with respect to Guarantor, no event or condition shall be deemed to have a Material Adverse Effect on Guarantor unless such event or condition is reasonably likely to result in Guarantor not satisfying any financial covenants pursuant to the Guaranty); and

(b) any Lien or security interest (other than security interests created hereby or under any other Loan Document or Permitted Encumbrances) on, or claim asserted against, any of the Collateral or the Mortgaged Property.

Borrower shall give notice to Agent of the opening of any new chief executive office of Borrower or the closing of any such office, of any change in Borrower’s (i) name, (ii) organizational type, or (iii) jurisdiction of incorporation or any change in the places where the books and records pertaining to the Collaterally Assigned Loan are held not less than the later of fifteen (15) Business Days prior to taking any such action or ninety (90) days before any financing statement filing will lapse, lose perfection or become materially misleading.

7.04 Financial Reporting and Information. Borrower shall furnish to Agent the following financial and reporting information:

(a) within the time period set forth in Section 10.02(f), all deliverables required pursuant to Section 10.02(f)(i)(B) and (C); and

(b) within fifteen (15) Business Days after Agent’s request, such further information with respect to the Collaterally Assigned Loan (to the extent Borrower has the right to request the same under the Collaterally Assigned Loan Agreement and actually receives such information from Fee Owner) and the financial affairs of Borrower as may be reasonably requested by Agent.

All written information furnished after the date hereof by or on behalf of Borrower or Guarantor to Agent in connection with the Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in all material respects and will not omit any material facts necessary to make the statements therein, in the light of the circumstances in which they are made, not materially misleading, except that (a) with respect to information prepared by third parties, Borrower will be deemed to represent only that such information is a true and correct copy, or is in all material respects the information delivered to Borrower by such third parties, (b) with respect to information prepared by Borrower based on information supplied by third parties,

Borrower will be deemed to represent that such information is, to Borrower’s knowledge, true, complete and accurate after appropriate inquiry and (c) that with respect to any financial projections, forecasts, budgets or other forward looking information provided by Borrower and prepared by Borrower, Borrower will be deemed to represent only that such information was prepared in good faith based on assumptions believed by Borrower to be reasonable at the time made after appropriate inquiry.

7.05 Books and Records and Inspection Rights. Borrower shall, to the extent reasonably practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral. Upon reasonable advance notice from Agent (except that no advance notice shall be required during the continuance of an Event of Default), Borrower shall permit Agent during normal business hours to examine, inspect and make copies and extracts of, Borrower’s records with respect to the Collateral File and any and all documents, records, information and reports relating to the Collaterally Assigned Loan in the possession or under the control of Borrower and to take all other actions permitted under Section 10.03 hereof.

7.06 ERISA Matters.

(a) Assuming that the Lender is not funding the Loan with “plan assets” of one or more such employee benefit plans or plans within the meaning of 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA) (unless Lender is relying on a prohibited transaction exception, the conditions of which are satisfied), Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Agent of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.

(b) Borrower shall deliver to Agent such certifications or other evidence from time to time throughout the term of the Loan (but no more than once per year), as reasonably requested by Agent, that one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; or

(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

7.07 No Transfers, Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any of the Collateral, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Agreement, nor shall Borrower Transfer any interest in the Collaterally Assigned Loan other than a Permitted Transfer. In each case except with Agent’s prior consent, to be given or withheld in its sole discretion. Further, the Loan shall become due and payable upon the occurrence of any Transfer other than a Permitted Transfer. In addition, Borrower shall not take any action that would directly or indirectly impair or adversely affect Agent’s and Lenders’ title to any of the Collateral.

7.08 Transactions with Affiliates. Borrower shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Agreement, (b) in the ordinary course of Borrower’s business and (c) upon fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Any transaction by Borrower with its Affiliates intended or having the effect, in each case, of allowing Borrower to avoid payment and performance of the Secured Obligations or hindering Agent’s enforcement of its rights under the Loan Documents shall be construed as a transaction prohibited by this Section 7.08.

7.09 Consolidations, Mergers and Sales of Assets. Borrower shall not (a) consolidate or merge with or into any other Person, or (b) sell, lease or otherwise transfer all or substantially all of its assets to any other Person or (c) change its organizational structure or identity or incorporate in any other jurisdiction. In addition, Borrower shall not engage in any dissolution, liquidation or division into two (2) or more limited liability companies or other legal entities.

7.10 Single-Purpose Entity.

(a) Borrower hereby represents with respect to Borrower that it:

(i) is and always has been duly formed, validly existing, and in good standing in the state of its incorporation and in all other jurisdictions where it is qualified to do business;

(ii) has never owned any property other than the Collateral and has never engaged in any business other than the ownership and servicing of the Collateral; and

(iii) has no material contingent or actual obligations not related to the Collateral.

(b) Borrower hereby represents from the date of such entity’s formation to the date of this Agreement that it:

(i) has not owned any asset or property other than the Collateral;

(ii) has not engaged in any business other than the ownership and servicing of the Collateral;

(iii) has not entered into any transaction, contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing (individually, a “Related Party” and collectively, the “Related Parties”), except (i) for voluntary capital contributions or capital distributions permitted under the terms and conditions of its organizational documents and properly reflected on its books and records, or (ii) upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party;

(iv) has paid all of its debts and liabilities from its assets;

(v) has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence;

(vi) has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person;

(vii) has not had its assets listed as assets on the financial statement of any other Person;

(viii) has filed its own Tax returns (except to the extent that it has been a tax-disregarded entity not required to file Tax returns under applicable law);

(ix) has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party);

(x) has corrected any known misunderstanding regarding its status as a separate entity;

(xi) has conducted all of its business and held all of its assets in its own name;

(xii) has not identified itself or any of its affiliates as a division or part of the other;

(xiii) has not commingled its assets with those of any other Person and has held all of its assets in its own name;

(xiv) has not guaranteed or become obligated for the debts of any other Person;

(xv) has not held itself out as being responsible for the debts or obligations of any other Person;

(xvi) has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party;

(xvii) has not pledged its assets to secure the obligations of any other Person;

(xviii) has maintained adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operation;

(xix) has maintained a sufficient number of employees (if any) in light of its contemplated business operations and has paid the salaries of its own employees (if any) from its own funds;

(xx) has not owned any subsidiary or any equity interest in any other entity;

(xxi) has not incurred any indebtedness that is still outstanding other than Permitted Indebtedness; and

(xxii) has not had any of its obligations guaranteed by an Affiliate.

(c) Borrower hereby represents and warrants to, and covenants that as of the date hereof and until such time as the Debt shall be paid in full:

(i) Borrower does not own and will not own any asset or property other than the Collateral;

(ii) Borrower does not and will not engage in any business other than the ownership and servicing of the Collateral and Borrower will conduct and operate its business as presently conducted and operated;

(iii) Except for voluntary capital contributions or capital distributions permitted under the terms and conditions of its organizational documents and properly reflected on its books and records, Borrower will not enter into any transaction, contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties;

(iv) Borrower will not incur any Indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), except for Permitted Indebtedness;

(v) Borrower will not make any loans to any third party (including any Affiliate or constituent party), and shall not acquire obligations or securities of its Affiliates;

(vi) Borrower is and will remain solvent and Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due; provided, that, in each such case, there exists and is made available to Borrower sufficient cash flow from the Collateral to do so and that the foregoing shall not require any partners, members or other owners of Borrower to make any capital contributions to Borrower;

(vii) Borrower will do all things necessary to observe organizational formalities and preserve its separate existence, and Borrower will not, nor will Borrower permit any constituent party to, amend, modify or otherwise change the partnership certificate, partnership agreement, operating agreement, trust or other organizational documents of Borrower without the prior consent of Agent in any manner that (A) violates the covenants set forth in this Section 7.10 or (B) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Agent’s consent;

(viii) Borrower will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party. Borrower’s assets will not be listed as assets on the financial statement of any other Person, provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (B) such assets shall be listed on Borrower’s own separate balance sheet;

(ix) Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division or part of the other;

(x) Borrower will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xi) Neither Borrower nor any constituent party will seek or effect the liquidation, dissolution, winding up, liquidation, division into two (2) or more limited liability companies or other legal entities, consolidation or merger, in whole or in part, of Borrower or transfer, sell or otherwise dispose of all or substantially all of its assets;

(xii) Borrower will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and will hold all of its assets in its own name;

(xiii) Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person;

(xiv) Borrower will not guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person;

(xv) Borrower will not permit any Affiliate or constituent party independent access to its bank accounts;

(xvi) Borrower will pay the salaries of its own employees (if any) from its own funds and maintain a sufficient number of employees (if any) in light of its contemplated business operations;

(xvii) Borrower will compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred;

(xviii) Borrower will file its own Tax returns separate from those of any other Person, except to the extent that Borrower is treated as a “disregarded entity” for tax purposes and is not required to file Tax returns under applicable law, and pay any Taxes required to be paid under applicable law;

(xix) Borrower will allocate fairly and reasonably any overhead expenses that are shared with an affiliate, including for shared office space and for services performed by an employee of an affiliate;

(xx) Borrower will not pledge its assets to secure the obligations of any other Person;

(xxi) Borrower will not buy or hold evidence of Indebtedness issued by any other Person (other than cash or investment-grade securities); and

(xxii) Borrower will not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity.

(d) If Borrower is a single member limited liability company, Borrower shall have at least one springing member, which, upon the occurrence of any event that causes the sole member to cease to be a member of Borrower (other than (i) upon an assignment by the sole member of all of its limited liability company interest in Borrower and the admission of the transferee pursuant to the terms of Borrower’s organizational documents and this Agreement, or (ii) the resignation of the sole member and the admission of an additional member of Borrower pursuant to the terms of Borrower’s organizational documents and this Agreement) (a “Member Cessation Event”), shall, without any action of any Person and simultaneously with the Member Cessation Event, automatically be admitted to Borrower as the sole member of Borrower, that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of Borrower assets and shall continue Borrower without dissolution.

(e) Borrower shall at all times cause there to be at least one (1) duly appointed Independent Director of Borrower. No Independent Director shall be removed or replaced without Cause and no removal or replacement of an Independent Director shall be effective unless (i) Borrower provides Agent with at least five (5) Business Days’ notice of such removal or replacement and (ii) a successor Independent Director is appointed and such successor shall have accepted his or her appointment as an Independent Director by executing a counterpart to the limited liability company agreement of Borrower. The term “Independent Director” means an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Agent, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director, and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(i) a member, partner, equityholder, manager, director, officer or employee of Borrower or any of its equityholders or Affiliates (other than as an Independent Director of the Borrower or an Affiliate of Borrower that does not own a direct or indirect ownership interest in Borrower and that is required by a creditor to be a special purpose entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or independent managers in the ordinary course of its business);

(ii) a creditor, supplier or service provider (including provider of professional services) to Borrower or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business);

(iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv) a Person that Controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower that does not own a direct or indirect ownership interest in Borrower shall be qualified to serve as an Independent Director of Borrower, provided that the fees that such individual earns from serving as an Independent Director of affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the covenants set forth in Section 7.10(c), (d) and (f). The term “Cause” means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of, or bad faith or gross negligence with respect to, such Independent Director’s duties under the applicable organizational document, (ii) that such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) that such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) that such Independent Director no longer meets the definition of Independent Director.

(f) Borrower shall not, without the prior unanimous written consent of all Independent Directors, take any Material Action, provided, however, that the Borrower’s sole member may not vote on, or authorize the taking of, any Material Action, unless there is at least one (1) Independent Director then serving in such capacity. The term “Material Action” means to file any insolvency or reorganization case or proceeding, to institute proceedings to have Borrower be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against Borrower, to file a petition seeking, or consent to, reorganization or relief with respect to Borrower under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for Borrower or a substantial part of its property, to make any assignment for the benefit of creditors of Borrower, to admit in writing Borrower’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

7.11 Plan Assets; Prohibited Transactions. Borrower shall not sponsor or maintain any Employee Benefit Plans and, except as would not reasonably be expected to have a Material Adverse Effect, Borrower shall not permit any ERISA Affiliate to sponsor or maintain any Employee Benefit Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to any Employee Benefit Plan.

7.12 Organizational Documents. Borrower shall not materially modify or terminate any of the organizational documents of Borrower or take any action which would cause Borrower to cease to be a Single-Purpose Entity.

7.13 Distributions. While an Event of Default exists for which Agent has provided written notice to Borrower, Borrower shall not make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower, in each case, in excess of the Required REIT Distribution.

7.14 KYC Requirements. Borrower shall at any time that Agent requests provide Agent with: (a) a list of all Persons that own, directly or indirectly, twenty percent (20%) or more of Borrower and/or have the ability to Control Borrower, and (b) information regarding such Persons that is reasonably requested by Agent for the purpose of Agent’s “know your customer” procedures, anti-money-laundering rules and regulations, including, without limitation, the USA Patriot Act and the Beneficial Ownership Regulation and any similar regulations or requirements.

7.15 USA Patriot Act Compliance; Anti-Terrorism Compliance; Sanctions Compliance.

(a) Borrower shall and shall cause its Controlled Affiliates to comply with the USA Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower, its Controlled Affiliates and the Collateral, which relate to money laundering and terrorism. If, at any time, Agent has a reasonable belief that Borrower or any Controlled Affiliate of Borrower is not in compliance with the USA Patriot Act or any applicable requirement of Governmental Authorities having jurisdiction over Borrower or such Controlled Affiliate or the Collateral which relates to money laundering and/or terrorism, upon ten (10) days’ notice to Borrower, Agent shall have the right to audit Borrower’s and its Controlled Affiliates’ compliance with the USA Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower, its Controlled Affiliates and the Collateral, which relate to money laundering and terrorism. In the event that Borrower fails or fails to cause its Controlled Affiliates to comply with the USA Patriot Act or any such requirements of Governmental Authorities relating to money laundering and terrorism, then Agent may, at its option, cause Borrower to comply or cause Borrower to cause its Controlled Affiliates to comply therewith and any and all reasonable costs and expenses incurred by Agent in connection therewith shall be secured by the Loan Documents and shall be immediately due and payable.

(b) No portion of the proceeds of the Loan will be used, are needed, or will be invested by Borrower, any Affiliates of Borrower, or Guarantor (a) to support international terrorism or activities that may contravene U.S. federal or state or any other Governmental Authority’s anti-money laundering laws and regulations, (b) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (c) in any other manner that would result in a violation of Sanctions by any Person, including, without limitation, Agent and the Lenders or (d) in a manner which would violate any applicable anti-bribery laws, including, without limitation the FCPA. Borrower understands and hereby acknowledges that Agent and Lenders have certain anti-money laundering responsibilities under various laws, rules and regulations of the United States of America and shall deliver to Agent, in each case, as reasonably requested by Agent and/or any Lender or as requested by Governmental Authority administering such laws and regulations, information regarding Borrower’s direct and indirect beneficial owners’ identities or sources of funds or other similar information and may seek to ensure that representatives or direct or indirect beneficial owners of Borrower are not named on one of the Government Lists. Borrower agrees, upon the reasonable request of Agent and/or any Lender, to provide additional information as may be necessary or advisable in order to satisfy their anti-money laundering responsibilities under various laws, rules and regulations of the United States of America.

(c) Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Agent or Lenders from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Agent or Lenders at any time to enable Agent or Lenders to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act.

(d) No portion of the proceeds of the Loan will be used, are needed, or will be invested by the Borrower or any Affiliate of Borrower in order to support international terrorism or activities that may contravene U.S. federal, state or other Governmental Authority’s anti-money laundering laws, rules and regulations.

(e) Borrower shall, promptly after written request by Agent (whether for itself, on behalf of any Lender or any prospective new Lender), furnish or cause to be furnished to Agent any documentation and such other information or evidence as may be reasonably requested by Agent to enable Agent, such Lender or such prospective Lender to carry out and be satisfied with the results of all applicable customer due diligence requirements.

7.16 Intentionally Omitted.

7.17 Federal Reserve Regulations . No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Federal Reserve Board or for any other purpose which would violate Regulation T, U or X or be inconsistent with Regulation T, U or X or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

7.18 Intentionally Omitted.

7.19 Intentionally Omitted.

7.20 Intentionally Omitted.

7.21 Intentionally Omitted.

7.22 Intentionally Omitted.

7.23 Intentionally Omitted.

7.24 Future Advances. To the extent a future advance is required to be made pursuant to the Collaterally Assigned Loan Documents, Borrower shall be required to fund such future advance in accordance with the Collaterally Assigned Loan Documents, regardless of whether the conditions for a future advance under this Agreement have been satisfied with respect to such future advance.

7.25 Defined Terms. To the extent that any term used herein is defined by reference to such defined term in the Collaterally Assigned Loan Documents, Borrower shall only use such defined term in all Collaterally Assigned Documents to define the subject matter or items which is so defined, including all future Collaterally Assigned Documents.

Section 8. EVENTS OF DEFAULT.

8.01 Events of Default. The occurrence of any one or more of the following events shall be, and shall constitute the commencement of, an “Event of Default” hereunder (any Event of Default that has occurred shall continue unless and until waived by Agent in writing in its sole discretion):

(a) Payment.

(i) Borrower shall default, and such default shall continue for at least twelve (12) Business Days, in the payment when due of any Principal or interest thereon owing in respect of the Loan (other than such amounts due on the Maturity Date for which no such extension of time shall be given);

(ii) Borrower shall default, and such default shall continue for at least ten (10) days after notice to Borrower that such amounts are owing, in the payment when due of fees, expenses or other amounts owing hereunder or under any of the other Loan Documents, including any applicable Expense Reimbursement Amount (other than Principal and interest owing in respect of the Loan); and

(iii) Borrower shall default in the payment of any Principal or interest owing in respect of the Loan on the Maturity Date.

(b) Representations and Warranties. Any representations and warranties made by Borrower or Guarantor, in any of the Loan Documents, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Agent shall have been false or misleading in any material respect (or, with respect to any representation that itself contains a materiality qualifier, in any respect) as of the date such representation was made (or deemed remade); provided, however, that except with respect to the representations set forth in Section 6.05, Section 6.07 through Section 6.11, Section 6.15, Section 6.16, Section 6.20 and Section 6.23, provided such breach is susceptible of being cured, the same shall not be an Event of Default hereunder provided that the same is cured within (1) in the case of a breach that can be cured by the payment of money, ten (10) days after the earlier of (A) the date on which Borrower first had knowledge of any such breach or (B) the date on which Agent notified Borrower in writing of such breach and (2) in the case of a breach that cannot be cured by the payment of money, thirty (30) days after the earlier of (A) the date on which Borrower first had knowledge of any such breach or (B) the date on which Agent notified Borrower in writing of such breach.

(c) Other Loan Documents. (i) Any Loan Document shall fail to be in full force and effect or convey the rights, powers and privileges purported to be created thereby or (ii) any material obligation or control granted under in connection with the Loan Documents terminates, is declared null and void, ceases to be valid and effective, ceases to be the legal, valid, binding and enforceable obligation of Borrower or any other Person, or the validity, effectiveness, binding nature or enforceability thereof is contested, challenged, denied or repudiated by Borrower or any Affiliate thereof, in each case directly, indirectly, in whole or in part.

(d) Collateral. Borrower shall have breached Section 10 of this Agreement, and such default is not cured within ten (10) Business Days after the earlier of (A) Borrower’s knowledge of such failure or (B) written notice thereof to Borrower.

(e) Transfers; Transactions with Affiliates; Consolidations; Mergers; Sale of Assets. A violation of Section 7.07, Section 7.08 or Section 7.09.

(f) First Priority Lien of Agent. Agent, for the benefit of Lender, shall fail at any time to have an insured and valid, perfected, first priority security interest in the Collateral; provided, however, that if such failure resulted from Agent’s failure to timely file any UCC continuation statements, then such failure shall only be considered an Event of Default if Borrower fails to remedy such failure within five (5) Business Days after written notice thereof to Borrower.

(g) Final Judgment. A final judgment or judgments (as determined by a court of competent jurisdiction by final and nonappealable judgment) in excess of Two Hundred Thousand and No/100 Dollars ($200,000.00) in the aggregate with respect to Borrower and Ten Million and No/100 Dollars ($10,000,000.00) in the aggregate with respect to Guarantor and which is not covered by insurance for the payment of money shall have been rendered against Borrower or Guarantor, as applicable, which remains undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed.

(h) Act of Insolvency. An Act of Insolvency shall have occurred with respect to Borrower or Guarantor.

(i) Guarantor’s Net Worth and Liquidity. Guarantor breaches the financial covenants under Section 5(a) of the Guaranty and the same continues beyond the expiration of any applicable cure periods or if no cure period is specified, within thirty (30) days after the earlier of (i) written notice from Agent to Borrower of such circumstance and (ii) Borrower’s or Guarantor’s knowledge of same.

(j) Additional Indebtedness. Borrower shall have incurred any Indebtedness (secured or unsecured) other than (A) the Loan, (B) obligations to Fee Owner as the “Lender” under the Collaterally Assigned Loan Documents, and (C) unsecured trade payables for legal, accounting, servicing, and other similar expenses incurred in the ordinary course of business and related to the Collaterally Assigned Loan and the Loan, provided that such unsecured trade payables (i) are not evidenced by a promissory note, (ii) do not exceed at any one time Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate, and (iii) are paid within sixty (60) days after the date invoiced (all such Indebtedness permitted under this clause (j), “Permitted Indebtedness”).

(k) Financial Deliverables. Borrower or Guarantor shall have failed to furnish the financial and reporting information as and when required pursuant to Section 7.04 and such failure continues for ten (10) Business Days following written notice by Agent.

(l) Continuing Collaterally Assigned Loan Event of Default. The occurrence of a Continuing Collaterally Assigned Loan Event of Default, unless Borrower prepays the Loan in an amount equal to the Allocated Loan Amount of the applicable defaulted Collaterally Assigned Loan, which prepayment shall be accompanied by all sums then due under the Note and this Agreement.

(m) Intentionally Omitted.

(n) Advances. Borrower shall have failed to make Total Loan Advances to Fee Owner as and when required under the Collaterally Assigned Loan Documents; provided, however, that such failure shall not constitute an Event of Default if such failure resulted from Lenders’ failure to make an Advance in accordance with the terms and conditions of this Agreement.

(o) Single Purpose Entity. Borrower shall have breached any representation, warranty or covenant contained in Section 7.10 or Section 7.12; provided, however, such breach shall not constitute an Event of Default if (I) such failure was inadvertent, immaterial and non-recurring and (II) such failure is curable, and Borrower promptly cures such breach within thirty (30) days of such breach; provided, however, that if any such breach is susceptible of cure but cannot reasonably be cured within such thirty (30) day period, and Borrower shall have commenced to cure such breach or failure within such thirty (30) day period shall and thereafter diligently proceed to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such breach or failure, such additional period not to exceed ninety (90) days.

(p) Prescribed Laws. Borrower shall have breached any representation, warranty or covenant contained in Section 6.15, Section 7.14, Section 7.15 or Section 9.25.

(q) ERISA. Borrower shall have breached any representation, warranty or covenant contained in Section 6.11, Section 7.06, or Section 7.11.

(r) Distributions. Borrower shall have breached Section 7.13.

(s) Other Negative Covenants. Borrower shall have breached Section 7.17.

(t) Investment Company. Borrower or Guarantor or any of their respective Affiliates is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(u) Governmental or Regulatory Action. Any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of any Loan Party, which suspension has a Material Adverse Effect.

(v) Inability to Perform. Any Loan Party shall admit in writing in a legal proceeding in a court of competent jurisdiction its inability to, or its intention not to, perform any of its respective material obligations under the Loan Documents.

(w) Intentionally Omitted.

(x) Affiliated Servicer Breach. The breach by any Servicer that is an Affiliate of Borrower of its obligations to deposit or remit any revenue with respect to the Mortgaged Property or the Collaterally Assigned Loan in compliance with this Agreement.

(y) Modifications. Any amendment, modification or restatement is made to the Collaterally Assigned Loan Agreement or any other Collaterally Assigned Loan Document without the prior written consent of Agent to the extent that such consent was required hereunder.

(z) Actions Taken Without Required Consent of Agent. Borrower engages in any conduct or action where Agent’s prior consent is required by any Loan Document and Borrower fails to obtain such consent.

(aa) Other Covenants. A default shall occur in the due performance or observance by Borrower or Guarantor, of any term, covenant or agreement (other than those referred to in any other subsection of this Section 8.01) contained in this Agreement or in any of the other Loan Documents, except that in the case of a default that can be cured by the payment of money, such default shall not constitute an Event of Default unless and until it shall remain uncured for ten (10) Business Days after Borrower receives written notice thereof; and in the case of a default that cannot be cured by the payment of money but is susceptible of being cured within thirty (30) days, such default shall not constitute an Event of Default unless and until it remains uncured for thirty (30) days after Borrower receives written notice thereof, provided that within ten (10) Business Days of Borrower’s receipt of such written notice, Borrower delivers written notice to Agent of its intention and ability to effect such cure within such thirty (30) day period; and if such non-monetary default is not cured within such thirty (30) day period despite Borrower’s diligent efforts but is susceptible of being cured within ninety (90) days of expiration of such original thirty (30) day period, then Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of ninety (90) days from expiration of such original thirty (30) day period, provided that prior to the expiration of the initial thirty (30) day period, Borrower delivers written notice to Agent of its intention and ability to effect such cure prior to the expiration of such ninety (90) day period.

Notwithstanding anything to the contrary contained in this Section 8.01, unless otherwise specified herein (including, without limitation, in Section 8.01(m)), a default by Fee Owner under the Collaterally Assigned Loan Documents shall not independently constitute, in and of itself, an “Event of Default” hereunder.

8.02 Remedies Upon Default.

(a) Upon the occurrence and continuance of one or more Events of Default other than those referred to in Section 8.01(h), Agent may declare the Outstanding Principal Balance to be immediately due and payable, together with all interest thereon and fees and Expenses and all other Obligations accruing under this Agreement. Upon the occurrence and continuance of an Event of Default referred to in Section 8.01(h), such amounts shall immediately and automatically become due and payable without any further action by any Person. Upon such declaration or such automatic acceleration, the Outstanding Principal Balance and all other Obligations shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower. Interest at the Default Rate shall accrue as of the date of the occurrence of the Default.

(b) If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Agent:

(i) Agent shall have the right to instruct Fee Owner, Borrower or Servicer to pay all Collections to Agent. All such Collections received by Agent shall be retained by Agent and applied by Agent to the Outstanding Principal Balance and any other amounts owing by Borrower hereunder as Agent shall determine in its sole and absolute discretion.

(ii) Agent shall have the right to (A) record any assignments delivered in connection herewith (which assignments may be updated unilaterally by Agent to reflect any change in fact since the Effective Date (e.g., inserting names, dates, amounts, and recording information)) and Borrower shall deliver to Agent such additional assignments as Agent shall request and (B) attach any allonges held by Agent to the promissory notes which are related thereto. Agent shall be entitled to specific performance of all agreements of Borrower contained in this Agreement. Without limiting the generality of the foregoing provisions of this Section 8.02(b)(ii), Borrower shall cooperate with Agent as provided in Section 5.07 and Section 8.02(b)(iv).

(iii) At Agent’s option, in its sole discretion, Agent shall have the rights set forth in Section 10.04(e) and 4.01(c).

(iv) Agent may, after ten (10) Business Days’ notice to Borrower of Agent’s intent to take such action (provided that no such notice shall be required in the circumstances set forth in Section 9-611(d) of the Uniform Commercial Code), (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Agent may reasonably deem to be satisfactory any or all of the Collaterally Assigned Loan or (B) in its sole discretion elect, in lieu of selling all or a portion of the Collaterally Assigned Loan, to give Borrower credit for the Collaterally Assigned Loan in an amount equal to the market value of the Collaterally Assigned Loan (as determined by Agent in its sole discretion) against the Outstanding Principal Balance and any other amounts owing by Borrower under the Loan Documents. The proceeds of any disposition of the Collaterally Assigned Loan effected pursuant to this Section 8.02(b)(iv) shall be applied by Agent to the Secured Obligations in such order as Agent may determine in its sole discretion.

(v) The parties recognize that it may not be possible to purchase or sell all of the Collaterally Assigned Loan on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the Collaterally Assigned Loan may not be liquid. In view of the nature of the Collaterally Assigned Loan, the parties agree that, to the extent permitted by applicable law, liquidation of the Collaterally Assigned Loan shall not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Agent may elect, in its sole discretion, the time and manner of liquidating the Collaterally Assigned Loan, and nothing contained herein shall (A) obligate Agent to liquidate the Collaterally Assigned Loan upon the occurrence and during the continuance of an Event of Default or to liquidate all of the Collaterally Assigned Loan in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Agent.

(vi) Borrower shall be liable to Agent for the amount of all Expenses, including reasonable and documented out-of-pocket legal fees and disbursements of outside counsel, actually incurred by Agent in connection with or as a consequence of an Event of Default and any other Damages directly arising or resulting from the occurrence of an Event of Default.

(vii) Agent may exercise any or all of the remedies available to Agent immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Loan Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Agent may have.

(viii) Agent may enforce its rights and remedies hereunder without prior judicial process or hearing, and Borrower hereby expressly waives any defenses Borrower might otherwise have to require Agent to enforce its rights by judicial process. Borrower also waives any defense Borrower might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Collaterally Assigned Loan or from any other election of remedies. Borrower recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(ix) Without limiting any other rights or remedies of Agent, Agent shall have the right, without prior notice to Borrower and any such notice being expressly waived by Borrower to the extent permitted by applicable law, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) in any currency, and any other obligation, credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Agent or any Affiliate thereof to or for the credit of the account of Borrower to any obligations of Borrower hereunder to Agent.

(x) Agent shall have, in addition to its rights and remedies under the Loan Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws as well as those provided in equity. Without limiting the generality of the immediately foregoing sentence, Agent shall be entitled to set off the proceeds of the liquidation of the Collaterally Assigned Loan against all of Borrower’s Obligations to Agent, whether or not such Obligations are then due, without prejudice to Agent’s right to recover any deficiency.

8.03 No Duty of Agent. The powers conferred on Agent hereunder are solely to protect Agent’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and Agent shall not be responsible to Borrower for any act or failure to act hereunder, except for its own gross negligence, fraud, illegal acts or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment.

Section 9. MISCELLANEOUS.

9.01 Waiver. No failure on the part of Agent to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document operates as a waiver thereof, nor does any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Agent’s remedies provided herein are cumulative and not exclusive of any remedies provided by law.

9.02 Notices. Except as otherwise expressly permitted by this Agreement, all notices, demands, requests, consents, approvals or other communications required, permitted, or desired to be given hereunder (collectively, “Notice”) or under any other Loan Document (other than the Guaranties, which shall be governed by the respective provisions thereof concerning Notices) shall be in writing sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable prepaid overnight courier addressed to the party to be so notified at its address set forth herein, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 9.02. Any Notice to Borrower shall be effective if rendered in accordance with this Section to Borrower solely. Agent shall use commercially reasonable efforts to provide copies of Notices rendered to Borrower to the additional parties specified below, but the failure to effect any such Notice to such additional party shall not affect the validity and full force and effect of such Notice upon Borrower. Any Notice shall be deemed to be effective: (a) three (3) days after the date such Notice is mailed, (b) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (c) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Borrower:	AB CRE PDF TNVA1 LLC

  1345 Avenue of the Americas

  New York, NY 10105

  Attention: Marguerite (Midge) Brogan

with a copy to:	King & Spalding LLP

  1185 Avenue of the Americas, 34th Floor

  New York, New York 10036

  Attention: Jonathan Arkins, Esq.

If to Agent:	HSBC Bank USA, National Association, as Agent

  2929 Walden Avenue

  Depew, New York 14043

  Attention: CRE Support

With a copy to:	HSBC Bank USA, National Association, as Agent

  452 5th Avenue, 4th Floor

  New York, New York 10018

  Attention: Robert D. Gominiak

  and

  Cadwalader, Wickersham & Taft LLP

  200 Liberty Street

  New York, New York 10281

  Attention: Steven M. Herman, Esq.

9.03 Indemnification and Expenses.

(a) Borrower hereby agrees to hold Agent, Lenders and their respective Affiliates, any successor owners or holders of the Loan or Participations in the Loan, and each of their respective officers, partners, members, shareholders, directors, employees, representatives, agents and subsidiaries of any and all of the foregoing, (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from and indemnify and defend the Indemnified Parties against any and all Damages (without duplication of any payments made by Borrower to reimburse Agent for Expenses required to be paid hereunder) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Loan shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, (i) this Agreement, the Loan thereunder, the Mortgaged Property, the Collateral or any related property or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing (including actions taken by Agent pursuant to Sections 5.04 and 5.05), (ii) any claims by Fee Owner and/or Underlying Guarantor with respect to the Collaterally Assigned Loan, (iii) any violation or alleged violation of, non–compliance with or liability under any Legal Requirements and any requirements of applicable law by Borrower, Guarantor or any of their respective affiliates, officers, directors, employees or agents, (iv) ownership of, Liens on, security interests in or the exercise of rights or remedies under any of the items referred to in the preceding clause (i), (v) any accident, injury to or death of any person or loss of or damage to property occurring in, on or about the Mortgaged Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (vi) any use, nonuse or condition in, on or about, or possession, alteration, repair, operation, maintenance or management of, the Mortgaged Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (vii) any failure by Borrower to perform or comply with any Loan Document or Collaterally Assigned Loan Document, (viii) performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property, (ix) any claim by brokers, finders or similar Persons claiming to be entitled to a commission in connection with any lease or other transaction involving Mortgaged Property, (x) [intentionally omitted], (xi) any taxes attributable to the execution, delivery, filing or recording of any Loan Document, Collaterally Assigned Loan Document or any

memorandum of any of the foregoing, (xii) any Lien or claim arising on or against the Collaterally Assigned Loan or Mortgaged Property under any Legal Requirements and any applicable law or any liability asserted against Agent or any other Indemnified Party with respect thereto, (xiii) any Release, use, generation, manufacture, storage, disposal, threatened disposal, transportation or presence of Hazardous Materials to, from, in, on, under, near or affecting the Mortgaged Property, (xiv) any term sheet or any business communications or dealings between the parties relating hereto, or (xv) Borrower’s conduct, activities, actions and/or inactions in connection with, relating to or arising out of any of the foregoing clauses of this Section 9.03(a), that, in each case of (i) through (xv) above, does not result from (A) such Indemnified Party’s gross negligence, fraud, illegal acts or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final, non–appealable judgment, or (B) an act or omission of Agent or any other Indemnified Parties during Agent’s period of ownership of the Collaterally Assigned Loan (pursuant to Agent’s exercise of its remedies hereunder or transfer in lieu thereof or similar transaction). In any suit, proceeding or action brought by Agent in connection with the Collaterally Assigned Loan for any sum owing thereunder, or to enforce any provisions of the Collaterally Assigned Loan Documents, Borrower shall save, indemnify and hold Agent harmless from and against all Damages and Expenses suffered by Agent by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of Fee Owner and/or Underlying Guarantor thereunder, arising out of a breach by Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of Fee Owner, Underlying Guarantor or their respective successors from Borrower. Borrower also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s Damages and Expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement and any other Loan Document or any transaction contemplated hereby or thereby. However, in no event shall Borrower be liable for any consequential, special or punitive damages (except to the extent paid or payable by such Person to a third party) or for losses caused by the gross negligence, fraud, illegal acts or willful misconduct of Agent, any Lender or their respective advisors or Affiliates. No direct or indirect owner, Affiliate, member, officer, director, manager, trustee or constituent investor of Borrower (other than Guarantor in accordance with the Loan Documents) or of Guarantor shall be liable and/or responsible for any of the obligations under this Agreement or any other Loan Document. This Section 9.03(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damagers, etc. arising from a non-Tax claim.

(b) Borrower covenants and agrees to pay as an Expense Reimbursement Amount all Expenses (including reasonable and documented attorneys’ fees and disbursements of outside counsel) in connection with, and in accordance with this Agreement, including, without limitation: (i) the preparation, negotiation, execution and delivery of this Agreement, the Note, the other Loan Documents, and any other documents or agreements executed in connection therewith and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower and Guarantor (including, without limitation, any opinions reasonably requested by Agent as to any legal matters arising under this Agreement, the Note, and the other Loan

Documents); (ii) Borrower’s and Guarantor’s ongoing performance of and compliance with their respective agreements and covenants contained in this Agreement, the Note, and the other Loan Documents on the part of each to be performed or complied with on and after the Effective Date; (iii) Agent’s ongoing performance and compliance with all agreements and conditions contained in this Agreement, the Note, and the other Loan Documents on its part to be performed or complied with on and after the Effective Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the Note, the other Loan Documents and any other documents executed in connection therewith or documents or matters requested by Borrower; (v) securing Borrower’s, and/or Guarantor’s compliance with any requests made pursuant to the provisions of this Agreement or any other Loan Document; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Agent all required legal opinions, and other similar Expenses incurred in creating and perfecting any lien in favor of Agent pursuant to this Agreement, the Note, and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, Guarantor, this Agreement, the Note, the other Loan Documents, the Collaterally Assigned Loan, the Mortgaged Property or any other security given for the Loan; (viii) all wiring fees; (ix) any acts performed or proposed to be performed by Agent at Borrower’s request or wholly or partially for the benefit of Borrower (including, the preparation or review of amendments, assumptions, waivers, releases, requests for approval of any Transfer, estoppel certificates or statements of amounts owing under any Secured Obligation); (x) any Protective Advances and all Expenses incurred by Agent, necessary in Agent’s reasonable judgment, to protect or preserve the priority of, in each case, Agent’s liens securing the Secured Obligations; (xi) inspections of the Mortgaged Property no more than once per any twelve (12) month period, unless an Event of Default has occurred and is continuing, and during the occurrence and continuance of an Event of Default, Appraisals no more than once per any twelve (12) month period (which for the avoidance of doubt, Agent may, at its own cost, perform at all other times); (xii) any Expenses incurred by Agent and its agents in responding to third-party legal process, subpoenas, or similar legal demands received by Agent and its agents as a result of or in relation to, in each case, the Loan, the Secured Obligations, the Loan Documents, or Borrower’s business with Agent; (xiii) any reasonable and customary administrative fees charged by Agent; (xiv) [intentionally omitted]; and/or (xv) enforcing any obligations of, or collecting any payments due from, Borrower and/or Guarantor under this Agreement, the Note, or the other Loan Documents or with respect to the Collaterally Assigned Loan or Mortgaged Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings. Borrower also acknowledges and agrees that formal written appraisals of the Mortgaged Property by a licensed independent appraiser may be required pursuant to this Agreement, and/or may be required by Agent’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis and that Agent may, at its option and its sole cost and expense, require inspection of the Mortgaged Property by an independent supervising architect and/or cost engineering specialist, and all of the foregoing shall be deemed Expense Reimbursement Amounts under this Agreement to the extent Borrower is entitled to request such inspection under the Collaterally Assigned Loan at the expense of the borrower under the Collaterally Assigned Loan. The parties hereto, however, acknowledge that Agent may request such an inspection at any time at Agent’s own expense, unless an Event of Default has occurred and is continuing, in which case the expense of such inspection shall be borne exclusively by Borrower. In addition, if Fee Owner or Borrower is undertaking a restoration or is performing any work at the Mortgaged Property that requires the obtaining of a building permit, then Borrower shall pay the reasonable out-of-pocket costs of architects, engineers and other consultants reasonably retained by Agent to review the performance of such restoration or work. Any amounts payable to Agent pursuant to this Section 9.03(b) shall become immediately due and payable upon written demand and, if the same are not paid to Agent within twelve (12) Business Days from the date of such written demand, shall bear interest at the Default Rate from such twelfth (12th) Business Day until the date such amounts have been paid. Any administrative fees owed to Agent pursuant to the Loan Documents shall be non-refundable, irrespective of the disposition of the request by Agent. Borrower shall have no expectation that Agent commence review of any matter or request prior to Borrower paying the required administrative fee and/or legal deposit referenced herein. In addition and without limitation to Agent’s right to recover all its out-of-pocket Expenses from Borrower on demand as provided in this Section 9.03(b), Agent shall have the right to require Borrower to provide a reasonable legal deposit (i.e., payment in advance) before engaging outside counsel to do any legal work and to reasonably refresh that deposit, at Agent’s request, over the pendency of the matter. Borrower shall have no expectation that Agent commence any legal work with outside counsel prior to Borrower paying any reasonable legal deposit requested by Agent. For the avoidance of doubt, any reference in the Loan Documents to out-of-pocket costs or expenses incurred by Agent shall be construed, without limitation to other kinds of costs and expenses incurred by Agent, to include reasonable and documented out-of-pocket attorneys’ fees (i.e., outside counsel). Without limiting the generality of the immediately preceding sentence, no provision specifically requiring payment of a fee, cost, or expense to Agent by Borrower, by being so affirmatively and specifically stated in any Loan Document, may be construed to limit Agent’s rights to payment pursuant to this Section 9.03 for any reasonable out-of-pocket fee, cost, or expense, in each case, provided for by this Section 9.03, but not so specifically stated.

(c) The parties hereto agree that the relationship between Borrower and Agent shall be solely that of a debtor and a creditor. Agent shall not have any fiduciary responsibilities to Borrower or any of its affiliates. Borrower on its own behalf (i) agrees that Agent shall not have any liability to Borrower (whether sounding in tort, contract or otherwise) for Damages suffered by Borrower and (ii) waives, releases and agrees not to sue upon any claim against Agent for Damages suffered by Borrower (whether arising in tort, contract or otherwise), in each case, in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by this Agreement, the other loan documents or any other agreement entered into in connection herewith or any act, omission or event occurring in connection therewith, unless it is determined by a final non-appealable judgment of a court of competent jurisdiction that is binding on Agent, and that such Damages suffered by Borrower were the result of acts or omissions on the part of Agent constituting gross negligence, fraud, illegal acts or willful misconduct. Whether or not such Damages suffered by Borrower are related to a claim that is subject to such waiver and whether or not such waiver is effective, Agent shall not have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue upon any claim for, any special, indirect, consequential or punitive damages suffered by Borrower in connection with, arising out of, or in any way related to the transactions contemplated or the relationship established by this Agreement, the other Loan Documents or any other agreement entered into in connection herewith or therewith or any act, omission or event occurring in connection herewith or therewith, unless it is determined by a final non-appealable judgment of a court of competent jurisdiction that is binding on Agent, that such Damages suffered by Borrower were the result of acts or omissions on the part of, or legally attributable to, Agent, as applicable, constituting gross negligence, fraud, illegal acts or willful misconduct.

(d) The obligations of Borrower under this Section 9.03 shall survive, in each case, the repayment of the Loan and the termination of this Agreement. Notwithstanding the provisions of this Agreement to the contrary, the liabilities and obligations of Borrower under this Section 9.03 shall not apply to the extent that such obligations or liabilities arise from a state of facts first occurring or coming into existence after Agent or any Lender completes the exercise of any rights or remedies pursuant to the terms of the Loan Documents which results in an assignment to itself as a present actual assignment of any Loan Documents or otherwise become the “Lender” under the Collaterally Assigned Loan; provided, in each case, that the same shall not have resulted from any acts of Borrower or any Affiliate of Borrower.

9.04 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

9.05 Assignments/Participations/Information Sharing.

(a) Borrower may not assign this Agreement or any of its rights or obligations hereunder without the prior approval of Agent.

(b) Each Lender may assign, transfer, sell, pledge or hypothecate all or any portion of its rights or obligations in and to the Loan (including all or a portion of its Maximum Commitment and the Loan at the time owing to it) to any other Person (each, an “Assignee”); provided, that, so long as no Event of Default is continuing, Borrower’s prior written consent shall be required (such consent not to be unreasonably withheld, conditioned or delayed) if such Assignee is not an Eligible Assignee. HSBC shall, at all times while the Loan remains outstanding, (i) maintain a minimum interest in the Loan not less than twenty-five percent (25%) (the “Minimum Hold Amount”) and (ii) remain the Agent hereunder; provided, however, that nothing contained herein shall prohibit HSBC from the following (x) assigning or participating a portion of the Loan which results in HSBC owing less than the Minimum Hold Amount (1) if HSBC is required to sell its interests in the Loan in order to comply with applicable statutory or regulatory requirements or pursuant to any request of any Governmental Authority, (2) if HSBC is no longer in the business of making commercial real estate loans in the United States of America, (3) pursuant to any internal direction or mandate as long as HSBC is not acting in a discriminatory manner against Borrower versus other similarly situated borrowers or (4) if an Event of Default has occurred and is continuing, or (y) resigning as Agent hereunder if (1) HSBC has been internally mandated to relinquish its role as administrative agent as long as HSBC is not acting in a discriminatory manner against Borrower versus other similarly situated borrowers, (2) HSBC no longer holds an interest in the Loan, or (3) an Event of Default has occurred and is continuing.

(c) Borrower agrees to execute, or cause Guarantor to execute, within ten (10) Business Days after request therefor is made by Agent, at Agent’s expense, any documents and/or estoppel certificates reasonably requested by Agent pursuant to Section 9.20 below in connection with such assignment or participation; provided that such documents and/or estoppel certificates do not expand the liability or Obligations of, or diminish the rights of, Borrower or Guarantor or reduce Assignee’s or Participant’s obligations, or expand Assignee’s or Participant’s rights.

(d) From and after the effective date of any assignment by a Lender of all or any portion of its interest in the Loan, (i) the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned to it, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor shall, to the extent of the interest assigned by it, relinquish its rights and be released from its obligations under this Agreement first arising from the date of such assignment (to the extent such obligations are assumed by the applicable assignee) (and, in the case of an assignment covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.05, 2.08, 2.15, 9.03, 9.26 and 9.27.

(e) Agent acting solely for this purpose as an agent of the Borrower, shall maintain a register (the “Agent’s Register”) showing the name and addresses of the Lenders and each Lender’s Ratable Share of the Loan (including any stated interest to which such Lender is entitled) from time to time. The entries in the Agent’s Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Agent’s Register as the owner of such portion of the Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents. The Agent’s Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) The assigning Lender shall give Agent, the other Lenders and Borrower prompt notice of such assignment.

(g) Borrower authorizes each Lender to disclose to any Assignee or Participant of such Lender (each, a “Transferee”), any prospective Transferee, any Affiliate of such Lender, any derivative counterparty or any rating agency any and all financial or other information in such Lender’s possession concerning Borrower and its Affiliates which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower and its Affiliates prior to becoming a party to this Agreement.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with applicable law, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Borrower agrees that (i) Borrower shall execute and deliver to Agent any amendment and/or other document that may be reasonably necessary to effectuate such an assignment and (ii) upon the request to Agent by any Lender, Borrower shall execute and deliver to such Lender one or more substitute notes of Borrower evidencing such Lender’s Ratable Share of the Loan in substantially the same form as the Note with appropriate insertions as to payee and principal amount; each such substitute note shall be dated as of the Effective Date; provided that such documents do not expand the liability or Obligations of, or diminish the rights of, Borrower.

(j) (i) Any Lender may, without the consent of Borrower, sell participations to any other Person (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Maximum Commitment and the Loan at the time owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the parties hereto for the performance of such obligations, (C) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) in no event may any Lender sell a participation in the Loan to Borrower, Guarantor or an Affiliate of Borrower or Guarantor. Subject to 9.05(j)(ii), the parties hereto agree that each Participant shall be entitled to the benefits of Sections 2.05, 2.08 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.05(b) (it being understood that the documentation required under Section 2.15(f) shall be delivered to the participating Lender).

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.05 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation.

(iii) Each Lender that sells a participation in the Loan shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each such Participant and the principal amount of each such Participant’s interest in the Loan (including any stated interest to which such Participant is entitled) or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of such Participant Register to any Person except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in any such Participant Register shall be conclusive absent manifest error, and the applicable Lender shall treat each Person whose name is recorded in such Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Agent (in its capacity as Agent) shall have no responsibility for maintaining the Participant Register.

9.06 Cooperation.

(a) Borrower hereby acknowledges and agrees that Agent and the Lenders reserve the right to syndicate and/or participate their respective interests the Loan and Borrower agrees, at Agent’s request, to cooperate with Agent and the Lenders in any such syndication and/or participation, including, without limitation, (i) providing timely information regarding Borrower, the Guarantor, the Collateral and the Mortgaged Property as may be reasonably requested from time to time by Agent (and, with respect to requested information concerning the Collaterally Assigned Loan or the Mortgaged Property, in each case to the extent that Borrower may obtain the same pursuant to the Collaterally Assigned Loan Documents), (ii) reasonably assisting in the preparation of marketing materials to be used in connection with the syndication, (iii) executing such additional promissory notes and other instruments as may be appropriate to evidence its Obligations under the Loan to such syndicate Lenders, and (iv) executing and delivering any documents (including, without limitation, any amendments, modifications or supplements to this Agreement or any other Loan Document, provided, with respect to the foregoing clause (iii) and this clause (iv), that there are not material changes to the Loan Documents, and that such documents do not otherwise expand the liability or Obligations of, or diminish the rights of, Borrower), updated opinion letters (in the same scope and level of detail delivered by Borrower in connection with the closing of the Loan), and/or estoppel certificates with respect to the Loan pursuant to Section 9.20, in each case, which are reasonably requested by Agent or Lenders in connection with any such syndication. Agent will be responsible for any and all costs and expenses of Agent related to the syndication, including its attorney’s fees and disbursements and Borrower will be responsible for any and all costs and expenses of Borrower related to the syndication, including its attorney’s fees and disbursements.

(b) Borrower acknowledges that Agent and/or Lenders and their successors and assigns may (i) sell this Agreement, the Note and other Loan Documents to one or more investors as a whole loan, (ii) participate the Loan to one or more investors, or (iii) otherwise sell the Loan or interest therein to investors (the transactions referred to in clauses (i) through (iii) are each referred to herein as “Secondary Market Transaction”). Borrower shall reasonably cooperate with Agent and Lenders in effecting any such Secondary Market Transaction and shall cooperate to implement all requirements imposed by any rating involved in any Secondary Market Transaction, which requirements shall in no circumstance increase Borrower’s obligations or decrease Borrower’s rights more than to a de minimis extent. Borrower shall provide such information and documents relating to Borrower, the Collateral, the Mortgaged Property and any tenants at the Mortgaged Property as Agent may reasonably request in connection with such Secondary Market Transaction (and, with respect to requested information concerning the Collaterally Assigned Loan or the Mortgaged Property, in each case to the extent that Borrower may obtain the same pursuant to the Collaterally Assigned Loan Documents). Agent and Lenders shall be permitted to share all such information with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction subject to and in accordance with the provisions of the Collaterally Assigned Loan Documents and this Agreement. It is understood that the information provided by Borrower to Agent and/or Lenders may ultimately be incorporated into the offering documents for the Secondary Market Transaction and thus various investors may also see some or all of the information. Agent, Lenders and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Borrower in the form as provided by Borrower. Agent and Lenders may publicize the existence of the Loan in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development.

9.07 Survival. Each representation and warranty made or deemed to be made herein or pursuant hereto shall survive the making of such representation and warranty, and, except as otherwise provided herein, Agent shall not be deemed to have waived, by reason of making the Loan, any Default or Event of Default that may arise because any such representation or warranty shall have proved to be false or misleading.

9.08 Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

9.09 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement emailed in .pdf format or by any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. Notwithstanding the foregoing, Agent shall have the right, at any time, to request an original counterpart or counterparts of any Loan Document executed by Borrower or Guarantor and delivered in ..pdf format or by other electronic means and Borrower shall deliver the same to Agent within three (3) Business Day of such request. The parties agree and consent to the use of electronic signatures solely for the purposes of executing this Agreement or any related transactional document (including any amendments thereto). Such electronic signature shall be deemed to have the same full and binding effect as a handwritten signature. This Agreement constitutes the entire contract between the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

9.10 Loan Agreement Constitutes Security Agreement; Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York pursuant to Section 5-1401 of the New York General Obligations Law without reference to choice of laws or conflicts of laws doctrine, and shall constitute a security agreement within the meaning of the Uniform Commercial Code.

9.11 SUBMISSION TO JURISDICTION; AGENT FOR SERVICE. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT ANY PARTY HERETO’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH PARTY HERETO WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY PARTY HERETO FROM BRINGING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

IN ADDITION, BORROWER DOES HEREBY DESIGNATE AND APPOINT:

C T Corporation System

28 Liberty Street

New York, NY 10005

AS ITS AUTHORIZED AGENT TO RECEIVE AND FORWARD ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION

OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK WHICH IN NO EVENT SHALL BE AN INDIVIDUAL (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR WHICH IS AN ENTITY AND NOT AN INDIVIDUAL.

9.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. BORROWER, ON BEHALF OF ITSELF AND ANY OTHER PERSON CLAIMING BY OR THROUGH BORROWER, AGREES TO BRING ANY CLAIMS ARISING UNDER THE LOAN DOCUMENTS AGAINST AGENT OR ANY LENDER ONLY AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW WAIVES ANY RIGHT TO PROCEED AGAINST ANY PARTY OTHER THAN AGENT, INCLUDING, WITHOUT LIMITATION, AGENT’S OR ANY LENDER’S AFFILIATES, SUBSIDIARIES, OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS.

9.13 No Reliance; Disclaimers. Each of Agent and Borrower hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Loan Documents and the Loan thereunder:

(a) It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Loan Documents, other than the representations expressly set forth in the Loan Documents.

(b) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed to be necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of the Loan) based upon its own judgment and upon any advice from such advisors as it has deemed to be necessary and not upon any view expressed by the other party.

(c) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Loan Documents and the Loan thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks.

(d) It is entering into the Loan Documents and the Loan thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation.

(e) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Loan Documents or the Loan thereunder.

9.14 Hypothecation. Nothing in this Agreement or the other Loan Documents shall preclude Agent from pledging, re-pledging, hypothecating, or rehypothecating the Collateral or pledging its rights to payment hereunder in respect of the Loan, but no such transaction shall relieve Agent of its obligations hereunder, under any other Loan Document or under any other agreement entered into in connection herewith, to release the Collaterally Assigned Loan to Borrower pursuant to Section 5.10 or otherwise affect the rights, obligations and remedies of any party to this Agreement. Borrower shall not be liable for any costs incurred by Agent associated with any transaction undertaken by Agent in accordance with this Section 9.14.

9.15 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If, and only if, a clause cannot be interpreted in a manner to be valid under applicable law, such provision deemed to be prohibited or invalid may be reformed to have the meaning as close as possible to the meaning provided in this Agreement as long as such reformed meaning is consistent with the intent and purpose of this Agreement to protect Agent’s interests regarding (a) full and timely repayment of the Loan; (b) full and timely payment of any other sums owed to Agent pursuant to the Loan Documents; (c) performance of the Secured Obligations; and (d) Agent’s direct and indirect interests, in each case, in the Collateral. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

9.16 Preferences; Waiver of Marshalling of Assets. Agent shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to the Loan Documents. Agent shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder and under the Loan Documents. If any payment to Agent is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then the obligations hereunder or portion thereof intended to be satisfied by such payment shall be revived and continue in full force and effect, as if such payment had not been made. Borrower hereby waives any legal right otherwise available to Borrower that would require the sale of any Collateral either separate or apart from other Collateral, or require Agent to exhaust its remedies against any Collateral before proceeding against any other Collateral. Without limiting the foregoing provisions of this Section 9.16, to the fullest extent permitted by law, Borrower hereby waives and shall not assert any rights in respect of a marshalling of Collateral, a sale in the inverse order of alienation, any homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Agent under the Loan Documents to a sale of the Collateral or any portion thereof in any sequence and any combination as determined by Agent in its sole discretion.

9.17 Offsets, Counterclaims and Defenses. All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any offsets, counterclaims or defenses, provided that this shall not affect any defense to enforcement and/or any right to require proper accounting for, and application of, amounts collected and/or collateral obtained by Agent. Borrower waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Agent arising out of or in any way connected with the Note, this Agreement, the other Loan Documents or the Secured Obligations. Any assignee of Agent’s interest in the Loan shall take the same free and clear of all offsets, counterclaims or defenses against the assigning Agent. Further, nothing herein waives or affects Borrower’s right to assert claims or defenses against Agent or the applicable assignee by other means.

9.18 Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of the other Loan Documents, the provisions of this Agreement shall prevail. The parties acknowledge that they were each represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same.

9.19 Brokers and Financial Advisors. Borrower and Agent each represents to the other that neither of them (and in the case of Borrower, neither Borrower nor the Guarantor) has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders or other person or entity who may be entitled to any commission or compensation in connection with the transactions contemplated by this Agreement. Borrower and Agent each agrees to indemnify and hold the other harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on its behalf in connection with the transactions contemplated in this Agreement. The provisions of this Section 9.19 shall survive the expiration and termination of this Agreement and the repayment of the Loan.

9.20 Estoppel Certificates. Borrower shall execute, acknowledge and deliver to Agent, within ten (10) Business Days after receipt of Agent’s written request therefor at any time from time to time (but no more frequently than twice during any calendar year, unless an Event of Default is continuing), a statement in writing setting forth (a) the Outstanding Principal Balance, (b) the date on which installments of Interest and/or Principal were last paid, (c) any offsets or defenses to the repayment of the Loan known to Borrower, (d) that, to Borrower’s knowledge, the Note, this Agreement, and the other Loan Documents are legal, valid and binding obligations and have not been modified or if modified, giving particulars of such modification, and (e) that neither Borrower nor, to Borrower’s knowledge, Agent, is in default under the Loan Documents (or specifying any such default). Any prospective purchaser of any interest in the Loan shall be permitted to rely on such certificate.

9.21 No Joint Venture or Partnership; No Third-Party Beneficiaries.

(a) Borrower, Agent and Lenders intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Agent or Lenders nor to grant Agent or Lenders any interest in the Collateral other than that of lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Agent and Lenders and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Agent and Lenders any right to insist upon or to enforce the performance or observance of any of the Obligations contained herein or therein. In addition, no Lender is the agent or representative of Borrower and this Agreement shall not make any Lender liable to any Person for the obligations of, goods delivered to or services performed by them upon the Collateral or the Mortgaged Property, or for debts or claims accruing to such parties against Borrower and there is no contractual relationship, either express or implied, between any Lender and any Person supplying any work, labor or materials for the Mortgaged Property.

9.22 Prior Agreements. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONTAIN THE ENTIRE AGREEMENT OF THE PARTIES HERETO AND THERETO IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND ALL PRIOR AND CONTEMPORANEOUS AGREEMENTS AMONG OR BETWEEN SUCH PARTIES, WHETHER ORAL OR WRITTEN, INCLUDING ANY TERM SHEETS, CONFIDENTIALITY AGREEMENTS AND COMMITMENT LETTERS, ARE SUPERSEDED BY THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER AND AGENT MUTUALLY AGREE THAT THERE ARE NO, NOR SHALL THERE BE ANY, IMPLIED COVENANTS OF GOOD FAITH AND FAIR DEALING OR OTHER SIMILAR COVENANTS OR AGREEMENTS IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. ALL AGREED CONTRACTUAL DUTIES ARE SET FORTH IN THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS.

9.23 Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

9.24 Confidentiality. Each party hereto agrees to maintain the confidentiality of the terms of the Collaterally Assigned Loan and the Loan (including the identity of Fee Owner, Underlying Guarantor, Borrower and Guarantor, and the locations of the Mortgaged Properties) and all information furnished to such party pursuant to this Agreement or the other Loan Documents (the “Information”) by exercising the same degree of care to maintain the confidentiality of the Information as such party would accord to its own confidential information, except that such party shall have the right to disclose any and all Information (i) to affiliates, agents, advisors, directors, officers, employees, accountants, attorneys, other representatives and actual and prospective direct or indirect investors, (ii) to any actual or potential assignee, transferee or participant in connection with any Assignment or Participation, or to any Person that is an actual or prospective party to a financing agreement with respect to the Loan; provided, that, in each case (a) such party has entered into a binding confidentiality agreement with Agent on terms substantially similar to this Section 9.24, and such agreement requires such party to use such information solely for the purpose of evaluating an investment in the Loan, (b) Agent shall only post or cause the posting of the financial statements of Guarantor to a data site if such data site is accessible only by Agent, such party and their respective representatives and (c) Agent shall only provide such financial statements to a bona fide potential purchaser of the Loan, (iii) to any Person necessary or desirable in connection with the exercise of any remedies hereunder or under any other Loan Document following a Default or Event of Default (or in anticipation of the same, if appropriate in Agent’s commercially reasonable judgment), (iv) to any governmental branch or agency, including the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the FDIC, the Securities and Exchange Commission and any other regulatory authority that may exercise authority over Agent or any affiliate or representative thereof, and to the National Association of Insurance Commissioners, in each case if requested by such Government Agency or otherwise required to comply with the applicable rules and regulations of such Government Agency or if required pursuant to legal or judicial process and (v) as otherwise required under any regulatory or legal proceeding; provided that, Agent shall be permitted to disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes (including, so-called “tombstone” advertisements and notices). Each party hereto (and each of their respective affiliates, employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. For the purpose of this Section 9.24, (i) “tax structure” means any facts relevant to the federal income tax treatment of the transaction contemplated hereby but does not include information relating to the identity of any of the parties hereto or any of their respective affiliates and (ii) “Information” shall not include such portions of the Information that (i) are or become generally available to the public other than as a result of a wrongful disclosure by any party hereto, its directors, officers, employees or advisors or (ii) become available to any party hereto on a non-confidential basis from a source other than Borrower or its agents, and which source is not known to any party hereto to be prohibited from disclosing such information to such party hereto by a legal, contractual or fiduciary obligation to Borrower. Each party’s obligation to maintain the confidentiality of Information in accordance with the terms of this Section 9.24 shall survive the repayment of the Loan for a period of one (1) year.

9.25 PATRIOT Act Records. Agent and Lenders hereby notify Borrower that pursuant to the requirements of the USA Patriot Act, Agent and the Lenders are required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Agent and Lenders to identify Borrower in accordance with the USA Patriot Act.

9.26 Adjustments; Set-Off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Ratable Share of the Loan, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.01(h), or otherwise including pursuant to subsection (b) below), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Ratable Share of the Loan, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Borrower agrees that each Lender so purchasing a portion of another Lender’s Ratable Share of the Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify Borrower and Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

9.27 WAIVER OF SPECIAL DAMAGES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY OTHER PARTY HERETO ON ANY THEORY OF LIABILITY FOR SPECIAL INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, THE LOAN OR THE USE OF PROCEEDS THEREOF.

9.28 Remedies of Borrower. Except in connection with any action or claim arising out of any exercise of remedies by Agent and/or the Lenders following an Event of Default, in the event that a claim or adjudication is made that Agent or any Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Agent or such Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Agent nor such Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking specific performance, injunctive relief or declaratory judgment. Any action or proceeding to determine whether Agent or a Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Any expedited procedure legally available with such a declaratory judgment action or action for injunctive relief may be utilized to the extent possible. For the avoidance of doubt, the foregoing limitation on remedies of Borrower shall not apply to any claim by Borrower that Agent or any Lender has failed to conduct any foreclosure or other exercise of remedies in accordance with the Uniform Commercial Code or other applicable law.

9.29 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary set forth herein or in any other Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder or under any other Loan Documents which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10. COLLATERALLY ASSIGNED LOAN AND COLLATERALLY ASSIGNED LOAN DOCUMENTS

10.01 Representations Regarding the Collaterally Assigned Loan. Borrower hereby represents and warrants to Agent on the date hereof and on any other date that Borrower makes, or is required to re-make, such representations and warranties as set forth herein or in the Collaterally Assigned Loan Documents:

(a) Delivery of Collateral File. On or prior to the Effective Date, true, correct and complete originals (or, to the extent that any originals are not in Borrower’s possession or control, true, correct and complete copies (other than any promissory notes and guarantees, each of which shall be a true, correct and complete original)) of all the Collaterally Assigned Loan Documents, the remainder of the entire Collateral File and any other documents set forth on Schedule 4 attached hereto and made a part hereof have been delivered to or at the direction of Agent. Upon Borrower’s repayment of the Loan in full, Agent shall promptly return to Borrower the Collateral File. In the event a Collaterally Assigned Note shall become destroyed, lost or stolen while Agent is in possession of the Collateral File, Agent shall furnish to Borrower, upon delivery to Agent of a new Collaterally Assigned Note (i) evidence of the destruction, loss or theft of such Collaterally Assigned Note, and (ii) a lost note affidavit without representation, warranty or indemnification in a form and substance otherwise reasonably acceptable to Agent and Borrower.

(b) Ownership and Status of Collaterally Assigned Loan. The Collaterally Assigned Loan Documents are listed on Schedule 3 to this Agreement and the Collaterally Assigned Loan is not secured by any collateral other than the Mortgaged Property pursuant to the Collaterally Assigned Loan Documents. Borrower has good and marketable title to, and is the sole owner of, the Collaterally Assigned Loan free and clear of any Liens on, in or to the Collaterally Assigned Loan. Borrower has full right, power and authority to pledge and assign such Collateral free and clear of any interest or claim of any third party or any Affiliate of Borrower and Borrower has not assigned, pledged, or otherwise conveyed or encumbered any interest in the Collateral to any Person (other than Agent) including, without limitation, any participation interest. Each document in the Collateral File to which Fee Owner or any Underlying Guarantor is a party constitutes a legal, valid and binding obligation of Fee Owner or such Underlying Guarantor. Except by written instruments set forth in the Collateral File, (i) the terms of the Collaterally Assigned Loan Documents have not been waived, impaired, modified, amended, supplemented, restated, altered, released, satisfied, canceled, terminated, subordinated, novated or rescinded in any manner; (ii) neither the Mortgaged Property nor any portion thereof has been released from the lien of the Collaterally Assigned Security Instrument; and (iii) neither Fee Owner nor any Underlying Guarantor has been released by Borrower from its obligations under the applicable Collaterally Assigned Loan Documents.

(c) First Lien; Valid Assignment. The Collaterally Assigned Security Instrument is a legal, valid and enforceable first lien on Fee Owner’s fee interest in the Mortgaged Property in the outstanding principal amount of the Collaterally Assigned Loan

(subject only to Permitted Encumbrances). No rights exist which under law could give rise to any mechanics’ liens, materialmen’s liens and other similar encumbrances that would be prior to or equal with the lien of the Collaterally Assigned Security Instrument. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Collaterally Assigned Loan establishes and creates a valid and enforceable lien on property described therein. The Collaterally Assigned ALR creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the lease or leases, subject only to a license granted to Fee Owner to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property. The Collaterally Assigned Security Instrument provides for, upon the occurrence of a Collaterally Assigned Loan Event of Default, the appointment of a receiver for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee. The Collaterally Assigned Loan Documents establish a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Collaterally Assigned Security Instrument constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property owned by Fee Owner (creation and perfection of which is governed by the Uniform Commercial Code and for which the filing and/or recording of a UCC-1 financing statement may perfect such security interest) and necessary to operate the applicable Mortgaged Property in its current use. The provisions of this Agreement and the other Loan Documents are effective to create in favor of Agent a valid security interest in all right, title and interest of Borrower in, to and under the Collateral. Upon (i) receipt by Agent of the Collateral File and (ii) the filing of a UCC-1 financing statement naming Agent as “Secured Party” and Borrower as “Debtor” and describing the Collateral, as necessary, Agent shall have a fully perfected first priority security interest in all of Borrower’s right, title and interest in, to and under such Collateral.

(d) Compliance with Laws. To Borrower’s knowledge, the Collaterally Assigned Loan and the Collateral File are in material compliance with the requirements of all applicable Legal Requirements now in effect of any applicable Governmental Authority.

(e) Outstanding Balance. As of the Effective Date, the outstanding principal balance under the applicable Collaterally Assigned Loan is set forth on Schedule 1 hereto and payments of interest on the applicable Collaterally Assigned Note (except for interest which has accrued but is not yet due) have been paid in full through the Effective Date.

(f) Offsets or Defenses. To Borrower’s knowledge, there is no valid offset, defense, counterclaim or right of rescission available to Fee Owner or Underlying Guarantor with respect to the Collaterally Assigned Loan Documents that would deny Borrower the principal benefits intended to be provided by the Collaterally Assigned Loan Documents.

(g) Environmental Reports; Notices. Borrower has delivered to Agent true, correct and complete copies of all Phase I environmental site assessments, Phase II environmental site assessments (if applicable) or other environmental reports reasonably requested by Agent, and all other environmental assessments and reports received by Borrower with respect to the Mortgaged Property. Except as disclosed in any such Phase I environmental site assessments, Phase II environmental site assessments or other environmental assessments and reports provided by Borrower, Borrower has not received written notification of potential or known liability from any Governmental Authority relating to any Hazardous Materials on or affecting the Mortgaged Property or any violation of any Hazardous Materials Laws arising from the ownership or operation of the Mortgaged Property, including relating to wetlands or the past or present contamination, presence, use, storage, handling, transportation, treatment, disposal, or Release of Hazardous Materials.

(h) Cross Collateralization. The Mortgaged Property does not secure the repayment of any loans or any Indebtedness other than the Collaterally Assigned Loan.

(i) No Subordinate Liens. Except for Permitted Encumbrances, neither Borrower nor its Affiliates have consented to any subordinate lien encumbering the Mortgaged Property. There are no preferred equity interests held by Borrower or its Affiliates in Fee Owner. There is no mezzanine debt related to the Mortgaged Property.

(j) Title Insurance. The Collaterally Assigned Loan is insured under the Mortgagee Title Policy. The Mortgagee Title Policy is in full force and effect and all premiums thereon have been paid. Borrower has not done, by act or omission, anything that would materially impair the coverage under the Mortgagee Title Policy. No claims have been made under the Mortgagee Title Policy, and no prior holder or Servicer of the Collaterally Assigned Security Instrument, including Borrower, has done, by act or omission, anything which would impair the coverage of the Mortgagee Title Policy. Borrower has not failed to disclose any fact to the issuer of the Mortgagee Title Policy that, if not disclosed, would have a Material Adverse Effect on Borrower’s rights under the Mortgagee Title Policy. There are no restrictions in the Mortgagee Title Policy that would prevent the Mortgagee Title Policy from inuring to the benefit of Agent, including as successor to Borrower’s interest.

(k) Intentionally Omitted.

(l) Intentionally Omitted.

(m) Escrow Deposits. All escrow deposits and payments required pursuant to the Collaterally Assigned Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of Borrower, and there are no material deficiencies (subject to any applicable grace or cure periods) in connection therewith.

(n) No Default. To Borrower’s knowledge, there is (i) no default, breach, violation or event of acceleration existing under the Collaterally Assigned Loan, or (ii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, material breach, material violation or event of acceleration by any party thereunder.

(o) Intentionally Omitted.

(p) Servicing. The servicing and collection of the Collaterally Assigned Loan by Borrower or any Affiliate of Borrower and by Servicer has complied in all material respects with all applicable Legal Requirements and was in all material respects legal, proper and prudent, in accordance with Accepted Servicing Practices. Borrower and, to Borrower’s knowledge, Servicer have sufficient resources to monitor and obtain information regarding the performance of the Collaterally Assigned Loan such that Borrower will receive actual notice of any circumstance that would render materially false any representation or warranty made pursuant to this Section 10.01.

(q) Advance of Funds by Borrower. No advance of funds has been made by Borrower to Fee Owner other than in accordance with the applicable Collaterally Assigned Loan Documents, and, to Borrower’s knowledge, no funds have been received from any Person other than Fee Owner or an affiliate of Fee Owner for, or on account of payments due on the Collaterally Assigned Loan (other than as contemplated by the applicable Collaterally Assigned Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into an Agent-controlled lockbox if required or contemplated under the lease or the applicable Collaterally Assigned Loan Documents).

(r) Intentionally Omitted.

(s) No Reliance on Agent. Borrower is experienced in the making and servicing of loans similar to the Collaterally Assigned Loan and Borrower has and is relying solely upon Borrower’s expertise and business plan in connection with the making and servicing of the Collaterally Assigned Loan. Borrower is not relying on Agent’s expertise or business acumen in connection with the Collateral or the Collaterally Assigned Loan.

(t) Intentionally Omitted.

(u) Intentionally Omitted.

(v) Intentionally Omitted.

(w) No Prior Assignment. There are no prior assignments of the leases or any portion of the rents relating to the Collaterally Assigned Loan due and payable or to become due and payable which are presently outstanding other than the applicable assignment to Borrower.

(x) Collaterally Assigned Loan Documents. To Borrower’s knowledge, all representations and warranties made by each Fee Owner and each Underlying Guarantor in the Collaterally Assigned Loan Documents are true and correct in all material respects.

10.02 Covenants Regarding the Collaterally Assigned Loan. Borrower covenants and agrees with Agent that, so long as the Loan is outstanding and until payment in full of all Secured Obligations:

(a) Conversion of Mortgaged Property to REO Property. Borrower may not Convert the Mortgaged Property to REO Property without prepaying the principal amount of the Loan in an amount equal to the Allocated Loan Amount of the applicable Collaterally Assigned Loan, which prepayment shall be accompanied by all sums then due under the Note and this Agreement.

(b) Servicing. Borrower shall cause the Collaterally Assigned Loan to be serviced in accordance with Accepted Servicing Practices and shall perform in all material respects its obligations as “Lender” and/or “Agent” under the Collaterally Assigned Loan Documents. Borrower shall, in a manner consistent with Accepted Servicing Practices (including, without limitation, within appropriate time periods as dictated by the Accepted Servicing Practices) diligently, using commercially reasonable efforts, enforce the performance and observance of each and every material condition and covenant of Fee Owner and Underlying Guarantor under the Collaterally Assigned Loan Documents, including but not limited to, the obligation to make payments in accordance with the Collaterally Assigned Note and the Collaterally Assigned Loan Agreement and the covenants pertaining to the ownership, construction, operation and maintenance of the Mortgaged Property.

(c) Amendments and Modifications to the Collaterally Assigned Loan. Borrower shall not make, or consent or assent to, or permit Servicer or any other party to make, or consent or assent to, a material amendment, a material modification, a material waiver (subject to the next sentence of this Section 10.02(c) and Section 10.02(d), except in accordance with Accepted Servicing Practices), a full or partial release, exchange or a termination to or of the Collaterally Assigned Loan Documents without the prior written consent of Agent, such consent not to be unreasonably withheld, conditioned or delayed. In all events, Borrower shall not permit a subordination of the Lien of the Collaterally Assigned Security Instrument to any Lien that is not a Permitted Encumbrance. Notwithstanding the foregoing or anything to the contrary contained herein, Borrower shall not amend, restate or modify the Collaterally Assigned Loan Documents in a manner which would have the effect of amending, waiving or releasing any Fee Owner or any Underlying Guarantor of any material obligation, covenant or condition under the Collaterally Assigned Loan Documents. Notwithstanding the foregoing, if Agent does not consent to any amendment or modification of the Collaterally Assigned Loan Documents requested by Borrower pursuant to the foregoing terms of this Section 10.02(c), then Borrower may elect to prepay the Allocated Loan Amount of the related Collaterally Assigned Loan without the payment of any prepayment premium or other fee.

(d) Consents and/or Approvals under the Collaterally Assigned Loan Documents. Without Agent’s express prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, Borrower shall not provide, and shall not permit Servicer to provide, any consent or approval for which Borrower’s or Servicer’s consent or approval is required under the Collaterally Assigned Loan Documents, or permit approval to be deemed pursuant to the terms of the Collaterally Assigned Loan Documents, in connection with any of the following matters:

(i) approve any Major Lease (as defined in the Collaterally Assigned Loan Documents) or any amendment, modification, expansion, renewal, cancellation, or termination of, or granting of any material waiver under, or other transaction with respect to, any such Major Lease;

(ii) apply any proceeds, rents, reserves, or any other Collateral held by Borrower, when, pursuant to the Collaterally Assigned Loan Documents, Borrower is permitted to apply any such proceeds, rents, reserves, or other Collateral held by Borrower in Borrower’s “sole discretion”. For the purposes of clarity, any sums which may be applied by Borrower to any sums due and owing to Borrower under the Collaterally Assigned Loan Documents during a Collaterally Assigned Loan Event of Default shall be remitted to Agent for application by Agent to the Loan in accordance with Section 2.10;

(iii) consent to any zoning reclassification of all or any portion of the Mortgaged Property

(iv) to the extent in Agent’s discretion pursuant to applicable law, settlement of any claims in connection with any casualty or condemnation pursuant to the terms of the applicable Collaterally Assigned Loan Agreement and/or determine that the conditions to the release of net proceeds after a casualty or condemnation set forth the applicable Collaterally Assigned Loan Agreement have been satisfied;

(v) consent to or approve a Transfer other than those transfers expressly permitted under the Collaterally Assigned Loan Documents (including a Permitted Transfer (as such term is defined in the Collaterally Assigned Loan Agreement)) or the incurrence of additional secured or unsecured debt or any Lien on the Mortgaged Property other than as expressly permitted under the Collaterally Assigned Loan Documents (including Permitted Indebtedness and Permitted Encumbrances (as each such term is defined in the Collaterally Assigned Loan Agreement));

(vi) waive, amend or modify any “due on sale” or “due on encumbrance” provisions in the Collaterally Assigned Loan Documents;

(vii) approve (w) the amendment, surrender, termination, cancellation, modification, assignment, renewal or extension of any agreement identified as “Material Agreement” on Schedule 1 hereto for the applicable Collaterally Assigned Loan, (x) any material written waiver under any management agreement, (y) the entering into any other agreement relating to the development, management or leasing of the Mortgaged Property, or (z) the form of any subordination of development, management or leasing agreement;

(viii) consent to any material alteration requiring Borrower’s consent pursuant to the terms of the applicable Collaterally Assigned Loan Documents;

(ix) determine to convert the Collaterally Assigned Loan from a Term SOFR rate loan to a Benchmark Replacement pursuant to the terms of the applicable Collaterally Assigned Loan Agreement; except to the extent the Loan has already been converted to a Benchmark Replacement pursuant to the terms hereof, in which case, Borrower shall be entitled to convert the Collaterally Assigned Loan to the same Benchmark Replacement pursuant to Section 2.14 without the consent of Agent;

(x) approve any material easement, restriction, or covenant (including any restriction or exclusive use provision in any Lease or other occupancy agreement) which is not a Permitted Encumbrance;

(xi) approve the amendment or modification of any organizational documents of any entity required to be a single purpose bankruptcy remote entity;

(xii) approve a reduction in the notional amount, increase the strike price, or decrease in the term of an Interest Rate Protection Agreement (as defined in the Collaterally Assigned Loan Documents) or provide a waiver of any requirements of Fee Owner in connection with any Interest Rate Protection Agreement pursuant to the terms of the applicable Collaterally Assigned Loan Documents;

(xiii) consent to or approve any ground lease at any Mortgaged Property;

(xiv) reduce or increase the principal amount of any Collaterally Assigned Loan;

(xv) modify or change the regularly scheduled payments of principal and interest of any Collaterally Assigned Loan including any modification of the interest rate or principal payments of such Collaterally Assigned Loan;

(xvi) change the stated maturity date in respect of any Collaterally Assigned Loan;

(xvii) subordinate the lien priority of such Collaterally Assigned Loan or the payment priority of the Collaterally Assigned Loan other than subordinations required under the then existing terms and conditions of the Collaterally Assigned Loan Documents (provided, however, the foregoing shall not preclude the execution and delivery of subordination, nondisturbance and attornment agreements with tenants, subordination to tenant leases, easements, plats of subdivision and condominium declarations and similar instruments which in the commercially reasonable judgment of Borrower do not materially adversely affect the rights and interest of Agent and/or Lender under such Collaterally Assigned Loan);

(xviii) release any Collateral (either full or partial) for any Collaterally Assigned Loan (other than releases required under the Collaterally Assigned Loan Documents or releases in connection with eminent domain or under threat of eminent domain), or releases any guarantees (either full or partial) securing the Collaterally Assigned Loan (other than releases permitted in accordance with the Collaterally Assigned Loan Documents);

(xix) waive in writing any Collaterally Assigned Loan Default or Collaterally Assigned Loan Event of Default;

(xx) modify in writing any other economic terms in respect of any Collaterally Assigned Loan, including, but not limited to, the prepayment terms;

(xxi) enter into any forbearance or similar agreement, or workout or similar agreement, with respect to the Mortgaged Property securing a Collaterally Assigned Loan;

(xxii) encumber the related Mortgaged Property or the equity interests of any direct or indirect owner of any Fee Owner with any Lien in connection with subordinate or mezzanine financing or issuance of preferred equity unless expressly permitted without Borrower’s consent pursuant to the Collaterally Assigned Loan Documents;

(xxiii) release any Fee Owner or Underlying Guarantor from any material obligation under the related Collaterally Assigned Loan Documents except as otherwise expressly permitted without Borrower’s consent pursuant to the Collaterally Assigned Loan Documents;

(xxiv) decrease or waive any material insurance requirements under the Collaterally Assigned Loan Documents;

(xxv) waive, amend or modify any material cash management or reserve account requirements under the Collaterally Assigned Loan Documents (excluding, for the avoidance of doubt, any reallocation amongst reserve accounts as expressly permitted without Borrower’s consent under the related Collaterally Assigned Loan Documents), other than as expressly permitted without Borrower’s consent pursuant to the terms and provisions of such Collaterally Assigned Loan Documents;

(xxvi) modify any letter of credit as security for the Collaterally Assigned Loan where Borrower has a consent right to the form of such letter of credit; and/or

(xxvii) waive, amend or modify any maturity date extension test related to the Collaterally Assigned Loan Documents.

In each case where an approval standard and mechanics are set forth in the Collaterally Assigned Loan Documents for a relevant subject matter described in Section 10.02(d), Agent’s consent shall be granted or withheld utilizing the same approval standard and mechanics set forth in the Collaterally Assigned Loan Documents.

Notwithstanding anything to the contrary contained herein, in no event shall Borrower approve, or permit Servicer to approve, a discounted payoff of the Collaterally Assigned Loan unless the Loan and all obligations hereunder have been paid in full in connection therewith.

(e) Assignment and/or Participation. Notwithstanding anything to the contrary in the Collaterally Assigned Loan Documents, Borrower shall not sell, assign or pledge any interest whatsoever (including any participation or similar interest) in or to any of the Collaterally Assigned Loan Documents. For the avoidance of doubt, the immediately preceding prohibition on assignment includes any assignment by operation of law.

(f) Deliverables. Borrower shall deliver to Agent:

(i)

(A) within sixty (60) days following the end of each fiscal quarter, any and all material written notices and reporting (x) received from Fee Owner or Underlying Guarantor, any of their Affiliates or any other Person with respect to any of the Collaterally Assigned Loan Documents, the Mortgaged Property, the Collateral, Fee Owner, Underlying Guarantor or any or all of them, including, without limitation, any tax statements, assessments, tax receipts, insurance premium receipts, notices of violation, notices of rezoning, rent rolls, operating statements, annual balance sheets, annual budgets and any other financial information provided by Fee Owner or Underlying Guarantor to Borrower in accordance with the provisions of the Collaterally Assigned Loan Documents or (y) provided by Borrower or any of its Affiliates to Fee Owner or Underlying Guarantor, any of their Affiliates or any other Person with respect to any of the Collaterally Assigned Loan Documents or the Mortgaged Property;

(B) within fifteen (15) days after the end of each calendar month, a monthly summary of the Collaterally Assigned Loans sufficient to fairly represent the financial position and results of operation of the Mortgaged Property during such calendar month describing: (i) any developments or events with respect to the Collaterally Assigned Loans since the prior monthly summary that are reasonably likely to have a Material Adverse Effect, (ii) any Defaults or Potential Defaults, (iii) any and all written modifications to any Collaterally Assigned Loan Document since the prior monthly summary, (iv) loan status, collection performance and any delinquency and loss experience with respect to each Collaterally Assigned Loan, (v) an update as to the expected disposition or sale of the Collaterally Assigned Loans (if any), (vi) notice of any litigation or regulatory actions filed or, to Borrower’s knowledge, threatened in writing against Borrower, Guarantor, or in respect of any Collaterally Assigned Loan, (vii) notice of any breach of the representations and warranties made by Borrower in connection with each of the Collaterally Assigned Loans, (viii) [intentionally omitted] and (ix) such other information as Agent may reasonably request with respect to Borrower, any Collaterally Assigned Loan, Mortgagor or Mortgaged Property; and

(C) copies of all written requests for consents or waivers requiring Agent’s approval pursuant to the provisions of this Section 10, together with any supporting documentation received;

(ii) simultaneous with the delivery to Fee Owner or Underlying Guarantor, copies of notices of a Collaterally Assigned Loan Default or a Collaterally Assigned Loan Event of Default, any foreclosure notice or other material written correspondence provided to Fee Owner or Underlying Guarantor.

(iii) promptly after obtaining knowledge thereof, information regarding any material default under the Collaterally Assigned Loan which is reasonably expected to ripen into a Collaterally Assigned Loan Default or Collaterally Assigned Loan Event of Default.

(g) Waiver of Defenses of Fee Owner and Underlying Guarantor. Borrower hereby waives any right Borrower may have, if any, to assert any defenses or claims, in each case, of Fee Owner or any party claiming by or through Fee Owner against Agent or Lenders. Without limiting the generality of the immediately preceding sentence, Borrower specifically acknowledges that no determination, in each case, of commercial impracticability, frustration of purpose, or other doctrine at law, in equity or otherwise regarding the Collaterally Assigned Loan and the documentation thereof may be construed to allow Borrower to avoid any obligation under the Loan Documents; for the avoidance of doubt, any impairment of the Mortgaged Property, including any that may be construed to make the Mortgaged Property commercially impracticable or frustrate the purpose of the Mortgaged Property, shall not be construed to mean that Borrower’s payment and performance obligations under the Loan Documents have been made commercially impracticable or that the purpose of the Loan has been frustrated. The parties agree that the provisions of this Section 10.02(g) represent a bargained for allocation of risk between the parties hereto. Borrower represents and warrants to Agent that Borrower understands the allocation of risk contained in this Section 10.02(g) and that Borrower and any party claiming by or through Borrower, in each case, shall be estopped from asserting against Agent any defenses or claims that Fee Owner and/or Underlying Guarantor may have against Borrower, Agent, or any other Person.

(h) Title Insurance. Borrower shall not, by act or omission, do anything that would materially impair the coverage under the Mortgagee Title Policy.

(i) Access to Mortgaged Property. Borrower shall use commercially reasonable efforts to cause Fee Owner to permit agents, representatives and employees of Agent and the Lenders to inspect the Mortgaged Property or any part thereof at reasonable hours upon reasonable advance notice, subject to the terms of the Collaterally Assigned Loan Documents and the rights of tenants and without interfering with the operations as the Mortgaged Property.

(j) Award and Insurance Benefits. If Borrower receives any condemnation award or insurance proceeds after the occurrence of a Casualty or Condemnation (as each term is defined in the Collaterally Assigned Loan Documents) and, pursuant to the terms of the Collaterally Assigned Loan Documents, Borrower is entitled to apply such condemnation award or insurance proceeds to the outstanding balance of such Collaterally Assigned Loan, Borrower shall pay such amount to Agent pursuant to Section 2.03(f) hereof.

(k) Intentionally Omitted.

(l) Insurance. Borrower shall use commercially reasonable efforts to cause the Fee Owner to, at all times, maintain the insurance policies and coverages required under the Collaterally Assigned Loan Documents (such policies and compliance, collectively, the “Required Insurance”), including without limitation by force-placing such Required Insurance to the extent it is not otherwise provided by Fee Owner. Borrower shall be required, at Agent’s reasonable request, to force-place Required Insurance with respect to the Mortgaged Property to satisfy the Collaterally Assigned Loan Documents. If any Mortgaged Property sustains a casualty of which Borrower received written notice, Borrower shall give prompt notice of such casualty to Agent. Notwithstanding any casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note, this Agreement and all other Loan Documents. Borrower shall give Agent prompt notice of any notice Borrower receives relating to any actual or threatened condemnation by any Governmental Authority of all or any part of the Mortgaged Property and shall deliver to Agent a copy of any and all papers served in connection with such proceedings. Notwithstanding any condemnation of all or any portion of the Mortgaged Property, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note, this Agreement and all other Loan Documents.

(m) Intentionally Omitted.

(n) Intentionally Omitted.

(o) Enforcement of Collaterally Assigned Loan Documents. Borrower shall use commercially reasonable efforts to enforce the terms, covenants and provisions of the Collaterally Assigned Loan Documents.

(p) Deemed Approval. With respect to any matter for which Borrower has a consent or approval right under the Collaterally Assigned Loan Documents (including, without limitation, any matter requested by Fee Owner relating to the Collaterally Assigned Loan), with respect to such matter, to the extent that Agent has a consent or approval right with respect to such matter pursuant to the terms hereof, Agent’s approval shall be deemed given with respect to such matter if: (a) Borrower shall have sent Agent a written request for approval with respect to such matter in accordance with the applicable terms and conditions hereof, (b) Agent shall have failed to either approve or deny such request, or request any information and/or documentation relating to such request as may be reasonably required in order to approve or disapprove such matter within seven (7) Business Days of receipt of the foregoing initial notice (or within seven (7) Business Days of Agent’s receipt of such requested information and/or documentation, whichever is later), (c) Borrower shall have submitted a second request for approval with respect to such matter in accordance with the applicable terms and conditions hereof, which second notice shall have been marked in bold lettering with the following language: “AGENT’S RESPONSE IS REQUIRED WITHIN THREE (3) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND AGENT. AGENT’S FAILURE TO RESPOND TO THIS NOTICE WITHIN SUCH THREE (3) BUSINESS DAY PERIOD MAY RESULT IN AGENT’S APPROVAL OF THE MATTERS DISCUSSED HEREIN BEING DEEMED GRANTED PURSUANT TO THE LOAN AGREEMENT”, (d) Agent has not reasonably requested additional information and/or documentation that has not been received by Agent, and (e) Agent shall have failed to respond to such second notice with a disapproval or request for additional information and/or documentation within such three (3) Business Day period.

10.03 Additional Collateral and Further Information.

(a) Borrower acknowledges that Agent has the right to perform continuing due diligence reviews with respect to the Collaterally Assigned Loan and Borrower, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Borrower agrees that upon reasonable prior notice, unless an Event of Default shall have occurred and is continuing, in which case no notice is required, to Borrower, Agent or its authorized representatives will be permitted during normal business hours, at Agent’s expense (so long as no Event of Default is continuing) to examine, inspect, and make copies and extracts of, the Collateral File and any and all documents, information, records and reports relating to the Collaterally Assigned Loan in the possession or under the control of Borrower. Borrower also shall make available to Agent a knowledgeable officer or representative for the purpose of answering questions with respect to the Collateral File and the Collaterally Assigned Loan. To the extent that an Event of Default is continuing, Borrower further agrees that Borrower shall pay all reasonable Expenses incurred by Agent in connection with Agent’s activities pursuant to this Section 10.03, excluding, however, any internal administrative and underwriting costs of Agent.

(b) From time to time, Borrower shall forward to Agent additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of the Collaterally Assigned Loan approved or entered into in accordance with the terms of this Agreement. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Borrower in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Borrower shall deliver to Agent a true copy thereof with an Officer’s Certificate certifying, to Borrower’s knowledge, that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Borrower shall deliver such original documents to Agent promptly when they are received. With respect to the Collaterally Assigned Loan, Borrower hereby appoints Agent as its attorney-in-fact effective only upon the occurrence and during the continuance of an Event of Default with full power to (i) complete and record any Assignment of Security Instrument, (ii) complete the endorsement of any Collaterally Assigned Note, and (iii) take such other steps as may be necessary or desirable to enforce Agent’s rights against the Collaterally Assigned Loan and the Collateral File and the Servicing Records. All or any portion of the Collateral File not delivered to Agent or its designee are and shall be held by Borrower or its designee for the benefit of Agent as the holder of a first priority security interest therein. Borrower or its designee shall maintain a copy of the Collateral File and the originals of the Collateral File not delivered to Agent or its designee. The possession of the Collateral File by Borrower or its designee is at the will of Agent for the sole purpose of servicing the Collaterally Assigned Loan, and such retention and possession by Borrower or its designee is in a custodial capacity only.

(c) If any amount payable under or in connection with any of the Collaterally Assigned Loan shall be or become evidenced by any promissory note, other instrument or chattel paper (as each of the foregoing is defined under the Uniform Commercial Code), such promissory note, instrument or chattel paper shall be immediately delivered to Agent or its designee, duly endorsed in a manner satisfactory to Agent or if any collateral or other security shall subsequently be delivered to Borrower in connection with the Collaterally Assigned Loan, Borrower shall immediately deliver or forward such item of collateral or other security to Agent, together with such instruments of assignment as Agent may request.

(d) Borrower shall not accept a letter of credit or additional collateral unless Borrower has (i) caused Agent to have a perfected security interest in such letter of credit as additional Collateral in accordance with the terms specified by Agent, (ii) has provided to Agent documentation reasonably acceptable to Agent evidencing Agent’s security interest, including, without limitation, the acknowledgement of such security interest in favor of Agent by the issuing bank and an agreement by the issuing bank to the transfer of such letter of credit to Agent, for the benefit of the Lenders, as beneficiary thereunder, (iii) has delivered such letter of credit and/or additional collateral, as applicable, to Agent, and (iv) has collaterally assigned to Agent all of Borrower’s right, title and interest in and to the letter of credit and/or additional collateral as additional collateral for the Loan.

10.04 Servicing.

(a) Borrower acknowledges and agrees that (i) as of the Effective Date, a third party Servicer or sub-servicer has been retained to service or sub-service the Collaterally Assigned Loan and (ii) any such retention of a Servicer and the form of Servicing Agreement to be entered into by Servicer are subject to the prior approval of Agent (and, Berkadia Commercial Mortgage LLC is deemed an approved Servicer by Agent, and the Servicing Agreement in effect on the Effective Date with Berkadia Commercial Mortgage LLC is deemed approved by Agent). Borrower covenants to maintain or cause the servicing of the Collaterally Assigned Loan to be maintained in conformity with Accepted Servicing Practices. Borrower shall, or shall use commercially reasonable efforts to cause Servicer to (i) comply with all applicable federal, state and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Agent in the Collaterally Assigned Loan or any payment thereunder. Agent may terminate the servicing of the Collaterally Assigned Loan with the then existing Servicer in accordance with Section 10.04(e). Borrower shall not amend, modify or restate the Servicing Agreement without the consent of Agent, which shall not be unreasonably withheld, conditioned or delayed.

(b) If the Collaterally Assigned Loan, or any portion thereof, is serviced or subserviced by Borrower or an Affiliate of Borrower, (i) Borrower acknowledges that Agent is the collateral assignee of all Servicing Rights and servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of the Collaterally Assigned Loan (which shall not include any immaterial emails, any attorney-client communications, or other internal communications) (the “Servicing Records”) and (ii) Borrower shall (or shall cause Servicer to) safeguard all Servicing Records so long as the Collaterally Assigned Loan is subject to this Agreement and, at Agent’s request during the continuance of an Event of Default, shall promptly deliver (or cause Servicer to promptly deliver) all such Servicing Records to Agent or its designee.

(c) If the Collaterally Assigned Loan, or any portion thereof, are serviced or subserviced by a third party Servicer or sub-servicer, Borrower shall include in the Servicing Acknowledgement such matters as Agent may reasonably request, including, without limitation, (i) Agent’s rights to indemnification and to recovery against any Servicer’s or sub-servicer’s insurance; (ii) recognition by Servicer of Agent’s security interest in the Collaterally Assigned Loan; (iii) rights of Agent, upon reasonable and customary notice, to inspect the books and records of Servicer with respect to the Collaterally Assigned Loan; (iv) Servicer’s agreement that upon receipt of notice of an Event of Default from Agent, Servicer will only follow the instructions of Agent with respect to the Collaterally Assigned Loan and any Collections with respect thereto; and (v) acknowledgement of Agent’s security interest in the Collaterally Assigned Loan and the Servicing Agreement and agreement that such Servicer or sub-servicer shall apply all Collections with respect to the Collaterally Assigned Loan as directed by Agent. Any successor to Servicer or any sub-servicer shall be approved in writing by Agent prior to such successor’s assumption of servicing obligations with respect to the Collaterally Assigned Loan.

(d) Borrower shall not, and shall not permit Servicer to, employ sub-servicers to service the Collaterally Assigned Loan without the prior written approval of Agent which shall not be unreasonably withheld, conditioned or delayed. If the Collaterally Assigned Loan is serviced by a sub-servicer, Borrower shall irrevocably assign all rights, title and interest in the sub-servicing agreement with such sub-servicer to Agent.

(e) Upon the occurrence and during the continuance of an Event of Default hereunder or a default by Servicer under the Servicing Agreement (to the extent a Servicing Agreement then exists), Agent shall have the right to immediately terminate, and/or to require Borrower to immediately terminate, Borrower’s, Servicer’s and/or any sub-servicer’s right to service the Collaterally Assigned Loan and Agent shall not be responsible for payment of any penalty or termination fee, and shall have the right to appoint a successor servicer acceptable to Agent. Borrower shall, and shall cause Servicer and any sub-servicer to, cooperate in transferring the servicing of the Collaterally Assigned Loan to a successor Servicer appointed by, (i) in the case of an Event of Default, Agent in its sole discretion or (ii) in the case of a default by Servicer under the Servicing Agreement, Agent, with the consent of Borrower.

(f) If Borrower discovers that, for any reason whatsoever, any entity responsible to Borrower by contract for managing or servicing the Collaterally Assigned Loan has failed to materially perform Borrower’s obligations under the Loan Documents or any of the material obligations of such entities with respect to the Collaterally Assigned Loan, Borrower shall promptly notify Agent.

(g) Borrower shall cause Servicer and any sub-servicer to provide (i) a notice acknowledging Agent’s security interest, for the benefit of the Lenders, in the Collaterally Assigned Loan, and (ii) a copy of each report and notice sent to Borrower to be sent to Agent concurrently therewith.

(h) Borrower shall be responsible for paying all costs, fees and expenses (including reasonable and documented attorneys’ fees and disbursements of outside counsel if payable to Agent or the Lenders) payable to Servicer and any sub-servicer for services performed pursuant to the Servicing Agreement or otherwise and the same shall be subordinate to all amounts outstanding and due to Agent and the Lenders hereunder and under the other Loan Documents.

(i) Notwithstanding anything to the contrary contained herein, this Agreement and the other Loan Documents shall control over any and all contrary, conflicting or otherwise incompatible terms contained in the Servicing Agreement.

10.05 Protective Advances. In the event of the failure of Fee Owner to pay taxes, insurance premiums, or any other charges required by the Collaterally Assigned Loan Documents to be paid by Fee Owner that may become liens against the Mortgaged Property or any part thereof, or otherwise if determined by Borrower to be commercially prudent in order to preserve the collateral for the Collaterally Assigned Loan or to otherwise protect or enforce Borrower’s liens and security interests under the Collaterally Assigned Security Instrument and other Collaterally Assigned Loan Documents or otherwise to pay for expenditures that are emergency in nature and that Borrower believes are reasonably necessary to prevent personal injury, loss of life, material damage or substantial economic harm to the Mortgaged Property (any such amount, a “Protective Advance”), Borrower shall notify Agent of the amount estimated by Borrower to be required under this Section 10.05, together with supporting documentation related thereto. Additionally, Agent may independently learn and determine that a Protective Advance is required and may notify Borrower of the amount estimated by Agent to be required under this Section 10.05. In either such case, subject to Borrower’s rights under the Collaterally Assigned Loan Documents, Borrower shall advance such Protective Advance. In the event that (a) Borrower does not advance such Protective Advance within ten (10) days after notification to Agent and/or request from Agent, or (b) Agent reasonably believes such Protective Advance constitutes a Protective Advance as defined herein and/or is commercially prudent in order to preserve the collateral for the Collaterally Assigned Loan or otherwise pay for expenditures that are emergency in nature and that Agent believes are reasonably necessary to prevent personal injury, loss of life, material damage or substantial economic hardship to the Mortgaged Property, or prevent a lapse of insurance coverage, in each case to the extent that such Protective Advance may be advanced pursuant to the terms of the Collaterally Assigned Loan Documents, Agent may, but is not obligated to, make such Protective Advance. All Protective Advances, charges, costs and expenses, including reasonable and documented attorneys’ fees and disbursements of outside counsel, incurred or paid by Agent in exercising any right, power or remedy conferred by this Section 10.05, together with interest on those amounts at the Default Rate, from the time paid by Agent until repaid by Borrower, are deemed to be Principal outstanding under this Agreement and the Note.

10.06 Enforcement of Collaterally Assigned Loan Documents.

(a) Borrower and Servicer shall have the right, without the prior consent of Agent but with notice to Agent, (a) to make requests and demands by delivery of notices to Fee Owner and Underlying Guarantor, (b) to deliver notices of default and/or statements of overdue amounts to Fee Owner and Underlying Guarantor, and (d) to make Protective Advances. Except as set forth in this Section 10.06(a), while there exists a Collaterally Assigned Loan Event of Default, Borrower shall not take, and shall not permit Servicer to take, any other action under the Collaterally Assigned Loan Documents without Agent’s prior written consent. Borrower may not complete, and shall not permit Servicer to complete, a foreclosure action on the Mortgaged Property or accept a deed-in-lieu, in each case, and thereby Convert the Mortgaged Property to REO Property without prepaying the principal amount of the Loan in an amount equal to the amount the Allocated Loan Amount of the applicable Collaterally Assigned Loan, which prepayment shall be accompanied by all sums then due under the Note and this Agreement.

(b) At a foreclosure sale in which there are no third-party bidders, Borrower shall place, or cause Servicer to place, a credit bid and/or announce an upset price in an amount it shall determine in its commercially reasonable business discretion. Notwithstanding anything to the contrary in the Loan Documents, unless otherwise consented to by Agent (which consent shall be granted or withheld in the sole discretion of Agent), if there are any third-party bidders at such foreclosure sale, Borrower shall place, or cause Servicer to place, a credit bid in excess of the highest third-party bid, but in no event shall Borrower be required to place a credit bid or announce an upset price in excess of an amount which would repay in full the Allocated Loan Amount with respect to the subject Collaterally Assigned Loan and all obligations related to such Collaterally Assigned Loan hereunder in accordance with the terms hereof.

(c) To the extent Borrower elects or proposes a course of action other than accelerating the Collaterally Assigned Loan and prosecuting a foreclosure proceeding or accepting a deed-in-lieu of foreclosure, Borrower shall deliver to Agent a proposed course of action (including a workout) with respect to such Collaterally Assigned Loan Event of Default (an “Action Plan”) and shall inform Agent, from time to time, of any changes thereto. Any Action Plan with respect to a Collaterally Assigned Loan Event of Default shall be subject to Agent’s approval, in its sole discretion. In no event may (A) Agent’s approval of an Action Plan that contemplates any actions, events, circumstances or other matters that go beyond the Maturity Date constitute an extension of the Maturity Date, unless otherwise specifically agreed in writing by Agent that expressly waives the requirements herein related to an extension of the Maturity Date, or (B) any Collaterally Assigned Loan Default excuse Borrower from the full and timely payment and performance of all of its obligations hereunder, including timely payment of the Debt in full on or before the Maturity Date.

(d) Upon Agent’s approval of an Action Plan (such Action Plan, an “Approved Action Plan”), Borrower shall keep Agent fully informed of all material developments with respect to an Approved Action Plan, and, upon Agent’s request, will provide Agent with updates with respect to all actions and developments with respect to any Approved Action Plan. Further, Borrower shall promptly undertake, and cause Servicer to undertake, on a diligent basis the remedial measures set forth in the Approved Action Plan.

(e) Intentionally Omitted.

(f) Intentionally Omitted.

(g) Intentionally Omitted.

(h) At any time subsequent to the occurrence of a Collaterally Assigned Loan Event of Default, Agent shall have the right, by delivering notice to Borrower, to cause Borrower to convene a meeting of Borrower and Agent no sooner than ten (10) Business Days after the date of such notice.

Section 11. AGENT

11.01 Performance by Agent. If an Event of Default shall have occurred and be continuing, Agent shall have the right, but not the duty, without limitation, upon any of Agent’s rights pursuant hereto, to perform the Obligations of Borrower which are the subject of the Event of Default, in which event Agent shall endeavor to give notice to Borrower of Agent’s performance, and Borrower agrees to pay to Agent, within twelve (12) Business Days of demand therefor, all reasonable costs and expenses incurred by Agent in connection therewith, including, without limitation, reasonable and documented out-of-pocket attorneys’ fees and disbursements of outside counsel, together with interest from such twelfth (12th) Business Day at the Default Rate, if an Event of Default shall have given rise to such expenditure.

11.02 Actions. If Agent shall have reasonable cause to believe that any action or proceeding related to the Collateral or Mortgaged Property could, if adversely determined, have a material adverse effect upon the rights or interests of Agent and/or Lenders under this Agreement or any of the other Loan Documents, Agent shall have the right to commence, appear in and defend such action or proceeding, and in connection therewith Agent may pay necessary expenses, employ counsel, and pay reasonable and documented attorneys’ fees and disbursements of outside counsel. Borrower agrees to pay to Agent, within twelve (12) Business Days after demand therefor by Agent, all reasonable costs and expenses incurred by Agent in connection therewith, including, without limitation, reasonable and documented out-of-pocket attorneys’ fees and disbursements of outside counsel, together with interest from such twelfth (12th) Business Day at the Default Rate. Borrower’s Obligations to repay such expenses shall be secured by the Loan Documents.

11.03 Nonliability of Agent and Lenders. Borrower acknowledges and agrees that:

(a) by accepting or approving anything required to be observed, performed, fulfilled or given to Agent or Lenders pursuant to the Loan Documents, including any certificate, statement of profit and loss or other financial statement, survey, appraisal, lease or insurance policy, neither Agent nor Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Agent; and

(b) neither Agent nor any Lender shall be directly or indirectly liable or responsible for any loss, claim, cause of action, liability, indebtedness, damage or injury of any kind or character to any Person or property arising from any construction on, or occupancy or use of, any of the Mortgaged Property (other than arising out of the gross negligence, fraud, illegal acts or willful misconduct of Agent or Lenders (in each case to the extent determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment), including, without limitation, any loss, claim, cause of action, liability, indebtedness, damage or injury caused by, or arising from: (i) any defect in any building, structure, grading, fill, landscaping or other improvements thereon or in any on-site or off-site improvement or other facility therein or thereon; (ii) any act or omission of Borrower or Fee Owner, the parties comprising Borrower or Fee Owner or any of Borrower’s or Fee Owner’s agents, employees, independent contractors, licensees or invitees; (iii) any accident in or on the Mortgaged Property or any fire, flood or other casualty or hazard thereon; (iv) the failure of Borrower or Fee Owner, any of Borrower’s or Fee Owner’s licensees, employees, invitees, agents, independent contractors or other representatives to maintain the Mortgaged Property in a safe condition; and (v) any nuisance made or suffered on any part of the Mortgaged Property.

11.04 Authorization and Action.

(a) Each Lender hereby appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents and the Co-Lender Agreement as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.

(b) By their execution of this Agreement, all of the Lenders hereby authorize and direct Agent to act on their behalf in all respects in connection with the Loan Documents and the making of the Loan, subject to the provisions of the Loan Documents and the Co-Lender Agreement, and agree with Borrower that Borrower shall only be required to and shall only deal with Agent and each of the Lenders shall be bound by any acts of Agent.

(c) If Agent shall resign as Agent or if the Lenders shall remove Agent in accordance with the provisions of the Co-Lender Agreement, then the Lenders shall, in accordance with the Co-Lender Agreement, designate another Lender to perform the obligations and exercise the rights of Agent hereunder. The successor Agent shall assume such obligations in writing and from and after Borrower’s receipt of a copy of notice of such replacement and receipt of a copy of such assumption the successor Agent shall be the sole Agent hereunder and the term “Agent” shall thereafter refer to such successor.

11.05 Agent as Lender. With respect to Agent’s ownership interest in the Loan and the Loan Documents as a Lender, Agent in its capacity as a Lender shall have the rights and powers of a Lender under this Agreement and the other Loan Documents as set forth herein and therein and may exercise the same as though it were not Agent. Agent in its capacity as a Lender and its affiliates may accept deposits from, lend money to, act as trustee under indentures of accept investment banking engagements from and generally engage in any kind of business with, Borrower, any of its affiliates and/or subsidiaries and any Person who may do business with or own securities of Borrower, any of its affiliates and/or subsidiaries, all as if such Lender were not Agent and without any duty to account therefor to the other Lenders.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

AGENT:

HSBC BANK USA, NATIONAL
ASSOCIATION, a bank organized under the laws
of the United States of America

By:	/s/ Timothy Mertens
Name: Timothy Mertens
Title: Authorized Signatory

LENDER:

HSBC BANK USA, NATIONAL
ASSOCIATION, a bank organized under the laws
of the United States of America

By:	/s/ Timothy Mertens
Name: Timothy Mertens
Title: Authorized Signatory

[Signature Page to Loan and Security Agreement]

BORROWER:

AB CRE PDF TNVA1 LLC,
a Delaware limited liability company

By:	/s/ Marguerite Brogan
Name: Marguerite Brogan
Title: Vice President

[Signature Page to Loan and Security Agreement]

SCHEDULE 1

COLLATERALLY ASSIGNED LOAN DESCRIPTION

[This schedule has been intentionally omitted]

Sched. 1

SCHEDULE 2

LENDERS’ RATABLE SHARE

Lender’s Name	Ratable Loan Amount	Percentage/Ratable Share
HSBC BANK USA, National Association	$150,995,000	100%

Sched. 2

SCHEDULE 3

COLLATERALLY ASSIGNED LOAN DOCUMENTS

[This schedule has been intentionally omitted]

Sched. 3

SCHEDULE 4

ELEMENTS OF COLLATERAL FILE

[This schedule has been intentionally omitted]

Sched. 4-1

EXHIBIT A

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT A-1

U.S. TAX COMPLIANCE CERTIFICATE

[This exhibit has been intentionally omitted]

Ex. A-1

EXHIBIT A-2

U.S. TAX COMPLIANCE CERTIFICATE

[This exhibit has been intentionally omitted]

Ex. A-2

EXHIBIT A-3

U.S. TAX COMPLIANCE CERTIFICATE

[This exhibit has been intentionally omitted]

Ex. A-3

EXHIBIT A-4

U.S. TAX COMPLIANCE CERTIFICATE

[This exhibit has been intentionally omitted]

Ex. A-4

EXHIBIT B

ORGANIZATIONAL CHART

[This exhibit has been intentionally omitted]

Ex. B

EXHIBIT C

DRAW REQUEST

[This exhibit has been intentionally omitted]

Sched. 4